Exhibit 10.12

Published CUSIP Number: 12552KAA0
Revolver CUSIP Number: 12552KAB8

CREDIT AGREEMENT

Dated as of October 30, 2018

among

4750 WILSHIRE BLVD. (LA) OWNER, LLC,

9460 WILSHIRE BLVD (BH) OWNER, L.P.,

CIM/11600 WILSHIRE (LOS ANGELES), LP,

CIM/11620 WILSHIRE (LOS ANGELES), LP,

1130 HOWARD (SF) OWNER, L.P.,

LINDBLADE MEDIA CENTER (LA) OWNER, LLC,

and

CIM URBAN REIT PROPERTIES IX, L.P.,
individually, collectively, jointly and severally, as Borrower,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and L/C Issuer,

BANK OF AMERICA, N.A.,

as Syndication Agent and L/C Issuer,

and

THE LENDERS PARTY HERETO

Arranged by:

JPMORGAN CHASE BANK, N.A.,
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Joint Bookrunners

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES

1.01	Closing Date Borrowing Base Properties; Security Instruments; Assignment and Subordination of Management Agreements
2.01	Commitments and Applicable Percentages
5.13	List of Borrowers
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Notice of Borrowing
B	Form of Designation Notice
C	Form of Note
D	Form of Borrowing Base Compliance Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Administrative Questionnaire
F	Form of Joinder Agreement
G	Form of U.S. Tax Compliance Certificates
H	Form of Contribution Agreement

i

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 30, 2018, among 4750 WILSHIRE BLVD. (LA) OWNER, LLC, a Delaware limited liability company, 9460 WILSHIRE BLVD (BH) OWNER, L.P., a Delaware limited partnership, CIM/11600 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership, CIM/11620 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership, 1130 HOWARD (SF) OWNER, L.P., a Delaware limited partnership, LINDBLADE MEDIA CENTER (LA) OWNER, LLC, a Delaware limited liability company, and CIM URBAN REIT PROPERTIES IX, L.P., a Delaware limited partnership (each, an “Initial Borrower” and, collectively, the “Initial Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, Administrative Agent, the Lenders and the L/C Issuers desire to make available to Borrower a revolving secured credit facility in the initial amount of $250,000,000, which will include a $25,000,000 letter of credit subfacility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Borrower” means a Special Purpose Entity which (i) is a party to the Contribution Agreement, (ii) assumes, on a joint and several basis, the obligations of Borrower under the Loan Documents pursuant to a Joinder Agreement and such other documents as shall be reasonably acceptable to Administrative Agent, and (iii) delivers to Administrative Agent a Security Instrument encumbering a Borrowing Base Property owned in fee (or ground leased pursuant to an Eligible Ground Lease) by such Special Purpose Entity.

“Additional Borrowing Base Property Request” has the meaning specified in Section 4.03.

“Additional Obligations” means all obligations arising under Swap Agreements or Cash Management Agreements.

“Adjusted LIBO Rate” means, with respect to any LIBOR Loan for the relevant Interest Period, or for any Base Rate Loan, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent may from time to time notify in writing to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties from time to time concerning or relating to bribery or corruption.

“Applicable L/C Issuer” means, as to a requested or an issued Letter of Credit, the L/C Issuer from whom the Letter of Credit is requested, or the L/C Issuer that issued the Letter of Credit, as applicable, all pursuant to Section 2.03 below.

“Applicable Letter of Credit” means a Letter of Credit issued by the Applicable L/C Issuer.

“Applicable Percentage” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) of the aggregate Commitments represented by such Lender’s Commitment at such time; provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions has been terminated pursuant to Section 8.02 or if the aggregate Commitments have expired or been terminated pursuant to Section 2.05, then the Applicable Percentage of each Lender shall be the ratio, expressed as a percentage, of (A) the sum of the unpaid principal amount of all outstanding Loans and L/C Obligations of such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Loans and L/C Obligations of all Lenders as of such date.

“Applicable Rate” means, (i) with respect to any LIBOR Loan or Letter of Credit Fee, one and fifty-five hundredths percent (1.55%), and (ii) with respect to any Base Rate Loan, fifty-five hundredths percent (0.55%).

“Approved Franchisor” means the licensor or franchisor of (i) any of the following hotel brands (including any applicable sub-brands) and each of its successors: Hilton, Marriott, Starwood, Accor, Omni, Two Roads, Radisson, Loews, IHG, Wyndham and Hyatt and (ii) any other hotel brands (including any applicable sub-brands) approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means JPMorgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacity as joint lead arrangers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by Administrative Agent.

“Assignment and Subordination of Management Agreements” means, collectively, (a) with respect to each Initial Borrower, the Assignment and Subordination of Management Agreement set forth on Schedule 1.01, and (b) with respect to the Projects to be included in the Borrowing Base following the Closing Date, an Assignment and Subordination of Management Agreement, made by the applicable Borrower and the applicable property manager, for the benefit of Administrative Agent, substantially in the form of the Assignment and Subordination of Management Agreement entered into on or around the Closing Date or otherwise in a form reasonably acceptable to Administrative Agent, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Assignment of Contribution Agreement” means a Collateral Assignment of Indemnity and Contribution Agreement in form and substance reasonably satisfactory to Administrative Agent executed by a Borrower in favor of Administrative for the benefit of Administrative Agent and Lenders, pursuant to which each such Person has assigned to Administrative Agent, subject to and in accordance with the provisions thereof, all of such Person’s right, title and interest in, to and under the Contribution Agreement.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Facility pursuant to Section 2.05, and (iii) the date of termination of the Commitments of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m.  London time on such day.  Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Loan (or any portion thereof) that bears interest based on the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” or “Borrowers” means, individually and collectively, or as the context shall require, each and all of the Initial Borrowers and each Additional Borrower that executes a Joinder Agreement and thereby becomes a Borrower hereunder pursuant to the provisions of Section 4.03 below, in each case, until the release of such Initial Borrower or Additional Borrower as a “Borrower” hereunder pursuant to Section 6.13(b).  Unless otherwise specified in this Agreement or the context shall otherwise require, the term “Borrower” shall be deemed to be a reference to all of Borrowers collectively and each Borrower individually.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBOR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 and/or, if applicable, Section 2.13.

“Borrowing Base” (determined with reference to all Projects then included in the calculation of the Borrowing Base) shall be defined as the sum of the following:

(a)                                 for all Borrowing Base Properties that are Standard Assets, the lesser of (i) sixty percent (60%) of the Current Value of such Borrowing Base Properties on a combined basis, and (ii) the Standard Mortgageability Amount;

(b)                                 for all Borrowing Base Properties that are Hotel Assets, the lesser of (i) forty-five percent (45%) of the Current Value of such Borrowing Base Properties on a combined basis, and (ii) the Hotel Mortgageability Amount.

provided, however, that (x) all Ineligible Projects shall be excluded from the calculation of the Borrowing Base, (y) to the extent that the amount under clause (b) above attributable to any Hotel Asset exceeds twenty-five percent (25%) of the Borrowing Base, such excess amount shall be excluded from the calculation of the Borrowing Base, and (z) if, on any date of calculation, any TI/LC Obligations are then outstanding, availability under the Borrowing Base in an amount equal to the aggregate amount of all such TI/LC Obligations shall be reserved solely for Loans to pay such TI/LC Obligations (such reserve against availability under the Borrowing Base being referred to herein as the “TI/LC Holdback”) and the Borrowing Base shall be reduced by the amount of the TI/LC Holdback for all purposes other than the calculation thereof pursuant to Section 2.01 in connection with a requested Borrowing to fund or reimburse TI/LC Obligations.

“Borrowing Base Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Borrowing Base Property” means, at any time, any Project that (i) is listed on Schedule 1.01 or (ii) is included in the Borrowing Base pursuant to Section 4.03, but excluding any Project that has been released from the Borrowing Base pursuant to Section 6.13.

“Borrowing Base Property Release” has the meaning specified in Section 6.13.

“Borrowing Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and, if such day relates to any LIBOR Loan, means any such day that is also a London Banking Day.

“Capital Expenditure Reserve” means, for any Measurement Period, an amount equal to:

(a)                                 $0.25 per square foot for each office Project;

(b)                                 $0.10 per square foot for each warehouse, industrial or distribution Project;

(c)                                  $0.15 per square foot for each retail Project;

(d)                                 $0.20 per square foot for each flex office/industrial Project;

(e)                                  $200.00 multiplied by the number of units in each residential Project; and

(f)                                   4% of the average of the quarterly gross revenues of each hotel Project for the applicable Measurement Period.

For purposes of determining a Project’s Capital Expenditure Reserve, the property type (retail, office, etc.) will be determined for the Project as a whole based on the source of the majority of the Project’s Gross Revenue (as determined in good faith by the applicable Borrower).

“Capitalized Lease” means a lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent or the L/C Issuers (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefitting from such collateral and Borrower shall agree, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) the Applicable L/C Issuers.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement entered into between any Borrower and any Cash Management Bank to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement, provided that the applicable Cash Management Bank (other than Administrative Agent or an Affiliate of Administrative Agent) must have delivered a Designation Notice to Administrative Agent, acknowledged by Borrower.  If any Person that is a Lender ceases to be a Lender, then (a) such Person and any applicable Affiliate of such Person shall concurrently cease to be a Cash Management Bank for all purposes under the Loan Documents, and (b) all obligations of Borrower to such Person under Cash Management Agreements shall concurrently cease to be secured by the Loan Documents.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 3.04(b), by any Lending Office of such Lender or by such Lender’s or such L/C Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Permitted Investors, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 40% or more of the equity securities of CMCT entitled to vote for members of the board of directors or equivalent governing body of CMCT on a fully-diluted basis; or

(b)                                 during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of CMCT cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; unless, in each case, the Permitted Investors have, at such time, the right or ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors or equivalent governing body of Guarantor (and the general partner of Guarantor); or

(c)                                  CMCT, CIM Holdings, Inc., CIM Group, LLC, CIM Service Provider, LLC, or any Person Controlled by, or under common Control with, any of the foregoing fails to Control the general partner of Guarantor; or

(d)                                 Guarantor fails to Control any Borrower.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act (as in effect on the Closing Date), a “person” or “group” shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CMCT” means CIM Commercial Trust Corporation, a Maryland corporation

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to Borrower pursuant to Section 2.01 or Section 2.13, as applicable, and (b) purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Competitor” means any Person, who is primarily engaged in any material line of business as those lines of business conducted by any Loan Party on the Closing Date or any business substantially related thereto, or who is otherwise directly competing with any Loan Party.  For clarification, a Competitor shall not include a bank, a similar financial institution, or an insurance company unless such Person is a Competitor Affiliate.

“Competitor Affiliate” means any Affiliate of a Competitor, other than a bona fide debt fund or any investment vehicle that is regularly engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which no Competitor or a Person that Controls or is Controlled by a Competitor makes investment decisions or has the power, directly or indirectly, to direct or cause the direction of such fund’s or investment vehicle’s investment decisions.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Agreement” means an Indemnity and Contribution Agreement substantially in the form attached hereto as Exhibit H, by and among each Borrower or in such other form and substance reasonably satisfactory to Administrative Agent.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Substances Act” means the Controlled Substances Act (21 U.S.C. Sections 801 et seq.), as amended from time to time, and any successor statute.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Creditor Parties” means, collectively, Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks and each co-agent or sub-agent appointed by Administrative Agent from time to time pursuant to Section 9.05, and the other Persons to whom the Obligations are owing.

“Current Appraisal” means, as of any date of determination with respect to any Project, an MAI appraisal setting forth the “as is” appraised value of such Project, which appraisal is (a) in form satisfactory to Administrative Agent, (b) prepared by an independent appraisal firm that is satisfactory to and engaged by Administrative Agent, and (c) is dated as of (i) for purposes of admitting such Project into the Borrowing Base, a date that is no more than twelve months prior to the date such Project is added to the Borrowing Base, or (ii) for purposes of Section 2.16, a date that is no more than twelve months prior to the Initial Maturity Date, as applicable.

“Current Value” means as at any date of determination, the “as is” appraised value of such Project, as set forth in the Current Appraisal of such Project.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, Base Rate Loans and LIBOR Loans, an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate applicable to Base Rate Loans, plus (iii) 2.00% per annum, (b) when used with respect to a Base Rate Loan, an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate applicable to Base Rate Loans, plus (iii) 2.00% per annum, (c) when used with respect to a LIBOR Loan, an interest rate equal to (i) LIBOR for the applicable Interest Period, plus (ii) the Applicable Rate applicable to LIBOR Loans, plus (iii) 2.00% per annum and (d) when used with respect to Letter of Credit Fees, a rate equal to (i) the Base Rate, plus (ii) the Applicable Rate applicable to Letter of Credit Fees, plus (iii) 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or amounts payable pursuant to Section 10.04(c)) within two (2) Business Days of the date when due, (b) has notified Borrower, Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower, each L/C Issuer and each other Lender promptly following such determination.

“Designation Notice” means a notice from any Lender or an Affiliate of a Lender acknowledged by the Borrower substantially in the form of Exhibit B.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means, on any date, (a) any Person designated by Borrower as a “Disqualified Institution” by written notice delivered to Administrative Agent on or prior to the date hereof, (b) any other Person that Borrower determines in good faith is a Competitor or a Competitor Affiliate, which Person (i) has been designated by Borrower as a “Disqualified Institution” by written notice to Administrative Agent (including by posting such notice to the Platform) prior to such date and (ii) unless such Person is a REIT or Competitor Affiliate of a REIT, such determination by Borrower is acceptable to Administrative Agent, in its sole discretion, or (c) any Competitor Affiliate of any Person described in clause (a) or (b) to the extent such Competitor Affiliate is clearly identifiable solely on the basis of such Competitor Affiliate’s name; provided that (i) except for its review of the DQ List, neither Administrative Agent (except as provided in clause (b)(ii) above) nor any Lender shall have any obligation to carry out due diligence in order to identify such Competitor Affiliates and (ii) the DQ List shall be posted to all Lenders by Administrative Agent (and Administrative Agent, in its capacity as such, shall have the authority to do so), and Administrative Agent shall further have the express authority to provide the DQ List to each Lender requesting the same.

“Dollar” and “$” mean lawful money of the United States.

“DQ List” means a list of Disqualified Institutions provided to Administrative Agent by Borrower and any updates thereto from time to time.  The initial DQ List shall be delivered to Administrative Agent not less than five (5) Business Days before the Closing Date.  Upon the

Closing Date, all Lenders are deemed (i) to have acknowledged such DQ List and (ii) not to have objected to such DQ List.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Ground Lease” means a ground lease with respect to a Project executed by a Borrower, as lessee (a) that has a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than twenty-five (25) years from the later of (i) the Closing Date, or (ii) the date the Project is included in the calculation of the Borrowing Base, provided that the remaining term can be less than twenty-five (25) years if there is an option to purchase and the amount of the option purchase price is either nominal or is deducted from the Current Value of the applicable Borrowing Base Property; (b) that provides the lessee the right to mortgage and encumber its interest in the leased property without the consent of the lessor (or if consent is required, such consent has been obtained), and (c) that is a financeable lease by providing reasonable and customary protections for a leasehold mortgagee.

“Employee Benefit Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, maintained, sponsored by, or contributed to by any Borrower or any ERISA Affiliate, or with respect to which any Borrower or any ERISA Affiliate has any liability, and which is subject to Title IV of ERISA.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement of even date herewith, executed (or joined into pursuant to a Joinder Agreement) by Borrower and Guarantor in favor of Administrative Agent, for the benefit of the Lenders, as amended from time to time.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Environmental Report” means, individually and collectively, (a) with respect to each initial Borrowing Base Property, the “Phase I” environmental site assessment set forth on Schedule 1.01, and (b) with respect to each Project to be included in the Borrowing Base following the Closing Date, the “Phase I” and, if applicable, “Phase II” environmental site assessment included in the Project Information delivered to Administrative Agent with respect to such Project pursuant to Section 4.03 hereof.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal or not permitted under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s guaranty obligations with respect to the Swap Obligations of any Borrower) at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any Taxes imposed pursuant to FATCA.

“Existing Credit Facilities” means the credit facilities provided pursuant to: (a) that certain Credit Agreement entered into as of September 30, 2014, as amended prior to the date hereof, among CMCT and its Subsidiaries from time to time party thereto, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, and (b) that certain Term Loan Agreement dated as of May 8, 2015, as amended prior to the date hereof, among CMCT and its Subsidiaries from time to time party thereto, each lender from time to time party thereto, and Wells Fargo Bank, N.A., as Administrative Agent.

“Extended Maturity Date” has the meaning specified in Section 2.16(a).

“Extension Fee” has the meaning specified in Section 2.08(a).

“Extension Notice” has the meaning specified in Section 2.16(a).

“Facility” means the Commitments and the extensions of credit made thereunder, including the issuance of Letters of Credit, in an aggregate amount not to exceed the Facility Amount.

“Facility Amount” means the sum of the aggregate Commitments, as adjusted from time to time pursuant to the terms and conditions of this Agreement.  On the Closing Date, the Facility Amount is Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement in respect of FATCA and any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means, collectively, (a) the letter agreement, dated October 1, 2018, between Guarantor (on behalf of Borrower) and JPMorgan Chase Bank, N.A., and (b) the letter agreement, dated October 24, 2018, 2018, between Guarantor (on behalf of Borrower), Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

“Flood Laws” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, and all other Laws relating to flood insurance.

“Foreign Lender” means a Lender that is not a U.S.  Person.

“Franchise Documents” means, with respect to each Hotel Asset, the documents and agreements relating to the design and operation of such Hotel Asset as a hotel under the brand of the Approved Franchisor specified in such documents and agreements, as the same may be amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Lender that is Defaulting Lender, with respect to each Applicable L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.03(b), generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means, with respect to a Person, the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), in each case, with competent jurisdiction over such Person.

“Gross Revenues” means, with respect to any Project, all revenues of any kind derived from owning or operating such real estate property determined in accordance with GAAP.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means CIM Urban Partners, L.P., a Delaware limited partnership.

“Guaranty” means the Limited Guaranty, dated as of the date hereof, made by the Guarantor in favor of the Creditor Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means and includes (a) all hazardous and toxic substances, wastes or materials, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, urea formaldehyde insulation, radioactive materials, biological substances and any other kind and/or type of pollutants or contaminates (including, without limitation, asbestos and raw materials which include hazardous constituents), sewage sludge, industrial slag, solvents and/or any other similar substances, or materials which are included under or regulated by any Environmental Laws, (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto), and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical; provided, however, that

“Hazardous Materials” shall not include (y) materials customarily used in the construction, renovation and demolition of buildings, or (z) cleaning materials, office products and other materials customarily used in the operation or maintenance of properties such as the Borrowing Base Property, to the extent such materials described in the preceding clauses (y) and (z) are stored, handled, used and disposed of in compliance with all Environmental Laws.

“Hedge Bank” means any Lender or an Affiliate of a Lender in its capacity as a party to a Swap Contract; provided that the applicable Hedge Bank (other than Administrative Agent or an Affiliate of Administrative Agent) must have delivered a Designation Notice to Administrative Agent, acknowledged by Borrower.  If any Person that is a Lender ceases to be a Lender, then (a) such Person and any applicable Affiliate of such Person shall concurrently cease to be a Hedge Bank for all purposes under the Loan Documents, and (b) all obligations of Borrower to such Person under Swap Contracts shall concurrently cease to be secured by the Loan Documents.

“Honor Date” has the meaning specified in Section 2.03(c).

“Hotel Agreements” means, for each Hotel Asset, if applicable, the Franchise Documents, the Hotel Management Agreement and the other agreements relating to the opening and operation of such Hotel Asset.

“Hotel Asset” means a hotel Project (including associated parking lots and structures).

“Hotel Management Agreement” means any management agreement or operating agreement pursuant to which a Hotel Operator manages the operations of a Hotel Asset.

“Hotel Mortgageability Amount” means, on any date of determination, with respect to all Borrowing Base Properties that are Hotel Assets, an amount equal (a) to the combined Net Operating Income attributable to all such Hotel Assets, divided by (b) twelve percent (12%).

“Hotel Operator” means an Approved Franchisor or an Affiliate of an Approved Franchisor engaged by a Borrower to manage the operations of a Hotel Asset owned by such Borrower or leased by such Borrower pursuant to an Eligible Ground Lease.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services;

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien (other than a Lien for taxes not yet due and payable) on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   amount of any Capitalized Lease or Synthetic Lease Obligation as of any date; and

(g)                                  all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, (i) Indebtedness shall not include (A) current expenses, (B) intercompany liabilities which are expressly subordinated to the Obligations, (C) prepaid or deferred revenues arising in the ordinary course of business, including prepaid rent, (D) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, and (E) security deposits, and (ii) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date and (iii) the amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower or Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Ineligible Project” has the meaning specified in Section 4.04(a).

“Information” has the meaning specified in Section 10.07.

“Initial Maturity Date” means October 30, 2022.

“Interest Payment Date” means, (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a LIBOR Loan exceeds three (3) months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date.

“Interest Period” means as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by Borrower in its Borrowing Notice, or such other period that is less than one month and requested by Borrower and consented to by all the Lenders; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the then applicable Maturity Date.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc.  (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Applicable L/C Issuer and Borrower or in favor of the Applicable L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit F attached hereto and made a part hereof, executed by an Additional Borrower in favor of Administrative Agent for itself and the Lenders, and any amendments, supplements and other modifications thereto.

“JPMC” means JPMorgan Chase Bank, N.A., and its successors.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means JPMC and Bank of America, N.A., each in its capacity as an issuer of Letters of Credit hereunder, any other Lender that agrees in writing to be an L/C Issuer, in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means any lease or other agreement for the use and occupancy of all or any portion of any Borrowing Base Property, whether now in existence or hereafter arising, excluding Eligible Ground Leases.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing Borrower and Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lessee” means a tenant under a Lease.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is twelve (12) months after the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means Twenty-Five Million and No/100 Dollars ($25,000,000.00).

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any LIBOR Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S.  Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“LIBOR” means, for any Interest Period, a per annum rate of interest equal to the Adjusted LIBO Rate for such Interest Period.

“LIBOR Illegality Event” has the meaning specified in Section 3.02.

“LIBOR Loan” means a Borrowing that bears interest at a rate determined by reference to the Adjusted LIBO Rate (and not the Base Rate).

“Lien” or “Encumbrance” and “Liens and Encumbrances” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).  For the avoidance of doubt, a precautionary filing in respect of an operating lease shall not constitute a Lien.

“Loan” means an extension of credit by a Lender to Borrower under Article II.

“Loan Documents” means this Agreement, each Note, the Guaranty, the Environmental Indemnity, the Security Instruments, each Joinder Agreement, each Issuer Document, the Assignment and Subordinations of Management Agreement, the Fee Letter, and such other documents evidencing, securing or pertaining to the Loans as shall, from time to time, be executed and/or delivered by any Borrower, Guarantor, or any other party to Administrative Agent pursuant to this Agreement or any other Loan Document (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time).

“Loan Parties” means, collectively, each Borrower and Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Major Lease” means any Lease demising more than twenty-five percent (25%) of the net rentable area of the applicable Borrowing Base Property.

“Management Fees” means, with respect to each Borrowing Base Property for any period, an amount equal to the greater of (a) actual management, advisory or similar fees payable with respect thereto and (b) three percent (3.0%) per annum of the Gross Revenues, adjusted to eliminate the straight lining of rents and the impact of non-cash adjustments of above and below market lease amortization, and lease incentive amortization, derived from the operation of such Borrowing Base Property.

“Market Disruption Event” has the meaning specified in Section 3.03(a).

“Material Adverse Effect” means (a) a material adverse effect on the operations, business, assets, liabilities (actual or contingent) or financial condition of any Loan Party; (b) a material adverse effect on the rights and remedies of Administrative Agent or any Lender (but not due to the specific circumstances of such Lender) under any Loan Document, or of the ability of any Borrower or Guarantor, to perform their respective obligations under any Loan Document; and (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, the determination of any actual or prospective Material Adverse Effect shall be made without reference to any Project that is an Ineligible Project at the time of such determination.

“Maturity Date” means the Initial Maturity Date unless the maturity is extended pursuant to Section 2.16, then the Extended Maturity Date; provided, however, that, in every case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Measurement Period” means, as of any date, the four Quarterly Periods ending on or directly preceding such date.

“Minimum Property Condition” means, as of any date of determination that, (a) there are at least five (5) Borrowing Base Properties and (b) the aggregate Current Value of such Borrowing Base Properties is at least equal to Three Hundred Million and No/100 ($300,000,000.00).

“Net Casualty Proceeds” has the meaning specified in Section 6.16(g)(ii).

“Net Condemnation Proceeds” has the meaning specified in Section 6.17.

“Net Operating Income” means, with respect to any Borrowing Base Property for any Measurement Period, (a) property rental and other income derived from the operation of such Borrowing Base Property, including proceeds of rent loss and business interruption insurance received by applicable Borrower or Additional Borrower that owns or ground leases such Project, but excluding prepaid rents and revenues and security deposits, except to the extent applied in satisfaction of tenants’ obligations for rent (as determined in accordance with GAAP), adjusted to eliminate the straight lining of rents, minus (b) the sum of (i) all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Borrowing Base Property for such period, including, without limitation, amounts accrued for the payment of real estate taxes and property insurance premiums, but excluding any general and administrative expenses related to the operation of each Borrower, any interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs and (ii) Management Fees, minus (c) the applicable Capital Expenditure Reserve; provided, however, that notwithstanding anything to the contrary contained in the foregoing, Net Operating Income shall be calculated net of non-cash operating items such as below-market lease assets and liabilities and other non-cash items, and the amortization of acquired in place lease valuations; and provided further, however, that (x) if such Borrowing Base Property has been owned by the applicable Borrower for less than twelve (12) months then the Net Operating Income for such Borrowing Base Property will be calculated as specified in clauses (a), (b), and (c) above based upon the income and expenses for the most recently ended Quarterly Period multiplied by four (4); (y) if the Borrowing Base Property has been owned by the applicable Borrower for twelve (12) months or more but has not generated property rental and other income for four (4) complete fiscal quarters, the Net Operating Income for such Borrowing Base Property will be calculated as specified in clauses (a), (b), and (c) above but on an annualized basis based upon the complete consecutive fiscal quarter(s) most recently ended for which such Borrowing Base Property has generated property rental and other income, provided, that once such Borrowing Base Property has generated property rental and other income for four (4) complete fiscal quarters, it is agreed that the Net Operating Income for such Borrowing Base Property will be calculated as specified in clauses (a), (b) and (c) above based on the above-described four (4) consecutive fiscal quarters most recently ended; and (z) to the extent such Borrowing Base Property is not owned or operated for one complete fiscal quarter, the calculation of Net Operating Income for such Measurement Period shall be such Borrowing Base Property’s appraised Net Operating Income for an entire Measurement Period, as reasonably calculated and suggested by Borrower and approved by Administrative Agent in its reasonable discretion.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day, for a federal funds transaction at 11:00 a.m. on such day received by Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means (a) all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other indebtedness, liabilities, or obligations of Borrower to the Lenders or to any Lender, Administrative Agent or any indemnified party arising under the Loan Documents, (b) all Additional Obligations with respect to any Borrower, and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the documented and out of pocket fees, charges and disbursements of outside counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that the Obligations of a Borrower shall exclude any Excluded Swap Obligations with respect to such Borrower.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S.  jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight LIBOR borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permits” means all governmental permits, licenses, certificates and approvals now or hereafter issued or assigned to Borrower for the ownership, construction and/or operation of the Borrowing Base Property.

“Permitted Encumbrances” means:

(a)                                 Liens pursuant to any Loan Document (including, without limitation, the Security Instruments);

(b)                                 easements, zoning restrictions, covenants, rights of way, reservations, encroachments, licenses and similar restrictions or encumbrances on real property (i) imposed by law or (ii) arising in the ordinary course of business or (iii) that are reasonably necessary for the operation, construction, development or maintenance of such real property, which, in any such case, do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the applicable Borrower;

(c)                                  mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not yet overdue for a period of more than thirty (30) days or are being contested in good faith and, if applicable, by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d)                                 Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to the Administrative Agent have been provided;

(e)                                  Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to the Administrative Agent have been provided;

(f)                                   Leases and any interest of a lessee of a Project under any Lease;

(g)                                  Eligible Ground Leases and rights of lessors under any Eligible Ground Lease;

(h)                                 Liens and other matters disclosed in (i) any Title Policy, or (ii) in any survey consented to by Administrative Agent;

(i)                                     subordination, non-disturbance and attornment agreements executed by Administrative Agent with respect to any Lease;

(j)                                    memoranda of Eligible Ground Leases and Leases;

(k)                                 Liens on the fee interest in any Borrowing Base Property leased by Borrower pursuant to an Eligible Ground Lease; provided, that, in each case, such Liens are subordinate to such Eligible Ground Lease and subject to the Lien granted to Administrative Agent pursuant to the applicable Security Instrument;

(l)                                     Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(p);

(m)                             other Liens consented to by the Required Lenders in writing from time to time and subject to such requirements as the Required Lenders may reasonably impose; and

(n)                                 contractual obligations arising under any purchase and sale agreement in connection with a transaction anticipated to be expressly permitted by the terms of this Agreement.

“Permitted Indebtedness” means, with respect to each Borrower, (i) unsecured trade payables or accounts payable incurred in the ordinary course of its business, (ii) any Borrowings hereunder (including any L/C Borrowings), (iii) Swap Obligations, (iv) other customary indebtedness not for borrowed money, provided, however, that the amount of outstanding indebtedness under this clause (iv) shall not at any one time exceed $2,000,000, (v) unsecured indebtedness incurred in the ordinary course of operating the any Project for financing equipment and other personal property used on the premises of such Project, provided, however, that the amount of outstanding indebtedness under this clause (v) shall not at any one time exceed $4,000,000, (vi) costs and expenses with respect to capital expenditure obligations in respect of the Borrowing Base Properties, including amounts incurred under any construction, architectural and related agreements with respect to capital improvements, (vii) insurance premiums, (viii) claims and obligations that are covered by insurance and with respect to which the applicable insurer has not denied coverage, (ix) costs and expenses with respect to the performance of obligations under and arising under the terms of the Project Documents and any other Permitted Encumbrances, including Leases, (x) costs and expenses which are being contested in accordance with the Loan Documents, and (xi) non-delinquent management fees owing to the Property Manager under the Property Management Agreement.

“Permitted Investors” means (a) CIM Holdings, Inc., CIM Group, LLC, CIM Service Provider, LLC, and any Persons Controlled by, or under common Control with, any of the foregoing; (b) Richard Ressler, Shaul Kuba or Avraham Shemesh, any of their respective present and former spouses and lineal descendants, (c) a trust, the then current beneficiaries of which, include only Richard Ressler, Shaul Kuba, Avraham Shemesh, and/or their respective lineal descendants and present and former spouses; and/or (d) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which the majority of the voting securities of such group are owned by persons listed in subclauses (a) or (b).

“Permitted Transfers” shall refer to the following:

(a)                                 sales, exchanges, conveyances, assignments and/or transfers of any direct or indirect interest in Borrower, so long as, after giving effect thereto, one or more entities Controlled by Guarantor or CIM Group, LLC separately or in the aggregate, continue(s) to (i) hold, directly or indirectly, not less fifty-one percent (51%) of the membership interests in each Borrower, and (ii) Control Borrower; and

(b)                                 any pledge, encumbrance or mortgage of any direct or indirect interest in Borrower, so long as any transfer of any such direct or indirect interest in Borrower pursuant to the enforcement of such pledge, encumbrance or mortgage, as the case may be, would satisfy the requirements of clause (a) above;

provided, however, after giving effect to any of the foregoing, (x) no Change of Control shall occur, (y) in no event shall any Sanctioned Person own any direct or indirect ownership interest in Borrower or Guarantor, and (z) if the transferee in any transfer described above holds, directly or indirectly, on an aggregate basis, less than ten percent (10%) of the ownership interest in Borrower or Guarantor immediately prior to such transfer and, after giving effect to such transfer, will hold ten percent (10%) or more of the ownership interest in Borrower or Guarantor, Borrower shall provide to Administrative Agent (1) notice of each such transfer within ten (10) days after the consummation thereof, and (2) all such information with respect to the applicable transferee(s) as Administrative Agent may reasonably request in connection with the “Know Your Customer” requirements of the Patriot Act within ten (10) days after Administrative Agent’s request therefor.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, permitted joint venture, Governmental Authority or other entity of whatever nature, whether public or private.

“Plan Asset Regulations” means 29 C.F.R. 2510.3-101 et seq. as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning specified in Section 6.01.

“Preliminary Project Information” means the following information and other items with respect to each Project which Borrower is requesting that the Required Lenders approve as a Borrowing Base Property, in form and substance reasonably satisfactory to Administrative Agent:

(a)                                 all documents and agreements relating to the acquisition of such Project by the applicable Borrower, including, without limitation, the terms and conditions of any proposed leaseback of such Project;

(b)                                 copies of any existing leases of space covering any portion of such Project; and

(c)                                  such other information, documents and materials with respect to such Project as Administrative Agent may reasonably request.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Project” means any real estate asset directly owned by any Borrower.  For purposes hereof and of the Loan Documents, “owned” shall mean any real estate asset owned in fee or leased by any such Person, or any combination thereof.

“Project Documents” means any material agreement relating to the leasing, financing, development or operation of the Borrowing Base Property to which Borrower is a party or beneficiary, whether now existing or hereafter arising, but excluding any agreement that (a) is terminable on not more than sixty (60) days’ notice without the payment of any termination fee or penalty, or (b) is not binding upon Administrative Agent, any Lender or any successor ground tenant of the applicable Borrowing Base Property in the event that all or any portion of such Borrowing Base Property is foreclosed upon or is conveyed by an assignment in lieu of foreclosure; provided, however, that Project Documents shall not include the Loan Documents, any Swap Agreement, any Cash Management Agreement, the Leases or any Eligible Ground Lease.

“Project Information” means the following information and other items with respect to each Project which Borrower is requesting that the Required Lenders approve as a Borrowing Base Property, in form and substance reasonably satisfactory to Administrative Agent:

(a)                                 a Security Instrument for such Project, together with a financing statement with respect to all personal property related to such Project, pursuant to which the applicable Borrower shall grant to Administrative Agent a first-priority Lien on such Project and related personal property;

(b)                                 if such Project is owned or leased by an Additional Borrower, (i) a duly executed Joinder Agreement executed by such Additional Borrower, each other Borrower and Guarantor, and (ii) a duly executed Assignment of Contribution Agreement;

(c)                                  a Current Appraisal of such Project;

(d)                                 a Title Policy for such Project;

(e)                                  a “Phase I” and, if applicable, “Phase II” environmental site assessment (as reasonably required by Administrative Agent) for such Project, dated as of a recent date, prepared by a qualified firm reasonably acceptable to Administrative Agent, indicating, among other things, that such Project does not contain any Hazardous Materials in violation of, or requiring investigation or remediation under, any Environmental Law;

(f)                                   a property condition assessment for such Project;

(g)                                  evidence indicating whether any improvements or any part thereof located on such Project are or will be located within a one hundred year flood plain or other area identified by Administrative Agent as having high or moderate risk of flooding or identified as a special flood hazard area as defined by the Federal Emergency Management Agency, and, if so, a flood notification form signed by the applicable Borrower and evidence that the flood insurance required under Section 6.16 below is in place for such improvements and contents, if applicable, all in form, substance and amount reasonably satisfactory to Administrative Agent and the Lenders;

(h)                                 evidence confirming that such Project is zoned to permit the operation of the business as currently operated on such Project;

(i)                                     certificates of insurance (or, if applicable, copies of policies) and loss payable endorsements for all insurance coverages required under Section 6.16 below, showing the same to be in full force and effect with respect to the such Project;

(j)                                    an ALTA Survey of such Project certified in a manner reasonably acceptable to Administrative Agent;

(k)                                 a copy of the property management agreement, if any, relating to such Project, together with an Assignment and Subordination of Management Agreement with respect thereto, upon Administrative Agent’s request;

(l)                                     a favorable opinion of counsel to Borrower and Guarantor, addressed to Administrative Agent and each Lender, as to such customary matters covered in borrower’s counsel’s opinions for mortgage financings concerning the applicable Borrower, the Liens granted in favor of Administrative Agent pursuant to subsection (a) above and such other matters as Administrative Agent may reasonably request;

(m)                             for each Project that is a Standard Asset, copies of leases and rent rolls for the Project certified by Borrower as accurate and complete;

(n)                                 with respect to any Project subject to an Eligible Ground Lease, an estoppel certificate and agreement from the ground lessor thereunder, in form and substance reasonably acceptable to Administrative Agent;

(o)                                 with respect to each Project that is a Hotel Asset, (i) a true and correct copy of all Hotel Agreements, (ii) a comfort letter or subordination agreement in form and substance reasonably satisfactory to Administrative Agent, executed by the applicable Approved Franchisor or Hotel Operator, as the case may be, in favor of Administrative Agent, and (iii) the list, if any, of material furniture, fixtures and equipment included in the Current Appraisal for such Project; and

(p)                                 such other information, documents and materials with respect to such Project as Administrative Agent may reasonably request and are customarily provided to mortgage lenders in the jurisdiction where such Project is located.

“PTE” means a prohibited transaction class exemption issued by the U.S.  Department of Labor, as any such exemption may be amended from time to time.

“Property Improvement Plan” means any property improvement plan implemented with respect to any Borrowing Base Property that is a Hotel Asset pursuant to the terms of any Hotel Agreements.

“Public Lender” has the meaning specified in Section 6.01.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Period” means, on any date of determination, the most recently-ended three (3) calendar month period for which Borrower has provided the financial information required under Section 6.01(b) of this Agreement.

“Recipient” means Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party.

“Register” has the meaning specified in Section 10.06(c).

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under the provisions of Sections 856 et seq.  of the Code and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq.  of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, auditors (including internal auditors), attorneys and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Release Notice” has the meaning specified in Section 6.13(i).

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Borrowing Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having greater than fifty percent (50%) (or, for purposes of the requirement for Required Lender approval of the inclusion of any Project as a Borrowing Base Property pursuant to Section 4.03(b) only, sixty-six and two-thirds percent (66.66%)) of the aggregate Commitments then in effect or, if the aggregate Commitments have been terminated pursuant to Section 2.05 or Section 8.02, the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), provided that (x) the Commitment of, and the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, (y) the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Applicable L/C Issuer, and (z) at all times when two (2) or more Lenders are party to this Agreement, the term “Required Lenders” shall require at least two (2) Lenders.

“Required Insurance Policies” means, with respect to each Borrowing Base Property, (a) (i) property insurance with respect to each insurable Borrowing Base Property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in “Special Form” (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as Administrative Agent may reasonably require, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent the Borrower or Additional Borrower that owns or ground leases such Borrowing Base Property and Administrative Agent from becoming a coinsurer and (ii) from and during any construction on any Borrowing Base Property, such applicable insurance to be in “builder’s risk” completed value (non reporting) form; (b) if at any time, the improvements, or any part thereof, located on such Borrowing Base Property lies within a “special flood hazard area” as designated on maps prepared by the Federal Emergency Management Agency (FEMA), a one hundred year flood plain or other area identified by the Administrative Agent as having a high or moderate risk of flooding, a flood insurance policy or policies (whether or not coverage is available from the National Flood Insurance Program and whether or not required by the Flood Laws), in form and substance acceptable to the Administrative Agent and Lenders covering the improvements and contents that lie within a “special flood hazard area” as designated on maps prepared by the Federal Emergency Management Agency (FEMA), a one hundred year flood plain or other area identified by the Administrative Agent as having a high or moderate risk of flooding (to the extent the contents then secure the Facility) located on such Borrowing Base Property and are within a “special flood hazard area” as designated on maps prepared by the Federal Emergency Management Agency (FEMA), a one hundred year flood plain or other area identified by the Administrative Agent as having a high or moderate risk of flooding, for the duration of the Facility in an amount at least equal to the full insurable value on a replacement cost basis (without deduction for depreciation) of the improvements and contents, if applicable, located on such Borrowing Base Property, or the Facility Amount, whichever is less; (c) general liability insurance, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, for the benefit of the Borrower or Additional Borrower that owns or ground leases such Borrowing Base Property as named insured and the Administrative Agent as additional insured; (d) umbrella/excess liability in excess of commercial general liability, automobile liability and employers’ liability coverages which is at least as broad as these underlying policies with a limit of liability of $10,000,000.00); (e) statutory workers’ compensation insurance with respect to any work on or about the Borrowing Base Property (including employer’s liability insurance, if required by the Administrative Agent), covering all employees, if any, of the Borrower or Additional Borrower that owns or ground leases such Borrowing Base Property (it being understood and agreed that Borrower or Additional Borrower, in each case if applicable, will ensure that any contractor performing any material work on any Borrowing Base Property carries statutory workers’ compensation insurance); (f) if there is a general contractor, commercial general liability insurance, including products and completed operations coverage, and in other respects similar to that described in clause (c) above, for the benefit of the general contractor as named insured and the Borrower or Additional Borrower that owns or ground leases such Borrowing Base Property and the Administrative Agent as additional insureds, in addition to statutory workers’ compensation insurance with respect to any work on or about the Borrowing Base Property (including employer’s liability insurance, if required by the Administrative Agent), covering all employees of the general contractor and any contractor; and (g) such other insurance on the Borrowing Base Property and endorsements as may from time to time be reasonably required by Administrative Agent and that is customary for similarly situated properties (including soft cost coverage, automobile liability insurance, business interruption insurance or delayed rental insurance, boiler and machinery insurance, earthquake insurance, wind insurance, volcano insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated in the same jurisdiction, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer or controller of a Loan Party or of any general partner, member or manager thereof, as applicable, and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party or of any general partner, member or manager thereof, as applicable, so designated by any of the foregoing officers in a notice to Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Sanction(s)” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S.  Department of the Treasury or the U.S.  Department of State.

“Sanctioned Country” means, at any time, any country or territory to the extent that such country or territory itself, or its government, is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S.  Department of the Treasury or the U.S.  Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Instrument” means (a) with respect to the Initial Borrowers, the Security Instruments set forth on Schedule 1.01, and (b) with respect to each Project to be included in the Borrowing Base following the Closing Date, a deed of trust, mortgage or deed to secure debt, to be dated as of the effective date of the inclusion of such Project in the Borrowing Base, made by the applicable Borrower for the benefit of Administrative Agent, in the form of the initial Security Instruments delivered as of the Closing Date (or such other form as may be reasonably acceptable to Administrative Agent and the applicable Borrower), subject to customary requirements of the jurisdiction in which the applicable Project is located and reasonably acceptable to Administrative Agent, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.  Unless otherwise specified in this Agreement or the context shall otherwise require, the term “Security Instrument” shall be deemed to be a reference to all of the Security Instruments collectively and each Security Instrument individually.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Entity” means a Person that (a) is a limited liability company or limited partnership (or other corporate form reasonably acceptable to Administrative Agent) organized in the United States and (x) is at least fifty-one percent (51%) owned and (y) is Controlled, in each case directly or indirectly, by Guarantor; (b) only owns or ground leases pursuant to an Eligible Ground Lease one or more Borrowing Base Property(ies) and/or cash or cash equivalents and other assets of nominal value incidental to such Person’s ownership of such Borrowing Base Property(ies); (c) is engaged only in the business of owning, developing and/or leasing such Borrowing Base Property(ies); (d) receives substantially all of its gross revenues from such Borrowing Base Property(ies); (e) owes no Indebtedness (other than Permitted Indebtedness) to any Person; (f) is not a Sanctioned Person and no portion of the ownership interest in such Person is owned, directly or indirectly, by a Sanctioned Person; and (g) has provided to Administrative Agent and each Lender all information as Administrative Agent and such Lender may reasonably request in connection with the “Know Your Customer” requirements of the USA PATRIOT Act of 2001 and Administrative Agent and each Lender shall have satisfactorily completed its “Know Your Customer” review.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 26 of the Guaranty).

“Standard Asset” means an office building Project or an industrial, retail, multi-family or flex Project (including, in each case, associated parking lots and structures).

“Standard Mortgageability Amount” means, on any date of determination, with respect to all Borrowing Base Properties that are Standard Assets, an amount equal to (a) the combined Net

Operating Income attributable to all such Standard Assets, divided by (b) nine and one-half of one percent (9.5%).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Guarantor.

“Swap Agreement” means any Swap Contract that is entered into by and between any Borrower and any Hedge Bank.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Borrower any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TI/LC Holdback” has the meaning set forth in the definition of the term “Borrowing Base.”

“TI/LC Obligations” means all tenant improvement obligations, tenant improvement allowances, leasing commissions and similar concessions which are the unfunded obligations of any Borrower arising pursuant to any Leases; provided, however, that if the tenant under any Lease does not have (pursuant to such Lease or applicable Law) or has waived any right of offset or claim against Administrative Agent, Lenders and any successor landlord with respect to all such tenant improvement obligations, tenant improvement allowances and similar concessions pursuant to a subordination, non-disturbance and attornment agreement executed by such tenant and Administrative Agent, then all such tenant improvement obligations, tenant improvement allowances and similar concessions arising pursuant to or in connection with such Lease shall be excluded from the calculation of the “TI/LC Obligations.”

“Title Company” means First American Title Insurance Company.

“Title Policy” means, with respect to each Borrowing Base Property, a Loan Policy of Title Insurance in form and substance reasonably satisfactory to Administrative Agent issued by Title Company.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transfer” means any sale, installment sale, exchange, mortgage, pledge, hypothecation, assignment, encumbrance or other transfer, conveyance or disposition, whether voluntary, involuntary or by operation of law or otherwise.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No.  600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c).

“Unused Amount” has the meaning specified in Section 2.08(b).

“Unused Fee” has the meaning specified in Section 2.08(b).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, interpreting or re-codifying such law and any successor statute to such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that which are used in preparing the financial statements delivered to Administrative Agent by Initial Borrowers prior to the Closing Date, except as otherwise specifically prescribed herein.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825 (or any other Financial Accounting Standard or Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Loan Parties at “fair value,” as defined therein and (ii) except to the extent elected otherwise by Borrower to Administrative Agent, any change in accounting for leases pursuant to GAAP, including those resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842).

(b)                                 Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                        Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day; Rates.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Adjusted LIBO Rate” or with respect to any comparable or successor rate thereto.

1.06                        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II  THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Commitments.  Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.13, each Lender severally and not jointly agrees to make Loans denominated in U.S. Dollars to Borrower during the Availability Period, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Commitment; provided, however, that (a) after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the lesser of (A) the Facility Amount and (B) the Borrowing Base then in effect, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Commitment, and (b) Loans funded from the TI/LC Holdback shall be made solely to pay or reimburse TI/LC Obligations (and associated costs and expenses, including legal fees), and Lenders shall have no obligation to make any Loans funded from the TI/LC Holdback for any other purpose.  Within the foregoing limits and subject to the terms and conditions of this Agreement, Borrower may borrow, repay and reborrow Loans.  Upon the expiration of the Availability Period, the commitments of the Lenders to make Loans shall irrevocably cease. For the avoidance of doubt, subject to the limitations set forth in Section 6.11 and 6.22(c) below, Borrower may use the proceeds of the Loans to make Restricted Payments.

2.02                        Borrowings, Conversions and Continuations.

(a)                                 Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by (A) telephone or (B) a Borrowing Notice; provided that any telephone notice must be confirmed immediately by delivery to Administrative Agent of a Borrowing Notice.  Each such Borrowing Notice must be received by Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days (or such shorter period as shall have been agreed to by Administrative Agent and the Lenders) prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if Borrower wishes to request LIBOR Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m. three (3) Business Days before the requested date of such Borrowing, conversion or continuation, Administrative Agent shall notify Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by the Lenders.  Each Borrowing of, conversion to or continuation of LIBOR Loans or Base Rate Loans shall be in a minimum principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), and in multiples of One Hundred Thousand and No/100 Dollars ($100,000.00) in excess thereof; provided, however, that, notwithstanding the foregoing but subject to Section 2.01 above, a Borrowing of Loans may be in the aggregate amount of the unused Commitments.  Each Borrowing Notice shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as LIBOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If Borrower fails to specify a Type of Loan in a Borrowing Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans.  If Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Borrowing Notice, but fails to specify an Interest Period, Borrower will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Borrowing Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  Each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of JPMC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Borrowing Notice with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c)                                  Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan.  During the existence of a Default or an Event of Default, no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of the Required Lenders.

(d)                                 Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrower and the Lenders of any change in JPMC’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to LIBOR Loans.

2.03                        Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, and subject to the terms and conditions set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Loan Party, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under such Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Loan Party and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) without duplication, the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, (2) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, and (3) the Total Outstandings shall not exceed the lesser of (aa) the Facility Amount and (bb) the Borrowing Base then in effect.  Notwithstanding the above (except that at no time shall the Outstanding Amount of the L/C Obligations exceed the Letter of Credit Sublimit), unless the applicable L/C Issuer shall otherwise consent in its sole discretion, no L/C Issuer shall be obligated to issue Letters of Credit hereunder having a maximum aggregate amount in excess of Twelve Million Five Hundred Thousand Dollars ($12,500,000) at any one time outstanding.  Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  No L/C Issuer shall issue any Letter of Credit, if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Lenders have approved such expiry date.

(iii)                               No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer reasonably deems material to it;

(B)                               the Letter of Credit is a commercial letter of credit or the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than One Hundred Thousand and No/100 Dollars ($100,000.00);

(D)                               such Letter of Credit is to be denominated in a currency other than U.S. Dollars;

(E)                                any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iii)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)                                 any proceeds of the Letter of Credit would be made to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions, or (ii) in any manner that would result in a violation of any Sanctions by a party to this Agreement, in any material respect.

(iv)                              No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)                                 No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                              The Applicable L/C Issuer shall act on behalf of the Lenders with respect to any Applicable Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by an Applicable L/C Issuer in connection with any Applicable Letters of Credit issued by it or proposed to be issued by it and any Issuer Documents pertaining to such Applicable Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Applicable L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Applicable L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the Applicable L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the Applicable L/C Issuer and Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as Administrative Agent and the Applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Applicable L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Applicable L/C Issuer may require.  Additionally, Borrower shall furnish to the Applicable L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Applicable L/C Issuer or Administrative Agent may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the Applicable L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the Applicable L/C Issuer will provide Administrative Agent with a copy thereof.  Unless the Applicable L/C Issuer has received written notice from any Lender, Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or Guarantor) or enter into the applicable amendment, as the case may be, in each case in accordance with the Applicable L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Letter of Credit.

(iii)                               If Borrower so requests in any applicable Letter of Credit Application, the Applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Applicable L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Applicable L/C Issuer, Borrower shall not be required to make a specific request to the Applicable L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the

Letter of Credit Expiration Date; provided, however, that the Applicable L/C Issuer shall not permit any such extension if (A) the Applicable L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Applicable L/C Issuer not to permit such extension.

(iv)                              Reserved.

(v)                                 Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Applicable L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(vi)                              If the expiry date of any Letter of Credit would occur after the Maturity Date (giving effect to any pending Extension Notice that has been delivered pursuant to Section 2.16 and for which the conditions precedent to the extension requested therein are then satisfied), Borrower hereby agrees that it will at least thirty (30) days prior to such Maturity Date (or, in the case of a Letter of Credit issued or extended on or after thirty (30) days prior to the Maturity Date, on the date of such issuance or extension, as applicable) Cash Collateralize such Letter of Credit in an amount equal to 103% of the L/C Obligations arising or expected to arise in connection with such Letter of Credit.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Applicable L/C Issuer shall notify Borrower and Administrative Agent thereof (such notification provided by the Applicable L/C Issuer to Borrower and Administrative Agent being referred to herein as an “L/C Draw Notice”).  If an L/C Draw Notice with respect to a Letter of Credit is received by Borrower (x) on or prior to 11:00 a.m. on the date of any payment by the Applicable L/C Issuer under such Letter of Credit (each such date a payment is made by the L/C Issuer under a Letter of Credit being referred to herein as, an “Honor Date”), then, not later than 12:00 p.m. on the Honor Date, Borrower shall reimburse the Applicable L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing or (y) after 11:00 a.m. on the Honor Date, then, not later than 11:00 a.m.  on the first Business Day following the Honor Date, Borrower shall reimburse the Applicable L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing (such date on which Borrower, pursuant to clauses (x) and (y) of this sentence, is required to reimburse the Applicable L/C Issuer for a drawing under a Letter of Credit is referred to herein as the “L/C Reimbursement Date”); provided, however, that if the L/C Reimbursement Date for a drawing under a Letter of Credit is the Business Day following the Honor Date pursuant to clause (y) of this sentence, the Unreimbursed Amount shall accrue interest from and including the Honor Date until such time as the Applicable L/C Issuer is reimbursed in full therefor (whether through payment by Borrower and/or through a Loan or L/C Borrowing made in accordance with paragraph (ii) or (iii) of this Section 2.03(c)) at a rate equal to (A) for the period from and including the Honor Date to but excluding the first Business Day to occur thereafter, the rate of interest then applicable to a Loan that is a Base Rate Loan and (B) thereafter, at the Default Rate applicable to a Loan that is a Base Rate Loan.  Interest accruing on the Unreimbursed Amount pursuant to the proviso to the immediately preceding sentence shall be payable by Borrower upon demand to Administrative Agent, solely for the account of the Applicable L/C Issuer.  If Borrower fails to so reimburse the Applicable L/C Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Notice).  Any notice given by the Applicable L/C Issuer or Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and Administrative Agent may apply Cash Collateral for this purpose) to Administrative Agent for the account of the Applicable L/C Issuer at Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount.  Administrative Agent shall remit the funds so received to the Applicable L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the Applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to Administrative Agent for the account of the Applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the Applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Applicable L/C Issuer.

(v)                                 Each Lender’s obligation to make Loans or L/C Advances to reimburse the Applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Applicable L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Borrowing Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the Applicable L/C Issuer for the amount of any payment made by the Applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to Administrative Agent for the account of an Applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Applicable L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Applicable L/C Issuer at a rate per annum equal to the greater of the NYFRB Rate and a rate determined by such Applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Applicable L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of such Applicable L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after an Applicable L/C Issuer has made a payment under any Applicable Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section

2.03(c), if Administrative Agent receives for the account of an Applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Administrative Agent.

(ii)                                  If any payment received by Administrative Agent for the account of an Applicable L/C Issuer pursuant to Section 2.03(c)(ii) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Applicable L/C Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of the Applicable L/C Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the NYFRB Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of Borrower to reimburse each Applicable L/C Issuer for each drawing under each Applicable Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              waiver by the Applicable L/C Issuer of any requirement that exists for such Applicable L/C Issuer’s protection and not the protection of Borrower or any waiver by such Applicable L/C Issuer which does not in fact materially prejudice Borrower;

(v)                                 honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                              any payment made by the Applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)                           any payment by the Applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)                        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will promptly notify the Applicable L/C Issuer.  Borrower shall be conclusively deemed to have waived any such claim against the Applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the Applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of any L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of any L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against any Applicable L/C Issuer, and any Applicable L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the Applicable L/C Issuer’s willful misconduct or gross negligence or the Applicable L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign an Applicable Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The Applicable L/C Issuer may send an Applicable Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)                                  Applicability of ISP.  Unless otherwise expressly agreed by the Applicable L/C Issuer and Borrower when an Applicable Letter of Credit is issued, the rules of the ISP shall apply to each Applicable Letter of Credit.  Notwithstanding the foregoing, the Applicable L/C Issuer shall not be responsible to Borrower for, and the Applicable L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of the Applicable L/C Issuer required under any Law that is required to be applied to any Letter of Credit, including the Law or any order of a jurisdiction where the Applicable L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(h)                                 Letter of Credit Fees.  Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for calculation of Letter of Credit Fees multiplied by the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iii), with the balance of such fee, if any, payable to the Applicable L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and

December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to the Applicable L/C Issuer.  Borrower shall pay directly to the Applicable L/C Issuer for its own account a fronting fee with respect to each Applicable Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Applicable Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Applicable Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, Borrower shall pay directly to the Applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Applicable L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)                                    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                                 Letters of Credit Issued for the Account of Guarantor.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Guarantor, Borrower shall be obligated to reimburse each Applicable L/C Issuer hereunder for any and all drawings under and L/C Borrowings relating to such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Guarantor inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of Guarantor.

2.04                        Prepayments.

(a)                                 Optional Prepayment.  Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of LIBOR Loans and (B) on the date of prepayment of Base Rate Loans, in each case, or such later time as is reasonably acceptable to Administrative Agent; and (ii) any prepayment of LIBOR Loans or Base Rate Loans shall be in a minimum principal amount of $500,000 or, in each case, if less, the entire principal amount thereof then outstanding.

Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Loans are to be prepaid, the Interest Period(s) of such LIBOR Loans.  Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage).  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that such prepayment obligation may be conditioned on the occurrence of any subsequent event (including a Change of Control, asset sale or refinancing transaction).  Any prepayment of a LIBOR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be promptly paid to the Lenders in accordance with their respective Applicable Percentages.

(b)                                 Mandatory Prepayment.

(i)                                     Commitment Overadvance.  If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all L/C Obligations, exceeds the aggregate amount of the Commitments, Borrower shall within three (3) Business Days after demand pay to Administrative Agent for the account of the Lenders the amount of such excess.

(ii)                                  Borrowing Base Overadvance.  If, at any time, (A) the Total Outstandings exceed (B) the Borrowing Base then in effect, Borrower shall within three (3) Business Days after demand prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount not less than such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b)(ii) above unless after the prepayment in full of the Loans the Total Outstandings exceed the Borrowing Base then in effect.

(c)                                  Application of Mandatory Prepayments.  Amounts paid under the preceding subsection (b) shall be applied to pay all amounts of principal outstanding on the Loans.  If Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, Borrower shall pay all amounts due under Section 3.05.

2.05                        Termination or Reduction of Commitments.  Borrower may, upon notice to Administrative Agent, terminate the aggregate Commitments, or from time to time permanently reduce the aggregate Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of Ten Million and No/100 Dollars ($10,000,000.00) or any whole multiple of One Million and No/100 Dollars ($1,000,000.00) in excess thereof, and (iii) Borrower shall not terminate or reduce the aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the aggregate Commitments, the L/C Obligations would exceed the Letter of Credit Sublimit, or the Total Outstandings would exceed the lesser of

(A) the Facility Amount, or (B) the Borrowing Base then in effect.  Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the aggregate Commitments; provided, that such termination or reduction may be conditioned on the occurrence of any subsequent event (including a Change of Control, asset sale or refinancing transaction).  Any reduction of the aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the aggregate Commitments shall be paid on the effective date of such termination.

2.06                        Repayment of Loans.  Borrower shall repay to the Lenders on the Maturity Date, the aggregate outstanding principal amount of all Loans on such date.

2.07                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Rate for LIBOR Loans; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b)                                 (i)                                     While any Event of Default arising under Section 8.01(a)(i), (f) or (g) exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  Upon the request of the Required Lenders, while any Event of Default has occurred and is then continuing (other than as set forth in clause (b)(i) above), Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08                        Fees.

(a)                                 Extension Fee.  If the Maturity Date is extended in accordance with Section 2.16, Borrower shall pay to Administrative Agent for the account of each Lender a fee (the “Extension Fee”) equal to 0.15% of each Lender’s Commitment being extended on the effective date of such extension.  Such Extension Fee shall be due and payable in full on, and subject to the occurrence of, the effective date of such extension.

(b)                                 Unused Fee.  During the period from the Closing Date to and including the Maturity Date, Borrower agrees to pay to Administrative Agent for the ratable account of the Lenders an unused facility fee (the “Unused Fee”), equal to the amount (the “Unused Amount”) by which the aggregate amount of the Commitments exceeds the aggregate Outstanding Amount of the Loans and the L/C Obligations, multiplied by the applicable per annum rate set forth in the table below:

Unused Amount	Unused Fee (percent per annum)
Greater than 50% of the aggregate amount of Commitments	0.25%
Less than or equal to 50% of the aggregate amount of Commitments	0.15%

Such Unused Fee shall be computed on a daily basis and payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date, with the first such payment being due on December 31, 2018.

(c)                                  Other Fees.  Borrower shall pay to the Arranger and Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09                        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to LIBOR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business.  The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note or Notes, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.11                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by any Loan Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by any Loan Party hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in U.S.  Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans under the applicable Facility.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or such Applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the NYFRB Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender to Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                   Insufficient Funds.  If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due such parties.

2.12                        Sharing of Payments by Lenders.  If any Lender shall obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13                        Increase in Commitments.

(a)                                 Request for Increase.  Provided no Default or Event of Default exists and is continuing, upon notice to Administrative Agent (which shall promptly notify the Lenders if requested by Borrower), Borrower may request increases in the Facility so long as the Facility Amount (after giving effect thereto) shall not exceed, in the aggregate, Five Hundred Million and No/100 Dollars ($500,000,000.00).  Borrower may request an increase in the aggregate Commitments, provided that any such request for an increase must be in an aggregate minimum amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00).  At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond and Borrower may also invite prospective lenders to respond.  Borrower may provide the notice to any Lender or instruct Administrative Agent to only send the notice to certain Lenders.

(b)                                 Lender Elections to Increase.  To the extent applicable, each Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Commitment, and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  Each prospective lender shall notify Administrative Agent within such time period whether or not it agrees to fund any portion of the requested increase in the aggregate Commitments, and, if so, by what amount.  Any prospective lender not responding within such time period shall be deemed to have declined to fund any portion of the requested increase in the aggregate Commitments.  No Lender shall be obligated in any way whatsoever to increase its Commitment.  Borrower shall not be obligated to offer to any Lender an opportunity to increase its Commitment.

(c)                                  Notification by Administrative Agent; Additional Lenders.  Administrative Agent shall notify Borrower of the Lenders’ and prospective lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of Administrative Agent (only in its capacity as such) and each L/C Issuer (which approvals shall not be unreasonably withheld), Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to Administrative Agent.  If any prospective lender agrees to fund any portion of the requested increase in the aggregate Commitments (an “Additional Lender”), such Additional Lender shall (i) execute such documents and agreements as Administrative Agent may reasonably request to become a Lender hereunder, and (ii) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

(d)                                 Effective Date and Allocations.  If the aggregate Commitments are increased in accordance with this Section, Administrative Agent (solely in its capacity as such) and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase which, for any existing Lender participating in such increase, need not be ratable in accordance with their respective Commitments prior to such increase.  Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation selected by Borrower of such increase and the Increase Effective Date.  The selection of Lenders and allocations shall be subject to Borrower’s consent.

(e)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, Borrower shall pay any fees agreed to in connection therewith and deliver to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent: (i) a customary opinion of counsel to the Loan Parties, addressed to Administrative Agent and each Lender which will have a Commitment with respect to the increase (the “Increase Lenders”), as to matters concerning the Loan Parties and the Loan Documents under applicable laws as Administrative Agent or the Increase Lenders may reasonably request (and consistent with the opinion delivered on the Closing Date); (ii) if not previously delivered to Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate, partnership, member or other necessary action taken by Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by Guarantor authorizing the guaranty of such increase; (iii) if requested at least three (3) Business Days before the increase, new Notes executed by Borrower, payable to any new Lenders and replacement Notes executed by Borrower, payable to any Increase Lenders, in the amount of such Lender’s Commitment as of the Increase Effective Date; (iv) such duly executed modifications of the Security Instruments as are necessary to reflect that the Facility Amount has increased; (v) such endorsements from the Title Company as Administrative Agent may deem appropriate in its reasonable discretion in connection with the modified Security Instruments; (vi) evidence indicating whether any improvements or any part thereof located on any Borrowing Base Property are or will be located within a one hundred year flood plain or other area identified by Administrative Agent as having high or moderate risk of flooding or identified as a special flood hazard area as defined by the Federal Emergency Management Agency, and, if so, a flood notification form signed by the applicable Borrower and evidence that the flood insurance required under Section 6.16 below is in place for such improvements and contents, if applicable, all in form, substance and amount reasonably satisfactory to Administrative Agent and the Lenders; and (vii) a certificate of Borrower signed by a Responsible Officer of Borrower, certifying that, before and after giving effect to such increase,

(1)                                 no Default or Event of Default shall have occurred and is continuing;

(2)                                 the representations and warranties made or deemed made by Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects on the effective date of such increase except (w) to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (x) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (w)) after giving effect to such qualification, (y) for purposes of this Section 2.13(e), the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01; and (z) to the extent that such representations and warranties are not true and correct solely as a result of any Borrowing Base Property being an Ineligible Project at the time such representation and warranty is made; and

(3)                                 the Total Outstandings do not exceed the lesser of (aa) the Facility Amount, or (bb) the Borrowing Base then in effect.

In the event of an increase in the aggregate Commitments, Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.  Borrower and the Lenders providing such increase in the aggregate Commitments may enter into an amendment to this Agreement as is necessary to evidence such increase without the consent of any other Lender.

(f)                                   Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

2.14                        Cash Collateral.

(a)                                 Certain Credit Support Events.  Upon the request of Administrative Agent or an Applicable L/C Issuer (i) if any Applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, within one (1) Business Day Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent or any Applicable L/C Issuer, Borrower shall deliver to Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iii) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent.  Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time Administrative

Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (unless provided by the applicable Defaulting Lender).

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and the Lenders’ obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation).

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure L/C Obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or such other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(v))) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (y) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or an Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03 to the extent that Administrative Agent exercises remedies set forth in Section 8.02(b)), and (z) the Person providing Cash Collateral and each Applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders,” and Section 10.01.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.08) shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Applicable L/C Issuer hereunder; third, if so determined by Administrative Agent or requested by one or more Applicable L/C Issuers, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Default has occurred and is then continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, to the payment of any amounts owing to the Lenders and the Applicable L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default has occurred and is then continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Applicable Percentages hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fees payable under Section 2.08 (including any Extension Fee) for any period during which such Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               No Defaulting Lender shall be entitled to receive any Letter of Credit Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender); provided, however, notwithstanding the above, each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which such Lender is a Defaulting Lender to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)                               (1) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Applicable L/C Issuers the remaining amount of any such fee otherwise payable to such Defaulting Lender after giving effect to the amount paid in clause (x) to the extent allocable to each such Applicable L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.  (2) With respect to any fee payable under Section 2.08(b) not required to be paid to any Defaulting Lender pursuant to clause (A) above, Borrower shall (y) pay to the Applicable L/C Issuers the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to each such Applicable L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure.  In the case of a Defaulting Lender that is a Lender, all or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the non-Defaulting Lenders that are Lenders in accordance with their respective Applicable Percentages under the Facility (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (y) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (z) such reallocation does not cause the aggregate principal amount of any non-Defaulting Lender’s outstanding Loans plus such non-Defaulting Lender’s participation in L/C Obligations to exceed such non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)                                 Defaulting Lender Cure.  If Borrower, Administrative Agent and the L/C Issuers agree in writing that a Defaulting Lender shall no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16                        Extension of Maturity Date.

(a)                                 Request for Extension.  Borrower shall have the right, exercisable by written notice to Administrative Agent (such notice, an “Extension Notice”), to, subject to satisfaction of the conditions set forth in Section 2.16(b), extend the Maturity Date by one year (which date shall be referred to herein as the “Extended Maturity Date”).  Borrower shall deliver an Extension Notice at least sixty (60) days, but no more than one hundred twenty (120) days, prior to the Initial Maturity Date.  Administrative Agent shall distribute any such Extension Notice to the Lenders promptly following its receipt thereof.

(b)                                 Conditions Precedent to Effectiveness of Maturity Date Extension.  As conditions precedent to the effectiveness of the extension of the Maturity Date, each of the following requirements shall be satisfied on the date of such extension:

(i)                                     Administrative Agent shall have received an Extension Notice within the period required under Section 2.16(a) above;

(ii)                                  On the date of such Extension Notice and on the Initial Maturity Date, both immediately before and immediately after giving effect to such extension, no Default or Event of Default shall have occurred and be continuing;

(iii)                               Borrower shall have paid to Administrative Agent the Extension Fee;

(iv)                              Administrative Agent shall have received and approved a new Current Appraisal with respect to each Borrowing Base Property, and if the Current Value of the Borrowing Base Properties based on such new Current Appraisals is such that the Total Outstandings exceed the Borrowing Base, then Borrower shall have satisfied its obligations under Section 2.04(b)(ii);

(v)                                 The Total Outstandings shall not exceed the lesser of (A) the Facility Amount, and (B) the Borrowing Base then in effect (after giving effect to any payment made by Borrower pursuant to Sections 2.04(b) and 2.16(b)(iv));

(vi)                              Administrative Agent shall have received a certificate of each Loan Party dated as of the Initial Maturity Date, signed by a Responsible Officer of such

Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension or (B) certifying that, as of the Initial Maturity Date, the resolutions delivered to Administrative Agent and the Lenders on the Closing Date (which resolutions include approval for an extension of the Maturity Date for one twelve month period after the Initial Maturity Date) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption;

(vii)                           No Default or Event of Default shall have occurred and be continuing, and Administrative Agent shall have received a certificate of each Loan Party dated as of the Initial Maturity Date, signed by a Responsible Officer of such Loan Party, certifying the same;

(viii)                        The representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects on and as of the date of the Extension Notice and, both before and after giving effect to such extension, on and as of the Initial Maturity Date except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (B) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (A)) after giving effect to such qualification, (C) for purposes of this Section 2.16, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (D) to the extent that such representations and warranties are not true and correct solely as a result of any Borrowing Base Property being an Ineligible Project at the time such representation and warranty is made, and Administrative Agent shall have received a certificate of each Loan Party dated as of the Initial Maturity Date, signed by a Responsible Officer of such Loan Party, certifying the same;

(ix)                              Administrative Agent shall have received evidence indicating whether any improvements or any part thereof located on any Borrowing Base Property are or will be located within a one hundred year flood plain or other area identified by Administrative Agent as having high or moderate risk of flooding or identified as a special flood hazard area as defined by the Federal Emergency Management Agency, and, if so, a flood notification form signed by the applicable Borrower and evidence that the flood insurance required under Section 6.16 below is in place for such improvements and contents, if applicable, all in form, substance and amount reasonably satisfactory to Administrative Agent and the Lenders; and

(x)                                 The Loan Parties shall have delivered to Administrative Agent reaffirmations of their respective obligations under the Loan Documents (after giving effect to the extension), and acknowledgments and certifications that they have no claims, offsets or defenses with respect to the payment or performance of any of the Loans.

(c)                                  Conflicting Provisions.  This Section 2.16 shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III  TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of Administrative Agent) require the deduction or withholding of any Tax from any such payment by Administrative Agent or any Borrower, then Administrative Agent or such Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Borrower or Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment by or on account of any obligation of any Borrower under any Loan Document, then (A) such Borrower or Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by such Borrower or Administrative Agent, as required by such Laws, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or Administrative Agent, as required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection (a) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.

(i)                                     Each Borrower shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient (but without duplication of amounts described in Section 3.01(a)(ii) above), and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate detailing the basis for the indemnification claim and the determination as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(ii)                                  Each Lender or Applicable L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) Administrative Agent against any Indemnified Taxes attributable to such Lender or such Applicable L/C Issuer (but only to the extent that a Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of each Borrower to do so), (y) Administrative Agent and each Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) Administrative Agent and each Borrower, as applicable, against any Excluded Taxes attributable to such Lender or such Applicable L/C Issuer, in each case, that are payable or paid by Administrative Agent or such Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate detailing the basis for the indemnification claim and the determination as to the amount of such payment or liability delivered to any Lender or each Applicable L/C Issuer by Administrative Agent shall be conclusive absent manifest error.  Each Lender or each Applicable L/C Issuer hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Applicable L/C Issuer, as the case may be, under this Agreement or any other Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  Upon request by Borrower or Administrative Agent, as the case may be, after any payment of Taxes by any Borrower or by Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender (which solely for purposes of this Section 3.01(e) shall include Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S.  Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S.  federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S.  federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 in the case of a Foreign Lender, for whom payments under the Loan Documents constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, executed copies of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (y) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S.  Tax Compliance Certificate”) and (z) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)                                 to the extent a Foreign Lender is a partnership or is otherwise not the beneficial owner of payments made under any Loan Documents, executed copies of IRS Form W- 8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S.  Tax Compliance Certificate substantially in the form of Exhibit G-1 or Exhibit G-2, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender or a Foreign Participant is a partnership and one or more direct or indirect partners of such Foreign Lender or Foreign Participant are claiming the portfolio interest exemption, such Foreign Lender or Foreign Participant may, in lieu of providing a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-1 or Exhibit G-2 on behalf of each such partner, instead provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-3 or Exhibit G-4 on behalf of all such Foreign Lender’s or Foreign Participant’s direct and indirect partners;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S.  federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to a Borrower pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to a Borrower or any other Person.

(g)                                  Payments made by Administrative Agent.  For the avoidance of doubt, any payments made by Administrative Agent to any Lender shall be treated as payments made by the applicable Borrower.

(h)                                 Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender the termination of the Facility and the repayment, satisfaction or discharge of all other Obligations.

3.02                        Illegality.  If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market (each, a “LIBOR Illegality Event”), then, on notice thereof by such Lender to Borrower through Administrative Agent, (i) any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Adjusted LIBO Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Adjusted LIBO Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

During any period in which a LIBOR Illegality Event is in effect, Borrower may request, through Administrative Agent, that the Lenders affected by such LIBOR Illegality Event confirm that the circumstances giving rise to the LIBOR Illegality Event continue to be in effect.  If, within thirty Business Days following such confirmation request, such Lenders have not confirmed the continued effectiveness of such LIBOR Illegality Event, then such LIBOR Illegality Event shall no longer be deemed to be in effect; provided, that (A) Borrower shall not be permitted to submit any such request more than once in any 30-day period and (B) nothing contained in this Section 3.02 or the failure to provide confirmation of the continued effectiveness of such LIBOR

Illegality Event shall in any way affect the Lenders’ right to provide any additional notices of an LIBOR Illegality Event as provided in this Section 3.02.

3.03                        Inability to Determine Rates.

(a)                                 If in connection with any request for a LIBOR Loan or a conversion to or continuation thereof (i) Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such LIBOR Loan, or (B) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBOR Rate, as applicable ((including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to this clause (i), the “Impacted Loans”), or (ii) Administrative Agent or the affected Lenders determine that for any reason the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loan, Administrative Agent will promptly so notify Borrower and each Lender (each of (i) through (ii), a “Market Disruption Event”).  Thereafter, (1) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods), and (2) in the event of a determination described in the preceding sentence with respect to the Adjusted LIBO Rate component of the Base Rate, the utilization of the Adjusted LIBO Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of the affected Lenders) revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)                                 If at any time Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i)(B) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i)(B) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then Administrative Agent and Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.  Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as Administrative Agent shall not have received, within five Business Days of the date that a copy of such amendment or other notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.03(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (y) any Borrowing Notice that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Loan shall be ineffective, and (z) if any Borrowing Notice requests a LIBOR Loan, such Loan shall be made as a Base Rate Loan.  In the event that any alternate rate of interest established pursuant to this Section 3.03(b) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(c)                                  Subject to any agreement between Administrative Agent and Borrower establishing an alternate rate of interest to the LIBO Rate pursuant to Section 3.03(b) above, during any period in which a Market Disruption Event is in effect, Borrower may request, through Administrative Agent, that the affected Lenders (who gave such notice), as applicable, confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect.  If, within thirty Business Days following such confirmation request, the affected Lenders have not confirmed the continued effectiveness of such Market Disruption Event, then such Market Disruption Event shall no longer be deemed to be in effect; provided, that (A) Borrower shall not be permitted to submit any such request more than once in any 30 day period and (B) nothing contained in this Section 3.03 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect the affected Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 3.03.

3.04                        Increased Costs; Reserves on LIBOR Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any L/C Issuer;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (excluding any Tax described in the parenthetical contained in clause (ii) preceding) affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to LIBOR (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Applicable L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender, such Applicable L/C Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Applicable L/C Issuer or other Recipient, as applicable, Borrower will pay to such Lender, Applicable L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Applicable L/C Issuer or other Recipient, as applicable, for such additional costs incurred or reduction suffered.  If any Lender, Applicable L/C Issuer or other Recipient, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund of any amounts as to which it has been paid by Borrower pursuant to this Section 3.04(a), an amount equal to such refund (but only to the extent of the payments made by Borrower under this Section 3.04), net of all out-of-pocket expenses of such Lender, Applicable L/C Issuer or other Recipient, as applicable, shall (1) in the case of a Lender, be deducted from the interest amount payable by Borrower to such Lender for the next subsequent calendar month, (2) in the case of an Applicable L/C Issuer, be deducted from the Letter of Credit Fees payable by Borrower to such Applicable L/C Issuer on the next subsequent payment date pursuant to Section 2.03(h), and (3) in the case of any other Recipient, be promptly refunded to Borrower.

(b)                                 Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or, liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Applicable L/C Issuer, to a level below that which such Lender or such Applicable L/C Issuer or such Lender’s or such Applicable L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Applicable L/C Issuer’s policies and the policies of such Lender’s or such Applicable L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender or such Applicable L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Applicable L/C Issuer or such Lender’s or such Applicable L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or an Applicable L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or their respective holding companies, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or an Applicable L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Applicable L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Applicable L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Notwithstanding the foregoing, no Lender or L/C Issuer will be entitled to demand, and Borrower will not be obligated to pay, any amount under this Section 3.04 to the extent that such demand is applied to the Loan Parties in a discriminatory manner.

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert into any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c)                                  any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of the replacement of a Lender pursuant to Sections 3.06(b) and 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  A certificate of an affected Lender setting forth its calculation of losses in detail will be conclusive and binding in the absence of manifest error.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at LIBOR for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  Each Lender may make any Loan to Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of Borrower to repay the Loan in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then, at the request of Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender.  Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender determines or any Governmental Authority has asserted that it is unlawful for such Lender or its Lending Office to make, maintain or fund Loans pursuant to Section 3.02 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), Borrower may replace such Lender in accordance with Section 10.13.

3.07                        Survival.  All of Borrower’s obligations under this Article III shall survive the termination of the Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

ARTICLE IV  CONDITIONS PRECEDENT TO CREDIT EXTENSIONS AND APPROVAL OF BORROWING BASE PROPERTIES

4.01                        Conditions of Initial Credit Extension.  The effectiveness of this Agreement and the obligation of each Lender and each L/C Issuer to make its initial Credit Extension hereunder are subject to the satisfaction or waiver of the following conditions precedent:

(a)                                 Administrative Agent’s receipt of the following, each of which shall be originals or e-mails (in a .pdf format) (followed promptly by originals to the extent set forth below or otherwise requested by Administrative Agent) unless otherwise specified, each properly executed by a Responsible Officer of each Loan Party (as applicable), each dated on or before the Closing Date and each in form and substance reasonably satisfactory to Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement and the other Loan Documents, in such number as requested by Administrative Agent;

(ii)                                  Notes executed by Borrower in favor of each Lender requesting a Note;

(iii)                               an executed Disbursement and Rate Management Authorization and Instruction Agreement;

(iv)                              a copy of the fully executed Contribution Agreement;

(v)                                 such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Loan Parties as Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which a Loan Party is a party;

(vi)                              such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) its jurisdiction of organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(vii)                           a favorable opinion of (A) Sullivan & Cromwell LLP, counsel to Borrower in New York, (B) Fragner Seifert Pace & Winograd, LLP, counsel to Borrower in California and (C) Jackson Walker LLP, counsel to Borrower in Texas, in each case, addressed to Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as Administrative Agent may reasonably request;

(viii)                        a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix)                              a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since June 30, 2018 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) that, after giving effect to all requested Credit Extensions to be made on the Closing Date, the Total Outstandings shall not exceed the lesser of (1) the Facility Amount, and (2) the Borrowing Base then in effect;

(x)                                 a duly completed Borrowing Base Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, controller or other executive responsible for the financial affairs of Borrower, setting forth and certifying the amount of the Borrowing Base in effect as of the Closing Date;

(xi)                              the financial statements referenced in Section 5.05(a);

(xii)                           such additional customary assurances or certifications with respect to satisfaction of the conditions precedent in Article IV as Administrative Agent, the L/C Issuers or the Required Lenders reasonably may require; and

(xiii)                        Administrative Agent and each Lender shall have received all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(b)                                 [reserved].

(c)                                  All fees required hereunder or under the Fee Letter to be paid on or before the Closing Date shall have been paid.

(d)                                 Borrower shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of Jones Day, outside counsel to Administrative Agent (directly to such counsel if requested by Administrative Agent) to the extent invoiced (which invoice may be in summary form) at least two (2) Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

(e)                                  Substantially concurrently with the Closing Date, all Indebtedness under the Existing Credit Facilities (including all unpaid principal, interest, fees, expenses and other amounts owing thereunder or in connection therewith) shall have been repaid in full and all commitments thereunder have been terminated.

(f)                                   Borrower shall have executed and delivered or caused to be executed and delivered all Project Information with respect to the Projects included in the Borrowing Base as of the Closing Date.

(g)                                  The Security Instruments covering each initial Borrowing Base Property delivered to Administrative Agent pursuant to Section 4.01(f) shall have been duly recorded (or have been delivered to the Title Company for recording) in the official records of the counties in which the initial Borrowing Base Properties are located.

(h)                                 The financing statements delivered to Administrative Agent pursuant to Section 4.01(f) above shall have been submitted for filing with all of the officials necessary, in Administrative Agent’s reasonable judgment, to perfect the security interests created by the collateral documents relating to the initial Borrowing Base Properties and all related personal property.

(i)                                     Administrative Agent shall have received satisfactory evidence that all other actions necessary, or in Administrative Agent’s reasonable judgment desirable, to perfect and protect the first priority security interests (subject to Permitted Encumbrances)

for the benefit of Administrative Agent and Lenders created by the Security Instrument and the other Loan Documents have been taken.

(j)                                    Administrative Agent shall have received reasonably satisfactory evidence that Borrower has paid all title insurance premiums, documentary stamp taxes, recording fees and mortgage taxes payable in connection with the initial Borrowing Base Properties, the recording of the collateral documents relating to the initial Borrowing Base Properties or the issuance of the Title Policies relating thereto, including any sums due in connection with any future advances.

(k)                                 Administrative Agent shall have received a separate Title Policy, or evidence of a commitment therefor reasonably satisfactory to Administrative Agent, issued by Title Company, together with all endorsements thereto reasonably required by Administrative Agent, naming Administrative Agent as the insured, insuring that the Security Instrument encumbering each initial Borrowing Base Property is a valid first priority lien (subject to Permitted Encumbrances) upon such Borrowing Base Property, and showing such Borrowing Base Property subject only to such Security Instrument and Permitted Encumbrances.

(l)                                     Administrative Agent and Lenders shall have received evidence that all insurance policies required pursuant to Section 6.16 are being maintained by Borrower (with all premiums having been paid thereunder).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions.  The obligation of each Lender to honor any request for Credit Extension (including the request for the initial Credit Extension, but excluding a Borrowing Notice requesting only a conversion of Loans to the other Type, a continuation of LIBOR Loans or the issuance of a Letter of Credit) is subject to the following conditions precedent:

(a)                                 The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (i)) after giving effect to such qualification, (iii) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (iv) to the extent that such representations and warranties are not true and correct solely as a result of any Borrowing Base Property being an Ineligible Project at the time such representation and warranty is made.

(b)                                 No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  After giving effect to the Credit Extension, (i) the aggregate principal amount of all outstanding Loans does not exceed the aggregate amount of the Commitments, and (ii) the Total Outstandings do not exceed the lesser of (A) the Facility Amount, and (B) the Borrowing Base then in effect.

(d)                                 Administrative Agent and, if applicable, each Applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

4.03                        Additional Borrowing Base Properties.  During the Availability Period, Borrower shall have the right to include a Project in the Borrowing Base upon satisfaction or waiver of each of the following conditions:

(a)                                 Request; Preliminary Project Information.  Prior to any proposed inclusion Borrower shall notify Administrative Agent in writing of its desire to include such Project in the Borrowing Base (each, an “Additional Borrowing Base Property Request”), which Additional Borrowing Base Property Request shall (i) include the name of the Borrower or proposed Additional Borrower that owns or leases such Project, (ii) include all Preliminary Project Information, and (iii) be delivered to Administrative Agent by a date reasonably sufficient to permit (A) Administrative Agent’s procurement of the due diligence materials, reports and information contemplated by the requirements of this Section 4.03 and (B) the completion of Administrative Agent’s and each Lender’s review thereof, at least ten (10) Business Days prior to the date any proposed Project is to be included in the Borrowing Base (or such shorter period as may be approved by Administrative Agent in each instance);

(b)                                 Approval by the Required Lenders.  Administrative Agent shall have given Borrower written notice that the Required Lenders have approved (which approval may be given or withheld in the Required Lenders’ sole and absolute discretion) such Project as a Borrowing Base Property.  If Administrative Agent does not give Borrower such written notice of preliminary approval within fifteen (15) Business Days after Administrative Agent’s receipt of the Additional Borrowing Base Property Request (and the Preliminary Project Information) with respect to such Project, the Required Lenders shall be deemed to have disapproved such Project.  Borrower acknowledges that any preliminary approval by the Required Lenders is subject to the receipt by Administrative Agent and Lenders of all Project Information with respect to such Project, which shall be in form and substance reasonably acceptable to the Required Lenders.  If Administrative Agent does not give Borrower written notice of final approval within five (5) Business Days after Administrative Agent’s receipt of all Project Information with respect to such Project, the Required Lenders shall be deemed to have disapproved such Project;

(c)                                  Ownership.  Borrower or an Additional Borrower owns fee title to such Project or leases such Project pursuant to an Eligible Ground Lease;

(d)                                 Deliveries to Administrative Agent.  Administrative Agent shall have received the Project Information with respect to such Project;

(e)                                  No Condemnation/Taking.  Administrative Agent shall have received written confirmation from Borrower that no condemnation proceedings are pending or, to Borrower’s knowledge, threatened against any portion of the Project;

(f)                                   Borrower Information; Borrowing Base Compliance Certificate.  At least ten (10) Business Days prior to the date any Project is to be included in the Borrowing Base (or such shorter period as may be approved by Administrative Agent in each instance), Borrower shall:

(i)                                     If such Project is owned or leased by an Additional Borrower, provide (A) Administrative Agent with the U.S. taxpayer identification number for the applicable Additional Borrower, and (B) Administrative Agent, on behalf of the Lenders, with all documentation and other information concerning such Additional Borrower that Administrative Agent or any Lender may reasonably request in order to comply with their obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(ii)                                  deliver to Administrative Agent (1) the items referenced in Section 4.01(a)(v), (vi) and (viii) with respect to the applicable Borrower or Additional Borrower, as the case may be, and (2) as and to the extent reasonably requested by Administrative Agent, deliver to Administrative Agent a favorable opinion of counsel, which counsel shall be reasonably acceptable to Administrative Agent, addressed to Administrative Agent and each Lender, as to matters concerning such Borrower or Additional Borrower and the Loan Documents as Administrative Agent may reasonably request; and

(iii)                               deliver to Administrative Agent a pro forma Borrowing Base Compliance Certificate demonstrating the effects of adding such Project to the Borrowing Base;

(g)                                  Security Documents.  On or before the date any Project is to be included in the Borrowing Base:

(i)                                     the Security Instrument covering such Project delivered to Administrative Agent pursuant to Section 4.03(d) above shall have been recorded (or shall have been delivered to the Title Company for recording) in the official records of the county in which such Project is located;

(ii)                                  the financing statement(s) delivered to Administrative Agent pursuant to Section 4.03(b) above shall have been submitted for filing with all of the officials necessary, in Administrative Agent’s reasonable judgment, to perfect the security interests created by the collateral documents relating to such Project and all related personal property; and

(iii)                               Administrative Agent shall have received satisfactory evidence that all other actions necessary, or in Administrative Agent’s reasonable judgment desirable, to perfect and protect the first priority security interests (subject to Permitted Encumbrances) for the benefit of Administrative Agent and Lenders created by the collateral documents relating to such Project required pursuant to this Section 4.03 have been taken;

(h)                                 Costs.  Administrative Agent shall have received reasonably satisfactory evidence that Borrower has paid all title insurance premiums, documentary stamp taxes, recording fees and mortgage taxes payable in connection with such Project, the recording of the collateral documents relating to such Project or the issuance of the Title Policy relating thereto, including any sums due in connection with any future advances;

(i)                                     Administrative Agent Expenses.  Borrower shall have paid to Administrative Agent all amounts payable pursuant to Section 10.04(a) with respect to the inclusion of such Project in the Borrowing Base in connection with the transactions contemplated by this Section 4.03;

(j)                                    Tenant Estoppels; SNDAs.  Borrower shall have used commercially reasonable efforts to (x) deliver to Administrative Agent, or cause to be delivered to Administrative Agent, with respect to such Project, estoppel certificates executed by tenants under leases covering either (A) sixty-five percent (65%) of the leased area of such Project or (B) sixty-five percent (65%) of the property rental and other income derived from the operation of such Project, (y) execute and deliver, or cause to be executed and delivered, to Administrative Agent, a subordination, nondisturbance and attornment agreement (provided that (if required by Borrower or the applicable tenant) Administrative Agent will agree to preserve any tenant offset rights with respect to Borrower’s outstanding TI/LC Obligations subject only to imposing the TI/LC Holdback) from each tenant under any existing lease that covers twenty percent (20%) or more of the net rentable area of the Project or pursuant to which the tenant is granted an option to purchase or right of first refusal with respect to any portion of such Project and (z) deliver, or cause to be delivered, to Administrative Agent, such other consents, estoppel certificates, subordination agreements and other documents and instruments executed by Persons party to material contracts relating to such Project as Administrative Agent may reasonably request; and

(k)                                 Default; Event of Default.  No Default or Event of Default shall exist or would be caused by adding such Project to the Borrowing Base.

4.04                        Ineligible Projects.

(a)                                 Ineligibility Designation.  If any of the following circumstances or events shall exist with respect to any Borrowing Base Property (such Borrowing Base Property being sometimes referred to herein as an “Ineligible Project”), then, notwithstanding anything to the contrary set forth herein, unless and until such circumstance or event ceases to exist, such Borrowing Base Property shall be ineligible for inclusion in the calculation of the Borrowing Base:

(i)                                     No Borrower owns fee title to such Project or leases such Project pursuant to an Eligible Ground Lease;

(ii)                                  (A) A claim of lien or encumbrance that is not a Permitted Encumbrance is filed against such Project or any part thereof that is not bonded over or released within sixty (60) days after the earlier of (1) the date Borrower receives notice thereof from Administrative Agent, and (2) the date a Responsible Officer of Borrower obtains actual knowledge thereof, or (B) the service on Administrative Agent, any Lender or any disburser of funds of a notice or demand to withhold funds with respect to such Project or the applicable Borrower, which is not nullified within sixty (60) days after the date of such service;

(iii)                               (A) Any permit, license, consent or approval required for the operation of such Project lapses or otherwise fails to be in full force and effect, which is not reinstated or reactivated in a manner that permits operation of such Project within sixty (60) days after the earlier of (1) the date Borrower receives written notice of such lapse or failure, and (2) the date a Responsible Officer of Borrower obtains actual knowledge of such lapse or failure, and (B) such lapse or failure precludes the occupancy or operation of such Project or otherwise has a Material Adverse Effect;

(iv)                              The cessation or unavailability to such Project of utilities or other material public services necessary for the occupancy and utilization of all or substantially all of such Project that (A) is not restored to availability within thirty (30) days of such cessation or unavailability, and (B) has a Material Adverse Effect;

(v)                                 Any failure by Borrower to maintain any insurance required under Section 6.16 hereof with respect to such Project or the applicable Borrower;

(vi)                              Such Project is affected by environmental conditions that would materially impair the value of such Project, unless such environmental condition is reflected in the Environmental Report for such Project;

(vii)                           [Reserved];

(viii)                        [Reserved];

(ix)                              With respect to any Project leased by a Borrower pursuant to an Eligible Ground Lease:

(A)                               Borrower fails to pay or perform any of its material obligations under such Eligible Ground Lease, and such failure is not cured following any applicable notice and within any applicable cure period set forth therein;

(B)                               Any material modification (without the prior written consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed), termination, rescission, rejection, expiration, merger, extinguishment, or foreclosure of Borrower’s interest in such Eligible Ground Lease occurs;

(x)                                 With respect to any Hotel Asset:

(A)                               any failure by the applicable Borrower to comply in all material respects with the Hotel Agreements applicable to such Hotel Asset (including, without limitation, all Property Improvement Plan obligations thereunder), which failure is not cured following any applicable notice and within any applicable cure period set forth therein unless such affected Hotel Agreements are replaced within sixty (60) days of such event of default with new Hotel Agreements in form and substance reasonably acceptable to Administrative Agent;

(B)                               if such Hotel Asset is operated by a Hotel Operator pursuant to a Hotel Management Agreement, any failure by such Hotel Operator to comply in all material respects with any Hotel Agreement applicable to such Hotel Asset, which failure is not cured within any applicable notice and cure period set forth therein and which uncured default would permit the applicable Borrower to terminate such Hotel Agreement, unless such Hotel Operator and the Hotel Agreements with such Hotel Operator applicable to such Hotel Asset are replaced within ninety (90) days following the expiration of such notice and/or cure period with a new Hotel Operator and new Hotel Agreements (or the applicable Borrower elects to operate (or designates a hotel operator (that is not a Hotel Operator) to operate) such Hotel Asset pursuant to such new Hotel Agreements), which new Hotel Agreements shall be entered into between the applicable Borrower and such Hotel Operator or an Approved Franchisor, as the case may be, and shall be in form and substance reasonably acceptable to Administrative Agent (which approval not to be unreasonably withheld, conditioned or delayed);

(C)                               the Hotel Agreements relating to such Hotel Asset terminate or expire, unless, in the case of termination or expiration such Hotel Agreements, such Hotel Agreements are replaced within thirty (30) days following such termination or expiration with new Hotel Agreements in form and substance reasonably acceptable to Administrative Agent between the applicable Borrower and a Hotel Operator or an Approved Franchisor, as the case may be;

(D)                               any Hotel Agreement relating to such Hotel Asset is amended or modified in a manner materially adverse to Borrower or Administrative Agent without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed); or

(E)                                (i) any failure by Borrower to comply in all material respects with the comfort letter or subordination agreement applicable to such Hotel Asset, which failure (x) is not cured following any applicable notice and within any applicable cure period set forth therein, and (y) has a Material Adverse Effect, or (ii) such comfort letter or subordination agreement terminates or expires, unless, in the case of termination or expiration thereof in connection with the termination or expiration of the applicable Hotel Agreements, such comfort letter or subordination agreement is replaced within ten (10) days following such termination or expiration with a new comfort letter or subordination agreement in form and substance reasonably acceptable to Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) executed by the applicable Hotel Operator or Approved Franchisor, as the case may be, in favor of Administrative Agent.

(xi)                              With respect to any Project, the sale, exchange, conveyance or transfer, either voluntarily or involuntarily, by Borrower of any right, title or interest of Borrower in and to such Project or any portion thereof; provided, however, that Borrower shall be permitted to (i) sell, exchange, convey or transfer personal property in the ordinary course of business so long as such sale, exchange, conveyance or transfer does not materially and adversely affect the operation of such Project (and such sale, exchange, conveyance or transfer permitted under this clause (i) shall not result in a Project being an Ineligible Project) or (ii) grant, maintain and/or record Permitted Encumbrances (and the grant, maintenance or recordation of Permitted Encumbrances shall not result in a Project being an Ineligible Project); or

(xii)                           With respect to any Project, the sale, exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, of any direct or indirect ownership interest in the Borrower that owns or leases such Project; provided, however, that (A) the occurrence of one or more Permitted Transfers, (B) any transaction permitted by Section 6.22(f) and (C) the granting and/or recording of Permitted Encumbrances shall, in each case, be permitted (and such events or circumstances shall not result in a Project being an Ineligible Project).

(b)                                 Updated Borrowing Base Compliance Certificate.

(i)                                     In the event that any Borrowing Base Property becomes an Ineligible Project pursuant to Section 4.04(a), Borrower shall deliver to Administrative Agent an updated Borrowing Base Compliance Certificate

(including calculation of the amount of the Borrowing Base after giving effect to the exclusion therefrom of all Ineligible Projects) together with the notice to Administrative Agent required pursuant to Section 6.03(d) and, if applicable, comply with the requirements of Section 2.04(b)(ii) as and when required thereunder.

(ii)                                  In the event that any Borrowing Base Property ceases to be an Ineligible Project pursuant to Section 4.04(a), Borrower may deliver to Administrative Agent an updated Borrowing Base Compliance Certificate (including calculation of the amount of the Borrowing Base after giving effect to the inclusion therein of such Borrowing Base Property) and upon delivery thereof such Borrowing Base Property will automatically be included in the calculation of the Borrowing Base.

ARTICLE V  REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and the Lenders on the Closing Date and on each other date on which such representations and warranties are required to be made, as follows that:

5.01                        Existence, Qualification and Power.  Each Borrower (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated by the Loan Documents, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Lien permitted hereby) under, or require any payment to be made under any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party, which would reasonably be expected to have a Material Adverse Effect; (c) materially conflict with or result in any material breach or contravention of, or the creation of any Lien (other than a Lien permitted hereby) under, or require any payment to be made under any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (d) violate any Law, which violation would reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental

Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of any of the transactions contemplated hereby other than those that have already been duly made or obtained and remain in full force and effect.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party a party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, or by general equitable principles relating to enforceability (regardless of whether enforcement is sought at law or equity).

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 The financial statements delivered prior to the Closing Date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of Guarantor as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of Guarantor as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case, to the extent required to be shown therein pursuant to GAAP.

(b)                                 Since June 30, 2018, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any other Loan Party or against any of their properties or revenues that (a) challenges the validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby (excluding any such challenge brought by or at the direction of Administrative Agent or any Lender), or (b) have a reasonable probability of being determined adversely and if determined adversely would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.07                        No Default or Event of Default.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                        Ownership of Property.  Each Borrower has good record and marketable title in fee simple to, or valid leasehold interests pursuant to Eligible Ground Leases in, each Borrowing Base Property purported to be owned or leased by such Borrower, subject only to Permitted

Encumbrances.  As of the Closing Date, set forth on Schedule 1.01 is a list of all Borrowing Base Properties with a notation as to which Borrower owns or leases each Borrowing Base Property.

5.09                        Hazardous Materials.

(a)                                 Borrower has obtained or caused the preparation of each Environmental Report, and except as disclosed in the Environmental Report, to the actual knowledge of Borrower, such Borrower and the Borrowing Base Property owned or leased by such Borrower are in material compliance with all Environmental Laws.

(b)                                 Except as disclosed in the Environmental Report, neither Borrower nor any Borrowing Base Property are subject to any private or governmental Lien or judicial or administrative notice or action pending, or to Borrower’s actual knowledge, threatened, relating to Hazardous Materials or the environmental condition of any Borrowing Base Property.

(c)                                  Except as disclosed in the Environmental Report, to Borrower’s actual knowledge, (i) no Hazardous Materials are located on or have been stored, processed or disposed of on or released or discharged from (including ground water contamination) any Borrowing Base Property, and (ii) no underground storage tanks exist on any Borrowing Base Property.

5.10                        Insurance.  Borrower is in compliance with the requirements of Section 6.15.

5.11                        Taxes.  Each Loan Party has timely filed all federal and material state and other tax returns and reports required to be filed, and has timely paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (i) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) which would not reasonably be expected to have a Material Adverse Effect.

5.12                        ERISA.  No Borrower is an “employee benefit plan” as defined in Section 3(3) of ERISA or a “plan” as defined in Section 4975(e)(1) of the Code.  None of any Borrower or any of their respective ERISA Affiliates maintain, sponsor, contribute to, or have any liability with respect to, any Employee Benefit Plans.

5.13                        Borrowers.  Set forth on Schedule 5.13 is a complete and accurate list of all Borrowers, showing, as of the Closing Date (as to each Initial Borrower) or as of the most recent update thereof pursuant to any Joinder Agreement (as to each Additional Borrower), the jurisdiction of each Borrower and the type of entity of each such Borrower.

5.14                        Legal Compliance.  Neither the zoning nor any other right to use or operate the improvements located on any Borrowing Base Property is to any extent dependent upon or related to any real estate other than such Borrowing Base Property.

5.15                        Services and Utilities.  To Borrower’s knowledge, all streets, easements, utilities and related services necessary for the operation of each Borrowing Base Property for its intended purpose are available to such Borrowing Base Property.

5.16                        Enforceability.  Each Loan Document executed by such Borrower constitutes a legal and binding obligation of, and is valid and enforceable against, such Borrower in accordance with the terms thereof (subject to Debtor Relief Laws and general equitable principles).

5.17                        Legal Parcel; Separate Tax Parcel.  Each Borrowing Base Property is taxed separately and does not include any other real property, and for all purposes each such Borrowing Base Property may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel (it being understood that one or more Borrowing Base Properties may be comprised of multiple tax lots).

5.18                        Leases and Rents.  Each Borrower has good title to the Leases and rents relating to the Borrowing Base Property owned or leased by such Borrower, free and clear of all claims, and Liens other than Permitted Encumbrances.  To the knowledge of Borrower, (i) the Leases are valid and unmodified (except as modified prior to the Closing Date or after the Closing Date but in accordance with the provisions hereof) and are in full force and effect (except as a result of any termination after the Closing Date in accordance with the provisions hereof) and (ii) Borrower is not in default of any of the material terms or provisions of the Leases.  The rents now due or to become due for any periods subsequent to the Closing Date have not been collected for a period of more than one (1) month in advance (other than security deposits), waived or released, discounted, set off or otherwise discharged or compromised.

5.19                        Margin Regulations; Investment Company Act.  No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.20                        Disclosure.  No written information or written data (excluding any forecasts, projections, budgets, estimates and general market or industry data) furnished by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished or publicly disclosed by any Loan Party) when provided and when taken as a whole with all other information or data provided, furnished or disclosed by the Loan Parties contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, (i) with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that forecasts, estimates and projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that Borrower makes no representation that such representations will in fact be realized) and (ii) as to statements, information and reports specified as having been derived by Borrower from third parties or third party reports, other than Affiliates of Borrower, Borrower represents only that as of the date of such delivery it has no knowledge of any material misstatement therein.

5.21                        Compliance with Laws.  Each Loan Party is in compliance with (a) its charter, by-laws or other organizational documents, and (b) the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (y) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (z) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.22                        Taxpayer Identification Number.  Each Loan Party’s true and correct U.S.  taxpayer identification number as of the Closing Date is set forth on a list provided to Administrative Agent on or prior to the Closing Date (or, with respect to each Additional Borrower, is set forth in the information provided to Administrative Agent with respect to such Additional Borrower pursuant to Section 4.03).

5.23                        Sanctions Laws and Regulations; Anti-Money Laundering Laws; Anti-Corruption Laws.

(a)                                 The manager of CMCT has implemented and maintains in effect policies and procedures designed to achieve compliance by CMCT and each of its Subsidiaries (including, without limitation, each Loan Party) and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.  CMCT and each of its Subsidiaries (including, without limitation, each Loan Party), and to the knowledge of the chief executive officer, chief financial officer or general counsel of CMCT and each Borrower, each director or officer thereof, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (i) CMCT nor any of its Subsidiaries (including, without limitation, the Loan Parties), or (ii) to the knowledge of the chief executive officer, chief financial officer or general counsel of CMCT and each Borrower, any director, officer or employee of CMCT or any of its Subsidiaries that will act in any capacity in connection with or benefit from the transactions contemplated hereby, is a Sanctioned Person.  No transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions, in any material respect.

(b)                                 No Loan Party (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

5.24                        Solvency.  The Borrowers, taken as a whole and on a consolidated basis, after giving effect to the Borrowings contemplated hereunder and the other transactions contemplated hereby, are Solvent.

5.25                        EEA Financial Institutions.  Neither Borrower nor Guarantor is an EEA Financial Institution.

5.26                        Franchise Documents.  To the actual knowledge of Borrower, the Hotel Agreements are in full force and effect.  To the actual knowledge of Borrower, there is no material default under any provision of any Hotel Agreement and all conditions to the effectiveness of each Hotel Agreement presently required to be satisfied have been satisfied in all material respects, including the payment of all material fees, deposits, costs and expenses required thereby.

All representations and warranties made in this Agreement or any other Loan Document or in any certificate or other document delivered to Administrative Agent pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Administrative Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or on its behalf.

ARTICLE VI  COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any contingent obligation not yet due and payable), or any Letter of Credit shall remain outstanding:

6.01                        Financial Statements and Other Deliveries.  Borrower shall deliver to Administrative Agent, on behalf of the Lenders:

(a)                                 as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Guarantor (commencing with the fiscal year ending December 31, 2018), an unaudited consolidated balance sheet of Guarantor, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, prepared in accordance with GAAP, consistently applied;

(b)                                 as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Guarantor (commencing with the fiscal quarter ending September 30, 2018), an unaudited consolidated balance sheet of Guarantor and its subsidiaries, as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of Guarantor’s fiscal year then ended, as applicable, prepared in accordance with GAAP, consistently applied;

(c)                                  concurrently with the delivery of the annual and quarterly financial statements referred to in Sections 6.01(a) and (b) above, (i) operating statements for each Borrowing Base Property for the applicable reporting period, (ii) a rent roll for each Borrowing Base Property that is a Standard Asset as of the end of such reporting period, (iii) if any Borrowing Base Property is a Hotel Asset, to the extent not previously provided, the then most current Smith Travel Research Report available, if any, (including standard hotel data of rooms sold and rooms available, as well as gross revenue breakdown of room revenue from other revenue, occupancy ADR, and RevPar Statistics for each such Borrowing Base Property), and (iv) a Borrowing Base Compliance Certificate (including calculation of the amount of the Borrowing Base in effect as of the end of the applicable reporting period), in each case, signed by the chief executive officer, chief financial officer, treasurer, controller or other executive responsible for the financial affairs of each Borrower, setting forth and certifying the information set forth therein;

(d)                                 promptly, except to the extent prohibited by Law or would reasonably be expected to result in the loss of an attorney-client privilege or would violate a confidential obligation to a Person that is not an Affiliate of any Borrower, following any written request therefor, such other information regarding the operations, business or corporate affairs or financial condition of the Loan Parties, the Borrowing Base Properties, or compliance with the terms of this Agreement, as the Administrative Agent or the Required Lenders through the Administrative Agent may reasonably request; and

(e)                                  promptly, any information that the Administrative Agent deems lawfully necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

As to any information contained in materials furnished pursuant to Section 6.01(d), Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

Borrower hereby acknowledges that (a) Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Person shall be deemed to have authorized Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.02                        Taxes.  Borrower shall pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or (ii) the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.03                        Notices.  Borrower shall promptly notify Administrative Agent, on behalf of the Lenders, upon a Responsible Officer obtaining knowledge:

(a)                                 of the occurrence of any Default or Event of Default;

(b)                                 of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)                                  of any material change in accounting policies or financial reporting practices by any Loan Party;

(d)                                 of the occurrence of any event or condition described in Section 4.04(a);

(e)                                  within ten (10) Business Days of any Loan Party becoming aware of (i) any material or reportable Release, or threat of Release, of any Hazardous Materials in violation of any applicable Environmental Law at any Borrowing Base Property; (ii) any violation of any applicable Environmental Law that any Loan Party or any of their respective Subsidiaries required to be reported in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves any Borrowing Base Property; and

(f)                                   of any failure by any Hotel Operator to perform any material obligation under any Hotel Management Agreement, any event or condition which would permit any Approved Franchisor or Hotel Operator to terminate, cancel or surrender any Hotel Agreement, or any notice given by any Approved Franchisor or Hotel Operator with respect to the foregoing, specifying in each case the action Borrower has taken or intends to take with respect thereto.

Each notice pursuant to this Section 6.03 (other than Section 6.03(d)) shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower have taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Appraisals.  Administrative Agent shall have the right to order new appraisals of the Borrowing Base Property from time to time; provided, however, that the Borrowing Base shall not be subject to recalculation based on any such new appraisal other than a new appraisal obtained pursuant to Section 2.16(b)(iv) in connection with Borrower’s exercise of the extension option.  Each appraisal is subject to review and approval by Administrative Agent.  Borrower agrees upon demand to pay to Administrative Agent the actual out-of-pocket cost and expense for such appraisals.  Borrower’s obligation to pay such cost and expense shall be limited to one appraisal per year, unless the appraisal is ordered after the occurrence of an Event of Default, is required by

Laws or is required in connection with Borrower’s exercise of the extension option pursuant to Section 2.16.

6.05                        Preservation of Existence, Etc.  The Loan Parties shall (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties.  The Loan Parties shall (a) maintain, preserve and protect in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, all of (i) its Borrowing Base Properties and (ii) its other material properties and equipment necessary in the operation of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07                        Leases.

(a)                                 Affirmative Covenants.  Each Borrower shall (i) duly and punctually observe, perform and discharge in all material respects the obligations, terms, covenants, conditions and warranties of such Borrower as landlord under the Leases to which such Borrower is a party (and, for purposes of this Section 6.07, all references to “Lease” or “Major Lease” in relation to a Borrower shall be deemed to refer to the applicable Lease(s) or Major Lease(s) to which such Borrower is a party, as the context may require), (ii) [reserved], (iii) use commercially reasonable efforts to enforce the performance of each and every material obligation, term, covenant, condition and agreement in the Leases to be performed by any Lessee or any guarantor, short of termination thereof, except that a Borrower may (without Administrative Agent’s consent) terminate any Lease, other than a Major Lease, following a material default thereunder by the respective Lessee, (iv) [reserved], (v) [reserved], and (vi) promptly upon request by Administrative Agent, provide to Administrative Agent a copy of each Lease not delivered previously to Administrative Agent.

(b)                                 Negative Covenants.  Without the prior written consent of Administrative Agent in each instance (such consent not to be unreasonable withheld, conditioned or delayed), no Borrower shall (i) cancel, terminate or consent to any surrender of any Major Lease, (ii) commence any action of ejectment or any summary proceedings for dispossession of any Lessee under any Major Lease or exercise any right of recapture provided in any Major Lease, (iii) materially and adversely modify or alter the terms of any Major Lease, (iv) waive or release any Lessee or any guarantors under a Major Lease from any material financial obligations to be performed by such Lessee or guarantors, (v) [reserved], (vi) [reserved], (vii) collect or accept any rents from any Lessee for a period of more than one (1) month in advance (other than security deposits received in the ordinary course of business in accordance with prudent business practices), or (viii) further pledge, transfer, mortgage or otherwise encumber or assign future payments of rents.

If Borrower provides Administrative Agent with a written request for approval of any proposed Major Lease or any proposed renewal, extension or modification of an existing Major Lease (in each case, together with a correct and complete copy of the proposed Major Lease or proposed renewal, extension or modification of an existing Major Lease, as the case may be, including any exhibits, and any guaranty(ies) thereof, subject only to any such final, non-material changes made thereto prior to the execution thereof), Administrative Agent shall have a period of ten (10) Business Days to respond.  If, after the passage of such ten (10) days, Administrative Agent has not approved, rejected or requested additional information from Borrower in order to assess whether to approve or reject such Major Lease or such renewal, extension or modification, Borrower may deliver a second written request to Administrative Agent requesting Administrative Agent’s approval of such Major Lease or such renewal, extension or modification.  Such second notice shall contain BOLD AND CAPITALIZED TYPE INDICATING THE FOLLOWING: “THIS IS A SECOND NOTICE REQUESTING APPROVAL OF THE REFERENCED [LEASE/LEASE renewal/extension/modification]. YOUR FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED TO BE YOUR APPROVAL OF THE SAME.”  Provided no Default then exists, Administrative Agent’s failure to respond to such second notice shall be deemed to be Administrative Agent’s approval of the same and Borrower may enter into such Major Lease or proposed renewal, modification or extension of an existing Major Lease.

6.08                        Compliance with Laws.  The Loan Parties shall comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.  The manager of CMCT will maintain in effect and enforce policies and procedures designed to achieve compliance by CMCT and each of its Subsidiaries (including, without limitation, each Loan Party) and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

6.09                        Books and Records.  The Loan Parties shall (a) maintain proper books of record and account, in accordance with GAAP consistently applied, in all material respects and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Person.

6.10                        Inspection Rights.  The Loan Parties shall, except to the extent prohibited by applicable Law or as would reasonably be expected to result in the loss of attorney-client privilege, permit representatives and independent contractors of Administrative Agent (who may be accompanied by representatives and independent contractors of any Lender) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours to be mutually agreed in advance; provided, that unless an Event of

Default has occurred and is continuing, only one such inspection per calendar year shall be permitted.

6.11                        Use of Proceeds.

(a)                                 Borrower shall use the proceeds of the Credit Extensions for general corporate purposes, including, directly or indirectly, for refinancing existing Indebtedness (including the Indebtedness under the Existing Credit Facilities), financing acquisitions, funding working capital and capital expenditures (including any TI/LC Obligations), making intercompany loans and investments to and in CMCT and CMCT’s other Subsidiaries to the extent otherwise permitted hereunder, and Restricted Payments to the extent otherwise permitted hereunder, and, in each case, related fees, commissions, and expenses.

(b)                                 Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(c)                                  Borrower shall not request any Borrowing or Letter of Credit, and the Loan Parties shall not use, and shall procure that their Affiliates and each of their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions or Anti-Corruption Laws applicable to any party hereto.

6.12                        Compliance with Environmental Laws.  Each Borrower shall comply, and use commercially reasonable efforts to cause all Lessees and other Persons operating or occupying any Borrowing Base Property owned or leased by such Borrower to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits relating to such Borrowing Base Property; obtain and renew all material Environmental Permits necessary for its operations and Borrowing Base Properties; and conduct any required investigation, study, sampling and testing, and undertake any required cleanup, response, removal, remedial or other action necessary to remove, remediate and clean up Hazardous Materials at, on, under or emanating from any of the properties owned, leased or operated by them in accordance with the requirements of all applicable Environmental Laws.

6.13                        Release of Borrowing Base Properties; Release of Borrower.

(a)                                 Release of Borrowing Base Property.  Except as expressly set forth below in this Section 6.13, Administrative Agent shall have no obligation to release any Borrowing Base Property (or any portion thereof) until the Obligations (other than contingent Obligations not yet due and payable and for which no demand has been made)

have been paid in full and the Commitment of each Lender has been terminated.  Borrower shall be entitled to obtain the release (in each case, a “Borrowing Base Property Release”) of all, but not less than all, of a Borrowing Base Property (each, a “Release Property”) from the lien of the applicable Security Instrument and the other Loan Documents, provided that all of the following conditions are satisfied:

(i)                                     Borrower shall have submitted to Administrative Agent a written request for the release or a Release Property (a “Release Notice”) at least five (5) Business Days prior to the proposed release date, together with copies of any documents which Borrower requests Administrative Agent execute in connection with such proposed release;

(ii)                                  the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the effective date of such Borrowing Base Property Release after giving effect to such Borrowing Base Property Release, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (B) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (A)) after giving effect to such qualification, (C) for purposes of this Section 6.13(a), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (D) to the extent that such representations and warranties are not true and correct solely as a result of any Borrowing Base Property being an Ineligible Project at the time such representation and warranty is made;

(iii)                               no Default or Event of Default shall have occurred and be continuing (unless such Default or Event of Default relates solely to the applicable Borrower or Release Property and the effectuation of the Borrowing Base Property Release and/or, if applicable, the release of such Borrower pursuant to Section 6.13(b) below will cure such Default or Event of Default) or would result under any other provision of this Agreement after giving effect to such Borrowing Base Property Release;

(iv)                              Borrower shall deliver to Administrative Agent a certificate of a Responsible Officer that includes a pro forma Borrowing Base Compliance Certificate demonstrating the effects of removing such Release Property from the Borrowing Base in effect;

(v)                                 Borrower shall have paid to Administrative Agent, for application to the outstanding balance of the Loans, an amount equal to the amount, if any, by which the Total Outstandings exceeds the then current Borrowing Base (after giving effect to the requested Borrowing Base Property Release);

(vi)                              after giving effect to such Borrowing Base Property Release, the Minimum Property Condition shall remain satisfied;

(vii)                           [reserved];

(viii)                        [reserved];

(ix)                              [reserved];

(x)                                 Borrower shall pay, or caused to be paid, to Administrative Agent all reasonable costs and expenses incurred in connection with such Borrowing Base Property Release, including without limitation all amounts, if any, payable pursuant to Section 3.05, and all recording fees, transfer and other taxes, trustee’s fees, reasonable attorneys’ fees, appraisal fees, escrow fees, fees for title insurance and similar charges; and

(xi)                              Borrower shall have delivered to Administrative Agent an officer’s certificate signed by a Responsible Officer of Borrower certifying that the conditions in clauses (ii) through (ix) above, as applicable, have been satisfied.

Administrative Agent will (at the sole cost of Borrower) following receipt of such Release Notice and an officer’s certificate signed by a Responsible Officer of Borrower, and each of the Lenders irrevocably authorizes Administrative Agent to, execute and deliver such documents as Borrower may reasonably request as is necessary or desirable to evidence the release of such Project from the Lien of the applicable Security Instrument and the other Loan Documents, which documents shall be reasonably satisfactory to Administrative Agent.  Administrative Agent shall promptly notify the Lenders of any such Borrowing Base Property Release.

Following the release of any Release Property, such Release Property shall no longer be a Borrowing Base Property and shall be excluded from the calculation of the Borrowing Base.

(b)                                 Release of Borrower.  Upon (i) the release of the Security Instrument encumbering the last Release Property owned or leased by a Borrower as provided above in this Section 6.13, and the payment to Administrative Agent in full of the amount, if any, required pursuant to Sections 6.13(v) and 6.13(a)(x) above with respect to the release of such Release Property, so long as no Default or Event of Default shall have occurred and be continuing (unless such Default or Event of Default relates solely to the applicable Borrower and the effectuation of the release of such Borrower pursuant to this Section 6.13(b) will cure such Default or Event of Default), or (ii) the occurrence of any transaction permitted by Section 6.22(f) below following which the Borrower is not the continuing or surviving Person, such Borrower shall be deemed to no longer be a Borrower under the Loan Documents and, upon such Borrower’s request, Borrower, each other Borrower and Guarantor, and Administrative Agent (on behalf of Administrative Agent and each of the Lenders) shall each execute and deliver a reciprocal release agreement in form and substance reasonably satisfactory to Administrative Agent, the applicable Borrower, each other Borrower and Guarantor, pursuant to which Borrower, each other Borrower and

Guarantor shall release Administrative Agent and the Lenders from any and all liability and obligations arising under or in connection with the Loans and the Loan Documents through the date of such release agreement, and Administrative Agent (on behalf of Administrative Agent and each of the Lenders) shall release the applicable Borrower from any and all liability and obligations arising under or in connection with the Loans and the Loan Documents other than liabilities and obligations which, by the express terms of the Loan Documents, survive the termination of the Commitments and the repayment of all Obligations.  Each of the Lenders irrevocably authorizes Administrative Agent to execute and deliver each such reciprocal release agreement in accordance with the foregoing terms and conditions.

6.14                        Further Assurances.  Borrower shall, and shall cause each of the other Loan Parties to, promptly upon request by Administrative Agent, (a) correct any material defect or manifest error that may be discovered in any Loan Document and (b) do, execute and take any and all such further acts, deeds, certificates and assurances and other instruments as Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

6.15                        Minimum Property Condition.  Borrower shall satisfy the Minimum Property Condition at all times.

6.16                        Insurance and Casualty.

(a)                                 Required Insurance Policies.  Borrower, at its expense, shall maintain and provide to Administrative Agent copies of policies or other satisfactory evidence of all Required Insurance Policies, which Required Insurance Policies may, notwithstanding any provisions to the contrary contained herein, contain customary and commercially reasonable deductibles.

(b)                                 Policy Requirements; Insurance Consultant.  All insurance policies shall (i) be issued by an insurance company licensed to do business in the state where the applicable Borrowing Base Property is located having a rating of “A-” VIII or better by A.M.  Best Co., in Best’s Rating Guide, (ii) name “JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and each Lender” as additional insured on general liability insurance and as mortgagee and loss payee on all property, flood insurance, earthquake insurance and rent loss or business interruption insurance (whether or not required hereunder), (iii) be endorsed to show that the insurance of the Borrower or Additional Borrower that owns or leases such Borrowing Base Property shall be primary and all insurance carried by Administrative Agent is strictly excess and secondary and shall not contribute with such Borrower’s or Additional Borrower’s insurance, (iv) provide that Administrative Agent is to receive thirty (30) days written notice prior to non-renewal or cancellation, (v) be evidenced by a certificate of insurance to be provided to Administrative Agent or such other evidence of insurance reasonably acceptable to Administrative Agent in its reasonable discretion, (vi) include either policy or binder numbers on the ACORD form, and (vii) be in form and amounts reasonably acceptable to Administrative Agent; provided, however, that with respect to any flood insurance required hereunder, acceptable proof of coverage shall consist of a copy of the insurance policy, the declarations page of the insurance policy or an application plus proof of premium payment (with a copy of the policy or declarations page provided to Administrative Agent within thirty (30) days thereafter) and shall not include ACORD or other forms of certificates of insurance.  Administrative Agent, at its option and upon notice to Borrower, may retain no more than once every twelve (12) months, at Borrower’s expense, an insurance consultant to review the insurance for each Borrowing Base Property to confirm that it complies with the terms and conditions set forth herein.

(c)                                  Evidence of Insurance; Payment of Premiums.  Following the expiration of an existing policy, Borrower shall deliver to Administrative Agent evidence acceptable to Administrative Agent of the continuation of the coverage of such expired policy as soon as such evidence of coverage is available to Borrower and in any event within fifteen (15) days after the expiration of such policy.  If Administrative Agent has not received satisfactory evidence of such continuation of coverage in the time frame herein specified, Administrative Agent shall have the right, but not the obligation, to purchase such insurance for Administrative Agent’s and the Lenders’ interests only.  Any amounts so disbursed by Administrative Agent pursuant to this Section shall be repaid by Borrower within ten (10) days after written demand therefor.  Nothing contained in this Section shall require Administrative Agent to incur any expense or take any action hereunder, and inaction by Administrative Agent shall never be considered a waiver of any right accruing to Administrative Agent on account on this Section.  The payment by Administrative Agent of any insurance premium for insurance which Borrower is obligated to provide hereunder but which Administrative Agent believes has not been paid, shall be conclusive between the parties as to the legality and amounts so paid.  Borrower agrees to pay all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to the Borrowing Base Property which would wholly or partially invalidate any insurance thereon.

(d)                                 Collateral Protection.  Unless Borrower provides Administrative Agent with evidence satisfactory to Administrative Agent of the insurance coverage required by this Agreement as and when required under this Agreement, Administrative Agent may purchase insurance at Borrower’s expense to protect Administrative Agent’s and the Lenders’ interests in the Borrowing Base Property.  This insurance may, but need not, protect Borrower’s interest in the Borrowing Base Property.  The coverages that Administrative Agent purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with any Borrowing Base Property.  Borrower or Administrative Agent (as appropriate) may later cancel any insurance purchased by Administrative Agent, but only after Administrative Agent receives satisfactory evidence that Borrower has obtained insurance as required by this Agreement.  If Administrative Agent purchases insurance for the Borrowing Base Property or any portion thereof, Borrower will be responsible for the costs of that insurance, including any charges imposed by Administrative Agent in connection with the placement of insurance, until the effective date of the cancellation or expiration of such insurance.  Any amounts paid by Administrative Agent pursuant to this Section shall be repaid by Borrower within ten (10) days after written demand therefor.  The costs of the insurance may, at Administrative Agent’s discretion, be added to Borrower’s total principal obligation owing to Administrative Agent and the Lenders, and in any event shall be secured by the liens on the Borrowing Base Property created by the Loan Documents.  It is understood and agreed that (i) the costs of insurance obtained by Administrative Agent may be more than the costs of insurance Borrower may be able to obtain on its own and (ii) in the case of flood insurance, the amount of coverage may be more than required by the Flood Laws.

(e)                                  No Liability; Assignment.  Administrative Agent shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurers, or payment of losses, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, thereunder.  Borrower hereby absolutely assigns and transfers to Administrative Agent, for the benefit of the Lenders, all of Borrower’s right, title and interest in and to any unearned premiums paid on policies and any claims thereunder and Administrative Agent and/or the Lenders shall have the right, but not the obligation, to assign any then existing claims under the same to any purchaser of any Borrowing Base Property at any foreclosure sale; provided, however, that so long as no Default exists and is continuing hereunder, Borrower shall have the right under a license granted hereby, and Administrative Agent hereby grants to Borrower a license, to exercise rights under said policies and in and to said premiums subject to the provisions of this Agreement.  Said license shall be revoked automatically upon the occurrence and during the continuance of an Event of Default hereunder.  In the event of a foreclosure of any Security Instrument, or other transfer of any Borrowing Base Property in extinguishment in whole or in part of the Loans, all right, title and interest of Borrower in and to all proceeds then payable under insurance policies then in force shall thereupon vest in the purchaser at such foreclosure or Administrative Agent, on behalf of the Lenders or other transferee in the event of such other transfer of the Borrowing Base Property, to the extent such proceeds are assignable pursuant to the terms of the applicable policy or policies.

(f)                                   No Separate Insurance.  Borrower shall not carry any separate insurance on any Borrowing Base Property concurrent in kind or form with any insurance required hereunder or contributing in the event of loss unless such policy shall have attached a standard non-contributing mortgagee clause, with loss payable to Administrative Agent, for the benefit of the Lenders, and shall otherwise meet all other requirements set forth herein.

(g)                                  Casualty Loss.

(i)                                     If all or any part of any Borrowing Base Property shall be damaged or destroyed by fire or other casualty, Borrower shall give prompt written notice and, if the claims exceed Three Million Five Hundred Thousand Dollars ($3,500,000), make a claim to the insurance carrier and provide a copy of such claim to Administrative Agent.  With respect to any such casualty loss for which Borrower has an insurance claim that exceeds Three Million Five Hundred Thousand Dollars ($3,500,000), Borrower hereby authorizes and empowers Administrative Agent, at Administrative Agent’s option and in Administrative Agent’s sole discretion as attorney-in-fact for Borrower, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Administrative Agent’s reasonable out-of-pocket expenses incurred in the collection of such proceeds; provided, however, that the foregoing authorization and empowerment of Administrative Agent to act as attorney-in-fact for Borrower shall not become effective until the occurrence and during the continuance of an Event of Default or until such time as Borrower fails to diligently pursue the collection of such insurance proceeds in Administrative Agent’s opinion.  The foregoing appointment is irrevocable, coupled with an interest, and continuing so long as the Commitments or Obligations remain outstanding, and such rights, powers and privileges shall be exclusive in Administrative Agent (for the benefit of the Lenders), its successors and assigns.

(ii)                                  As sole loss payee on all policies of casualty insurance, Administrative Agent shall receive all insurance proceeds from any casualty loss, and shall hold the same in an interest-bearing account pending disposition in accordance with this Section; provided, however, that, so long as no Default or Event of Default shall be continuing, Borrower shall be entitled to receive and hold all such insurance proceeds that do not exceed Three Million Five Hundred Thousand Dollars ($3,500,000).  Borrower authorizes Administrative Agent to deduct from such insurance proceeds received by Administrative Agent all of Administrative Agent’s reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with the collection thereof (the remainder of such insurance proceeds being referred to herein as “Net Casualty Proceeds”).

(iii)                               Administrative Agent shall cause the Net Casualty Proceeds from any casualty loss affecting a Borrowing Base Property in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) to be disbursed for the cost of reconstruction of such Borrowing Base Property if all of the following conditions are satisfied within ninety (90) days after the applicable casualty loss: (A) Borrower projects, and Administrative Agent agrees, that the reconstruction can be completed within a reasonable period of time after such casualty loss (but in no event later than the Maturity Date) and that after giving effect to such reconstruction such Borrowing Base Property will be restored to substantially its condition immediately prior to the casualty loss; (B) Borrower satisfies Administrative Agent that the Net Casualty Proceeds are sufficient to pay all costs of reconstruction, or if insufficient, Borrower deposits with Administrative Agent additional funds to make up such insufficiency; (C) Borrower delivers to Administrative Agent all material plans and specifications and material construction contracts for the work of reconstruction and such plans and specifications and construction contracts are in form and content reasonably acceptable to Administrative Agent and with a contractor or contractors reasonably acceptable to Administrative Agent; and (D) Administrative Agent is satisfied that (i) if the affected Borrowing Base Property is Standard Asset, within a reasonable period of time after completion of the reconstruction there will be in effect Leases demising in the aggregate no less than sixty percent (60%) of the aggregate rental square footage of the improvements located on such Borrowing Base Property, and (ii) if the affected Borrowing Base Property is a Hotel Asset, the applicable Hotel Agreements will remain in full force and effect.  The disbursement of Net Casualty Proceeds pursuant to this clause (iii) shall be in accordance with customary disbursement procedures and shall not be available after the occurrence and during the continuance of an Event of Default.  Any Net Casualty Proceeds not required to reconstruct the affected Borrowing Base Property shall be delivered to Borrower after expiration of the lien period for the work of reconstruction (or, at Borrower’s option, after delivery of title insurance to Administrative Agent, for the benefit of the Lenders, over such liens where the lien period has not so expired).  Upon the occurrence and during the continuance of an Event of Default or in the event Borrower is unable to satisfy the conditions set forth in subclauses (A) through (D) hereof by the required date, Administrative Agent, on behalf of the Lenders, shall have the right (but not the obligation) to apply all Net Casualty Proceeds held by it to the payment of the Obligations.  Borrower shall have the obligation to promptly and diligently complete the work of reconstruction necessitated by any casualty loss and restore the affected Borrowing Base Property to the equivalent of its condition immediately prior to such casualty provided the applicable Net Casualty Proceeds are made available to Borrower for such purpose.

6.17                        Condemnation and Other Awards.  Promptly upon receiving written notice of the institution or threatened institution of any proceeding for the condemnation of any Borrowing Base Property or any part thereof, Borrower shall notify Administrative Agent of such fact.  Borrower shall then file or defend its rights thereunder and prosecute the same with due diligence to its final disposition; provided, however, that Borrower shall not enter into any settlement of such proceeding without the prior approval of Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).  Administrative Agent shall be entitled, at its option, to appear in any such proceeding in its own name, on behalf of the Lenders, and upon the occurrence and during the continuation of an Event of Default or if Borrower fails to diligently prosecute such proceeding, (a) Administrative Agent shall be entitled, at its option, to appear in and prosecute any such proceeding or to make any compromise or settlement in connection with such condemnation on behalf of Borrower, and (b) Borrower hereby irrevocably constitutes and appoints Administrative Agent as its attorney-in-fact, and such appointment is coupled with an interest, to commence, appear in and prosecute such action or proceeding or to make such compromise or settlement in connection with any such condemnation on its behalf.  The foregoing appointment is continuing so long as the Commitments or Obligations remain outstanding, and such rights, powers and privileges shall be exclusive in Administrative Agent (for the benefit of the Lenders), its successors and assigns.  If any Borrowing Base Property or any material part thereof is taken or materially diminished in value in connection with such condemnation, or if a consent settlement is entered, by or under threat of such proceeding, the award or settlement payable to Borrower by virtue of its interest in the affected Borrowing Base Property, shall be, and by these presents is, assigned, transferred and set over unto Administrative Agent, for the benefit of the Lenders.  Any such award or settlement shall be first applied to reimburse Administrative Agent and the Lenders for all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in connection with the collection of such award or settlement.  The balance of such award or settlement (the “Net Condemnation Proceeds”) shall be paid to Administrative Agent, for the benefit of the Lenders for application in the manner set forth in Section 6.16(g) as if such award or settlement constituted insurance proceeds from a casualty loss;

provided, however, that Administrative Agent shall have no obligation to make Net Condemnation Proceeds available for construction or reconstruction of the affected Borrowing Base Property unless Administrative Agent has determined that such Borrowing Base Property as so constructed or reconstructed after giving effect to the condemnation would have a value that is not materially less than its value would have been had there been no such condemnation.  Borrower shall have the obligation to promptly and diligently complete the work of reconstruction necessitated by any condemnation and restore the affected Borrowing Base Property to the substantial equivalent of its condition immediately prior to such condemnation provided the applicable Net Condemnation Proceeds are made available to Borrower for such purpose.

6.18                        ERISA.

(a)                                 Plan Assets; Compliance; No Material Liability.  Borrower hereby covenants and agrees that (i) Borrower shall not use any Plan Assets to repay or secure the Obligations, (ii) no assets of Borrower or Guarantor are or will be Plan Assets, (iii) each Employee Benefit Plan will be in material compliance with all applicable requirements of ERISA and the Code except to the extent any defects can be remedied without material liability to Borrower under Revenue Procedure 2008-50 or any similar procedure, and (iv) Borrower will not have any material liability under Title IV of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan.

(b)                                 Transfer of Interests.  In addition to the prohibitions set forth in this Agreement and the other Loan Documents, and not in limitation thereof, Borrower hereby covenants and agrees that Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interests or rights (direct or indirect) in any Loan Document or any portion of the Borrowing Base Property or attempt to do any of the foregoing or suffer any of the foregoing, or permit any party with a direct or indirect interest or right in any Loan Document or any portion of the Borrowing Base Property to do any of the foregoing, if such action would cause this Agreement, any of the other Loan Documents, or the Obligations or the exercise of any of Administrative Agent’s or any Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Code (unless Borrower furnishes to Administrative Agent a legal opinion satisfactory to Administrative Agent that the transaction is exempt from the prohibited transaction provisions of ERISA and the Code) or would otherwise result in any Borrowing Base Property, or assets of Borrower or Guarantor being Plan Assets.

(c)                                  Indemnity.  Borrower hereby agrees to indemnify Administrative Agent, each Lender, their respective Affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not Administrative Agent, any Lender or any Affiliate is a party thereto) which any of them may actually pay or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in Administrative Agent’s or any Lender’s judgment by reason of the inaccuracy of the representations and warranties set forth in Section 5.12 hereof or a breach of the provisions set forth in this Section 6.18.  The obligations of Borrower under this Section 6.18 shall survive the termination of this Agreement.

6.19                        Controlled Substances.  Without limiting the provisions of Section 5.14 or Section 5.21, Borrower shall not violate, and shall use commercially reasonable efforts not to suffer or permit any tenant leasing space in any Borrowing Base Property to violate, the Controlled Substances Act.  Upon any Responsible Officer of Borrower obtaining knowledge of any conduct in violation of the first sentence of this Section 6.19, Borrower shall promptly take all actions reasonably expected under the circumstances to terminate any such use of the affected Borrowing Base Property, including:  (a) to give timely notice to any appropriate law enforcement agency of information that led Borrower to know such conduct had occurred, and (b) in a timely fashion to revoke or make a good faith attempt to revoke permission for those engaging in such conduct to use the affected Borrowing Base Property or to take reasonable actions in consultation with a law enforcement agency to discourage or prevent illegal use of the affected Borrowing Base Property.

6.20                        [Reserved].

6.21                        [Reserved].

6.22                        Negative Covenants.  So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any contingent obligation not yet due and payable), or any Letter of Credit shall remain outstanding, Borrower shall not:

(a)                                 Liens.  Create, incur, or assume any Lien upon any Borrowing Base Property or the right to receive any income therefrom or proceeds thereof, in each case, other than (i) Permitted Encumbrances and (ii) Liens within the scope of Section 4.04(a)(ii).

(b)                                 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

(c)                                  Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if a Default or an Event of Default has occurred and is continuing or would result therefrom, except that the following shall be permitted:

(i)                                     any Borrower may declare and make Restricted Payments payable solely in the Equity Interests of such Person, and;

(ii)                                  if applicable, any Borrower may declare and make Restricted Payments, directly or indirectly, in an amount not to exceed the amount required to be distributed in any fiscal year in order for CMCT and each Subsidiary of CMCT that is a REIT to (i) maintain their REIT Statuses for U.S. federal and state income tax purposes and (ii) avoid the payment of U.S. federal or state income or excise tax; provided, that no cash Restricted Payments will be permitted following acceleration of any amount owing under the Facility or during the existence of an Event of Default arising under Sections 8.01(a), 8.01(c) or 8.01(d).

If at the time of declaration any Restricted Payment is permitted by this Section 6.22(c), the making of such Restricted Payment shall be deemed permitted.

(d)                                 Accounting Changes.  Borrower shall not permit any of the Loan Parties to make any change in (i) accounting policies or reporting practices that are inconsistent with GAAP or (ii) fiscal year.

(e)                                  Operations of Borrower.  Take any action, or omit to take any action, that would cause such Borrower not to be a Special Purpose Entity.

(f)                                   Fundamental Changes.  Merge, dissolve, divide, liquidate, consolidate with or into another Person or make any Disposition of a Borrowing Base Property; provided, that:

(i)                                     any Borrower may merge or consolidate with any third party; provided that immediately following such merger, either (A) such Borrower shall be the continuing or surviving Person and shall continue to be a Special Purpose Entity or (B) such third party is a Special Purpose Entity and executes a Joinder Agreement and thereby becomes a Borrower hereunder pursuant to the provisions of Section 4.03;

(ii)                                  any Borrower may merge or consolidate with any other Borrower; and

(iii)                               any Borrower may Dispose of a Borrowing Base Property (A) to any other Borrower or (B) to any third party, provided that such third party is a Special Purpose Entity and executes a Joinder Agreement and thereby becomes a Borrower hereunder pursuant to the provisions of Section 4.03.

ARTICLE VII  COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT

7.01                        Permits.

(a)                                 Collateral Assignment and Security Agreement.  As additional security for the Obligations, Borrower hereby sells, assigns, transfers and sets over and grants to Administrative Agent, for the benefit of the Lenders, a security interest in, all of Borrower’s right, title and interest in and to all Permits, to the extent that such security interest is not expressly prohibited under such Permits.

(b)                                 Remedies Upon Event of Default.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right but not the obligation, and Borrower hereby authorizes Administrative Agent, to enforce Borrower’s rights with respect to the Permits.

(c)                                  Power of Attorney.  Effective upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Administrative Agent as its attorney-in-fact, coupled with an interest, to demand, receive and enforce Borrower’s rights with respect to the Permits, to give appropriate receipts, releases and satisfactions for and on behalf of Borrower and to do any and all acts in the name of Borrower or in the name of Administrative Agent with the same force and effect as if Borrower had performed such acts.

(d)                                 License.  Provided no Event of Default has occurred and is continuing, Borrower shall have the right under a license granted hereby to exercise its rights with respect to the Permits.  The license granted hereby shall be revoked at Administrative Agent’s option upon written notice from Administrative Agent to Borrower after the occurrence and during the continuance of an Event of Default.

(e)                                  No Assumption of Liabilities.  Administrative Agent does not hereby assume any of Borrower’s obligations or duties with respect to the Permits, including, without limitation, the obligation to pay for the preparation or issuance thereof.

(f)                                   No Prior Conveyance or Limiting Action.  Borrower represents and warrants that it (i) has not previously conveyed, transferred or assigned the Permits or any right, title or interest therein (other than prior conveyances, transfers or assignments that are no longer in effect) and (ii) except for Permitted Encumbrances, has not executed any other instrument which might prevent or limit Administrative Agent from operating under the terms and provisions of the assignment contemplated hereby, and Borrower covenants and agrees not to do any of the foregoing.

(g)                                  Applicable Law.  The provisions of this Section 7.01 are subject to all applicable Laws.

7.02                        Project Documents and Swap Agreements.

(a)                                 Collateral Assignment and Security Agreement.  As additional security for the Obligations, Borrower hereby sells, assigns, transfers, sets over and grants to Administrative Agent, for the benefit of the Lenders, a security interest in, all of its right, title and interest in and to the Project Documents and any Swap Agreements.

(b)                                 Performance; Enforcement.  Borrower shall perform and observe in a timely manner all material covenants, conditions, obligations and agreements on the part of Borrower to be performed or observed under the Project Documents and any Swap Agreements.  Borrower shall not waive, excuse, condone or in any manner release or discharge any party to a Project Document or any Swap Agreement from any material covenants, conditions, obligations or agreements to be performed or observed by such party under such Project Document or Swap Agreement, as applicable, and shall, at its sole cost and expense, use commercially reasonable efforts to enforce and secure the performance of all material covenants, conditions, obligations and agreements to be observed by all parties under the Project Documents and any Swap Agreements.

(c)                                  Remedies Upon Event of Default.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right but not the obligation, and Borrower hereby authorizes Administrative Agent to enforce Borrower’s rights under the Project Documents and any Swap Agreements and to receive the performance of any other Person that is a party to the Project Documents and any Swap Agreements.

(d)                                 Notices of Default.  Borrower shall send to Administrative Agent any written notice of default or breach of or under the Project Documents or any Swap

Agreements that Borrower sends to (such notice to Administrative Agent to be sent simultaneously therewith) or receives from (such notice to Administrative Agent to be sent promptly upon receipt by Borrower thereof) any Person that is a party to any Project Document or Swap Agreement.

(e)                                  Power of Attorney.  Effective upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Administrative Agent as its attorney-in-fact, coupled with an interest, to demand, receive and enforce Borrower’s rights with respect to the Project Documents and any Swap Agreements, to give appropriate receipts, releases and satisfactions for and on behalf of Borrower and to do any and all acts in the name of Borrower or in the name of Administrative Agent with the same force and effect as if Borrower had performed such acts.

(f)                                   License.  Provided no Event of Default has occurred and is continuing, Borrower shall have the right under a license granted hereby to exercise its rights under the Project Documents and any Swap Agreements.  The license granted hereby shall be revoked at Administrative Agent’s option upon written notice from Administrative Agent to Borrower after the occurrence and during the continuance of a Default.

(g)                                  No Assumption of Liability.  Administrative Agent does not hereby assume any of Borrower’s obligations or duties under the Project Documents or any Swap Agreements, including, without limitation, the obligation to pay for services rendered thereunder.

(h)                                 Validity and Enforceability of Project Documents and Swap Agreements.  Borrower represents and warrants that, to Borrower’s actual knowledge (i) as of the date hereof, the Project Documents are valid, binding and enforceable (subject to Debtor Relief Laws and general equitable principles), are in full force and effect, and there are no material breaches or defaults thereunder and no events have occurred which with notice and/or lapse of time will constitute a material breach or default thereunder by Borrower or any Affiliate of Borrower, and (ii) any Swap Agreements are valid, binding and enforceable (subject to Debtor Relief Laws and general equitable principles), are in full force and effect, and there are no material breaches or defaults thereunder and no events have occurred which with notice and/or lapse of time will constitute a material breach or default thereunder by Borrower or any Affiliate of Borrower.  Borrower represents and warrants that it has full power, right and authority to execute and enter into the Project Documents and any Swap Agreements.

(i)                                     No Prior Conveyance or Limiting Actions.  Borrower represents and warrants that it (i) has not previously conveyed, transferred or assigned the Project Documents or any Swap Agreements or any right, title or interest therein (other than prior conveyances, transfers or assignments that are no longer in effect) and (ii) except for Permitted Encumbrances, has not executed any other instrument which might prevent or limit Administrative Agent from operating under the terms and provisions of the assignment contemplated hereby, and Borrower covenants and agrees not to do any of the foregoing.

7.03                        Reassignment.  Upon the indefeasible payment by Borrower in full of all of the Obligations (other than any contingent obligation not yet due and payable) and termination of the Commitments, all of Administrative Agent’s interest in the Permits, any Swap Agreement that is not terminated in connection with the repayment of the Obligations, and the Project Documents shall automatically be deemed reassigned to Borrower (or terminated if so requested by Borrower) and Administrative Agent shall have no further interest therein.  Upon written request from Borrower, Administrative Agent shall, at Borrower’s expense, execute such documentation as is reasonably necessary to reassign or terminate such interest without recourse to Administrative Agent.

7.04                        Additional Instruments.  At Administrative Agent’s request, Borrower shall execute and deliver to Administrative Agent any and all assignments and other documents and instruments reasonably necessary to confirm the collateral assignments contemplated by this Article VII.

ARTICLE VIII  EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation (whether upon demand at maturity, by reason of acceleration or otherwise) or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document.

(b)                                 Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.11, 6.15 or 6.16.

(c)                                  Involuntary Proceeding.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or Guarantor or their respective debts, or of a substantial part of their respective assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or Guarantor or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(d)                                 Voluntary Proceedings.  Any Borrower or Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.01(c) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or Guarantor or for a substantial part of their respective assets, (iv) make a general assignment for the benefit of creditors or (v) take any action for the purpose of effecting any of the foregoing.

(e)                                  [Reserved].

(f)                                   Unable to Pay Debts.  The admission in writing by any Borrower or Guarantor that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature.

(g)                                  [Reserved].

(h)                                 Change of Control.  There occurs any Change of Control and, solely with respect to a Change of Control occurring under clause (d) of the definition thereof, within ten (10) days after a Responsible Officer of Borrower receives knowledge of such Change of Control, the applicable Borrower has not been released in accordance with Section 6.13(b) of this Agreement.

(i)                                     [Reserved].

(j)                                    Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made or any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be incorrect or misleading in any respect after giving effect to such qualification when made or deemed made, and such default shall continue unremedied for the shorter of (x) 30 days or (y) so long as such breach would not reasonably be expected to have a Material Adverse Effect.

(k)                                 [Reserved].

(l)                                     [Reserved].

(m)                             Cessation of Loan Documents to be Effective.  The cessation, for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, of any Loan Document to be in full force and effect in all material respects; the failure of any Lien intended to be created by the Loan Documents to exist or to be valid and perfected; the cessation of any such Lien, for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, to have the priority contemplated by this Agreement or the other Loan Documents, subject to Borrower’s right to contest Liens in accordance with the terms of this Agreement; or the revocation by Guarantor of the Limited Guaranty or any other Loan Document executed by Guarantor.

(n)                                 ERISA.  Any breach of the provisions of Section 6.18 hereof.

(o)                                 Negative Covenants.  Any breach of the provisions of (i) Sections 6.22(a), (b) or (f) hereof shall occur, or (ii) Section 6.22(c) hereof shall occur which is not cured by Borrower within five (5) Business Days after notice of such breach is delivered to Borrower by Administrative Agent, or (iii) Section 6.22(e) hereof shall occur which is not cured by Borrower within ten (10) Business Days after notice of such breach is delivered to Borrower by Administrative Agent.

(p)                                 Judgments.  Any judgment or order for the payment of money in excess of (i) $1,000,000 is rendered against any Borrower or (ii) $25,000,000 in the aggregate is rendered against Guarantor, and such judgments or orders shall continue for a period of sixty (60) days without being paid, stayed or dismissed through appropriate appellate proceedings.

(q)                                 Swap Agreements.  There occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Borrower is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as defined in such Swap Agreement) under such Swap Agreement as to which any Borrower is an Affected Party (as defined in such Swap Agreement) and, in either event, any Swap Termination Value owed by such Borrower as a result thereof is not paid within thirty (30) days after such Early Termination Date.

(r)                                    Borrower Cross-Default.  Failure by any Borrower to pay when due any Indebtedness in an outstanding principal amount of $1,000,000 or more in the aggregate excluding the Loans (“Material Borrower Indebtedness”); or the default by any Borrower in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any loan agreement or other debt instrument, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or permit the holder(s) of such Material Borrower Indebtedness to cause, such Material Borrower Indebtedness to become due prior to its stated maturity or any commitment to lend under any such loan agreement or other debt instrument to be terminated prior to its stated expiration date; or any Material Borrower Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.

(s)                                   [Reserved].

(t)                                    [Reserved].

(u)                                 Failure to Perform Covenants.  The failure of any Borrower to fully perform any and all covenants and agreements hereunder or under any of the other Loan Documents, and, with respect to covenants and agreements other than those specifically referenced in this Section 8.01, or for which another cure period is provided, such failure is not cured by Borrower within thirty (30) days after Administrative Agent gives notice to Borrower thereof, unless (i) such failure, by its nature, is not capable of being cured within such thirty (30) day period, (ii) within thirty (30) days after the delivery of such notice, Borrower commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (iii) Borrower causes such failure to be cured no later than ninety (90) days after the date of such notice from Administrative Agent.

8.02                        Remedies Upon Event of Default.

(a)                                 If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)                                     declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)                                  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(iii)                               require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)                              exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable Laws, including, without limitation, all rights and remedies of a secured party under the UCC;

provided, however, that upon the occurrence of any Event of Default described in Section 8.01(c) or (d) occurs, the obligation of each Lender to make Loans and any obligations of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

(b)                                 [Reserved].

(c)                                  Without limiting the generality of Section 8.01(a) above, if an Event of Default occurs and is continuing, Administrative Agent shall have the right (but shall have no obligation) at any time to take in its name or in the name of Borrower such action as Administrative Agent reasonably determines is necessary or advisable to cure any default under any Franchise Documents or to protect the rights of Borrower, Administrative Agent or any Lender thereunder.  Administrative Agent shall incur no liability if any action so taken by it or on its behalf shall prove to be inadequate or invalid, and, except to the extent directly caused by the gross negligence or willful misconduct of Administrative Agent. Borrower irrevocably constitutes and appoints Administrative Agent as Borrower’s attorney-in-fact, which power of attorney is coupled with an interest, in Borrower’s name or in Administrative Agent’s name, to enforce all rights of Borrower under the Franchise Documents; provided, however, that Administrative Agent shall not take any action pursuant to the foregoing appointment except upon and during the continuance of an Event of Default.  Administrative Agent and/or Lenders may advance funds for any of the purposes described in this Section 8.02(c) and such advances, even if in excess of the amount of the Facility, shall be payable to Administrative Agent and Lenders on demand and shall be secured by the Loan Documents.

(d)                                 For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, an Event of Default that relates solely to any Borrower or Borrowing Base Property shall be cured and no longer continuing upon the release of such Borrower or such Borrowing Base Property, in each case, pursuant to the terms and conditions of Section 6.13.

8.03                        Application of Funds.  After an exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees due hereunder and under the Fee Letter, Letter of Credit Fees and interest on the Loans, the L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings then due, Swap Obligations then due and breakage, termination or other payments then owing under Lender Cash Management Agreements, on a pari passu basis, ratably among the parties entitled thereto in accordance with the amounts of principal, L/C Borrowings, Swap Obligations and payments owing under Lender Cash Management Agreements then due to such parties;

Fifth, to Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations (other than contingent obligations for which no claim has been made) have been paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such

Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired or cancelled, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.

Notwithstanding the foregoing, Obligations arising under Swap Agreements and Cash Management Agreements shall be excluded from the application described above if Administrative Agent has not received a Designation Notice, together with such supporting documentation as Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank (except if such Hedge Bank or Cash Management Bank is the Administrative Agent or an Affiliate of the Administrative Agent), as the case may be.  Each Hedge Bank or Cash Management Bank that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if such Affiliates were a “Lender” party hereto.

8.04                        Curing of Defaults.  Upon the occurrence of an Event of Default hereunder, Administrative Agent without waiving any right of acceleration or foreclosure under the Loan Documents which Administrative Agent or the Lenders may have by reason of such Event of Default or any other right Administrative Agent or the Lenders may have against Borrower because of said Event of Default, shall have the right (but not the obligation) to take such actions and make such payments as shall be necessary to cure such Event of Default, including, without limitation, the making of Loans.  All amounts so expended shall constitute Obligations and shall be payable by Borrower on demand by Administrative Agent.

ARTICLE IX  ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.  Each of the Lenders and each of the L/C Issuers hereby irrevocably appoints JPMC to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Each Lender authorizes Administrative Agent to enter into the Loan Documents (other than this Agreement) on behalf of, and for the benefit of, the Lenders and to take all actions left to the discretion of Administrative Agent herein and therein on behalf of, and for the benefit of, the Lenders.  Each Lender agrees that any action taken by Administrative Agent at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement), and any action taken by Administrative Agent not requiring consent by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement) shall be authorized by and binding upon all Lenders.  The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and the L/C Issuers, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (other than Sections 9.06 and 9.10).  It is understood and agreed that the use of the term “agent” herein or in any other

Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02                        Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default, other than a Default or Event of Default in the payment of scheduled payments of principal and interest, unless and until notice describing such Default or Event of Default is given in writing to Administrative Agent by Borrower, a Lender or any L/C Issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent, (vi) the financial condition of any Loan Party, or (vii) the creation, perfection or priority of the Lien on any Borrowing Base Property.

Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, Administrative Agent shall not (y) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (z) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Where the Administrative Agent is required or deemed to act as a trustee in respect of any collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, the obligations and liabilities of the Administrative Agent to the Lenders in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law.

9.04                        Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Applicable L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or such Applicable L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or such Applicable L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  Administrative Agent shall not be responsible for the negligence or misconduct of any sub- agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06                        Resignation of Administrative Agent.

(a)                                 Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of Borrower so long as no Event of Default has occurred and is then continuing (such approval not to be withheld or delayed unreasonably), to appoint a successor, which shall be a commercial bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, except that Borrower shall, in all events, be deemed to have approved each Lender and any of its respective Affiliates as a successor Administrative Agent.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, subject to the approval of Borrower so long as no Event of Default has occurred and is then continuing (such approval not to be withheld or delayed unreasonably), appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed

Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender, a Disqualified Institution, or an Affiliate of any Defaulting Lender or Disqualified Institution.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(c) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)                                 Any resignation by, or removal of, JPMC as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer.  If JPMC resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Applicable Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  Upon the appointment by Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of an L/C Issuer, (b) JPMC shall be discharged as L/C Issuer from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Applicable Letters of Credit, if any, issued by JPMC and outstanding at the time of such succession or make other arrangements satisfactory to JPMC to effectively assume the obligations of JPMC with respect to such Applicable Letters of Credit.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Syndication Agent, Documentation Agent or Arrangers listed on the cover page hereof (or any other Arranger) shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09                        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and Administrative Agent under Sections 2.03(h) and (i), 2.08 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10                        Collateral and Guaranty Matters.

(a)                                 Except with respect to the exercise of setoff rights in accordance with Section 10.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding (whether in its capacity as a Lender, Hedge Bank or Cash Management Bank), no Lender (whether in its capacity as a Lender, Hedge Bank or Cash Management Bank) shall have any right individually to realize upon any collateral or enforce any part of this Agreement, the other Loan Documents, any Swap Agreement or any Cash Management Agreement with respect to the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents, any Swap Agreement and any Cash Management Agreement may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof.  In its capacity, the Administrative Agent is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the UCC.  In the event that any collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such collateral in favor of the Administrative Agent on behalf of the Lenders.  With respect to any action by Administrative Agent to enforce the rights and remedies of Administrative Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Note to Administrative Agent to the extent necessary to enforce the rights and remedies of Administrative Agent for the benefit of the Lenders under any Security Instrument in accordance with the provisions hereof.  Each Lender agrees to indemnify each of the other Lenders for any loss or damage suffered or cost incurred by such other Lender (including without limitation, attorneys’ fees and expenses and other costs of defense) as a result of the breach of this Section 9.10 by such Lender.

(b)                                 The Lenders (including, if applicable, in their capacity as a potential Cash Management Bank and potential Hedge Bank) irrevocably authorize Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to any Permitted Encumbrance. Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by Borrower or Guarantor in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the collateral.

(c)                                  Without limiting the provisions of Section 9.09, each Lender (including, if applicable, in its capacity as a potential Cash Management Bank and potential Hedge Bank) and each L/C Issuer irrevocably authorizes Administrative Agent, at its option and in its discretion (a) to release any Borrower from its obligations under the Loan Documents pursuant to Section 6.13 hereof, (b) to release the Cash Collateral and any Lien thereon in accordance with the terms and conditions set forth in Section 2.14, and (c) to release and reconvey any Borrowing Base Property from the Lien of the applicable Security Instrument (and any other Loan Documents) pursuant to Section 6.13.  Upon request by Administrative

Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release any Borrower under the Loan Documents, any Cash Collateral and any Lien thereon, and any Borrowing Base Property and any Lien thereon, in each case, pursuant to this Section 9.10.

9.11                        Credit Bidding.  The Lenders hereby irrevocably authorize Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the collateral in satisfaction of some or all of the Obligations pursuant to an assignment in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the collateral (a) at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including under Sections 363, 1123 or 1129 of the United States Bankruptcy Code, or any Debtor Relief Laws, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid by Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Lenders’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement), (iv) Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Lenders, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Lender or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Lender is deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Lender shall execute such documents and provide such information regarding the Lender (and/or any designee of the Lender which will receive interests in or debt instruments issued by such acquisition vehicle) as Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.12                        Foreclosure.  In the event that all or any portion of a Borrowing Base Property is acquired by Administrative Agent as the result of a foreclosure or acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations, title to such Borrowing Base Property or any portion thereof shall be held in the name of Administrative Agent or a nominee or subsidiary of Administrative Agent, as agent, for the benefit of the Lenders, or in an entity co-owned by the Lenders as determined by Administrative Agent.  Administrative Agent shall prepare a recommended course of action for such Borrowing Base Property (the “Post-Foreclosure Plan”) and submit it to the Lenders for approval by the Required Lenders.  In the event that Administrative Agent does not obtain the approval of the Required Lenders to such Post-Foreclosure Plan, any Lender shall be permitted to submit an alternative Post-Foreclosure Plan to Administrative Agent, and Administrative Agent shall submit any and all such additional Post-Foreclosure Plan(s) to the Lenders for evaluation and the approval by the Required Lenders.  In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Borrowing Base Property acquired and administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Borrowing Base Property, and the collecting of rents and other sums from such Borrowing Base Property and paying the expenses of such Borrowing Base Property.  Upon demand therefor from time to time, each Lender will contribute its ratable share (based on their respective Commitments immediately prior to the termination thereof) of all reasonable costs and expenses incurred by Administrative Agent pursuant to the Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Borrowing Base Property.  In addition, Administrative Agent shall render or cause to be rendered by the managing agent, to each of the Lenders, monthly, an income and expense statement for such Borrowing Base Property, and each of the Lenders shall promptly contribute its ratable share (based on their respective Commitments immediately prior to the termination thereof) of any operating loss for the Borrowing Base Property, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the Post-Foreclosure Plan.  To the extent there is net operating income from such Borrowing Base Property, Administrative Agent shall, in accordance with the Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders.  All such distributions shall be made to the Lenders in proportion to their respective Commitments immediately prior to the termination thereof.  The Lenders acknowledge that if title to any Borrowing Base Property is obtained by Administrative Agent or its nominee, or an entity co-owned by the Lenders, such Borrowing Base Property will not be held as a permanent investment but will be disposed of as soon as practicable and within a time period consistent with the regulations applicable to national banks for owning real estate.  Administrative Agent shall undertake to sell such Borrowing Base Property at such price and upon such terms and conditions as the Required Lenders shall reasonably determine to be most advantageous.  Any purchase money mortgage or deed of trust taken in connection with the disposition of such Borrowing Base

Property in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee.  In such case, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage defining the rights of the Lenders in the same, which agreement shall be in all material respects similar to the rights of the Lenders with respect to the Borrowing Base Property.  Lenders agree not to unreasonably withhold or delay their approval of a Post-Foreclosure Plan or any third party offer to purchase the Borrowing Base Property.  An offer to purchase the Borrowing Base Property or any portion thereof at a gross purchase price of ninety-five percent (95%) of the fair market value of such property as set forth in a current appraisal, shall be deemed to be a reasonable offer.

9.13                        Swap Agreements and Cash Management Agreements.  Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03 of this Agreement or the Guaranty by virtue of the provisions of this Agreement or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty) other than in its capacity as a Lender, an L/C Issuer or Administrative Agent, as applicable, and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Agreements and Swap Agreements except to the extent expressly provided herein and unless Administrative Agent has received a Designation Notice of such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank (except if such Hedge Bank or Cash Management Bank is Administrative Agent or an Affiliate of Administrative Agent), as the case may be.  Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Agreements and Swap Agreements in the case of a termination of this Agreement and the Facility.

9.14                        Approvals of Lenders.  All communications from Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved.  Unless a Lender shall give written notice to Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such requested determination, consent or approval.  The provisions of this Section 9.14 shall not apply to any amendment, waiver or consent regarding any of the matters described in Sections 10.01(a) through (j).

9.15                        ERISA Representations.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or Guarantor, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or Guarantor, that:

(i)                                     none of Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                                 no fee or other compensation is being paid directly to Administrative Agent, or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)                                  Administrative Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii)

may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.16                        Compliance with Flood Laws.  Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws and will post on the applicable Platform (or otherwise distribute to each Lender documents that it receives in connection with the Flood Laws (“Flood Documents”); provided, however that Administrative Agent makes no representation or warranty with respect to the adequacy of the Flood Documents or their compliance with the Flood Laws.  Each Lender acknowledges and agrees that it is individually responsible for its own compliance with the Flood Laws and that it shall, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, including the Flood Documents posted or distributed by Administrative Agent, continue to do its own due diligence to ensure its compliance with the Flood Laws.

ARTICLE X  MISCELLANEOUS

10.01                 Amendments, Etc.  Subject to Section 3.03(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, Borrower and any applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) Administrative Agent and Borrower may, without the consent of any Lender or any other Loan Party, amend this Agreement to add an Additional Borrower hereunder pursuant to a Joinder Agreement as provided in Section 4.03, (ii) Administrative Agent and Borrower may, without the consent of any Lender or any other Loan Party, amend any Loan Documents to release any Borrowing Base Property from the Lien of the applicable Security Instrument and the other Loan Documents, and to release the applicable Borrower under the Loan Documents, in each case in accordance with Section 6.13 hereof, (iii) if Administrative Agent and Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then Administrative Agent and Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other parties to this Agreement, and (iv) notwithstanding the foregoing provisions of this Section 10.01 (including the first proviso above), no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.01(a) without the written consent of each Lender; provided that any waiver with respect to any Fee Letter shall only require the consent of each Person that is a party thereto;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or Section 4.03 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate or Letter of Credit Fees at the Default Rate, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)                                  amend Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f)                                   amend any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)                                  release Borrower from its Obligations under the Loan Documents without the written consent of each Lender other than in accordance with Section 6.13 or as otherwise expressly provided in this Agreement;

(h)                                 release all or substantially all of the value of the Guaranty, without the written consent of each Lender; or

(i)                                     impose any greater restriction on the ability of any Lender under the Facility to assign any of its rights or obligations hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of any L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of

Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender in a disproportionately adverse manner relative to other affected Lenders shall require the consent of such Defaulting Lender; (B) Administrative Agent, the Arranger and Borrower may agree to add the name of any other Arranger, documentation agent or syndication agent to the cover page of this Agreement without the prior written notice to or consent of any Lender; (C) no amendment contemplated by, and subject to Section 2.13(e) shall require the consent of any Person other than Borrower and the Lenders providing an increase in the aggregate Commitments; and (D) Administrative Agent, with the consent of Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document so long as such amendment, modification or supplement does not impose additional obligations on any Lender; provided that Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement.

10.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to a Loan Party, Administrative Agent or any L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Loan Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent

(except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Administrative Agent, any L/C Issuer or a Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM.  In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.  In addition, in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other

Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Loan Parties, Administrative Agent and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to Borrower, Administrative Agent and each L/C Issuer.  In addition, each Lender agrees to notify Administrative Agent and each L/C Issuer from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to one or more Loan Parties or their respective securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Borrowing Notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Each Loan Party shall jointly and severally indemnify Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any L/C Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  Borrower shall pay, or cause to be paid, (i) all reasonable and documented out-of-pocket fees and expenses incurred by Administrative Agent, the Arranger and their respective Affiliates (including but not limited to (a) the reasonable and documented fees, charges and disbursements of one outside legal counsel for Administrative Agent and, if reasonably deemed necessary by Administrative Agent or Arranger, one local counsel retained in any material jurisdiction and (b) due diligence expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, amendments and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out of pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for Administrative Agent, any Lender and any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Notwithstanding anything else in this Agreement to the contrary, and for the avoidance of doubt, each Lender shall bear its own fees and expenses associated with that Lender’s purchase of an interest in the Facility or administration of the Facility.

(b)                                 Indemnification.  Borrower shall indemnify Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, (and will reimburse each Indemnitee as the same are incurred for) any and all losses, claims, damages, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of one outside counsel for Administrative Agent and one outside counsel for the other Indemnitees, unless such other Indemnitees cannot be represented by one outside counsel due to actual or asserted conflicts of interest, in which case the other Indemnitees shall be indemnified from and against and reimbursed for the reasonable and documented fees, disbursements and other charges of such number of other counsel as are necessary in light of such conflicts of interests), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Applicable L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any of such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) a dispute solely among Indemnitees and not involving any act or omission of Borrower or any of their Affiliates (other than, with respect to Administrative Agent, the Arranger or any other agent or arranger under this Agreement, any dispute involving such Person in its capacity or in fulfilling its role as such).  It is understood and agreed that Administrative Agent may determine, in its discretion, the one counsel for all other Indemnitees referenced in this subsection (b); provided, however, that upon the written request of the Required Lenders (subject to the proviso in Section 9.03(b)), Administrative Agent shall, pursuant to such written request, engage a different counsel to serve as the one counsel for all Indemnitees referenced in this subsection (b).  Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes covered by Section 3.01, other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that Borrower for any reason fails to pay any amount required under Section 10.04(a) or (b) to be paid by it to Administrative Agent (or any sub-agent thereof), the Arranger, any Applicable L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the Arranger, each Applicable L/C Issuer or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), any Arranger, any Applicable L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or Applicable L/C Issuer in connection with such capacity.  The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.11(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereto hereby waives and acknowledges that no other Person shall have, any claim against any Indemnitee, in each case on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section 10.04 and the indemnity provisions of Sections 6.18(c) and 10.02(e) shall survive the resignation of Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Facility, and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to Administrative Agent, any L/C Issuer or any Lender, or Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount received by such Lender or such L/C Issuer, as applicable, and so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender (and any attempted such assignment or transfer without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it under the Facility or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the applicable Loans (and participations in Letters of Credit) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A)                               the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, or an Affiliate or Approved Fund of a Lender, in respect of the applicable Facility; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof;

(B)                               the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if an assignment is to a Person that is not a Lender; and

(C)                               the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent, (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee in the amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) payable by the assignor; provided, however, that

Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to any Loan Party or any Loan Party’s Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a Disqualified Institution (provided that such restriction in this clause (C) shall not apply if an Event of Default pursuant to Sections 8.01(a) or 8.01(f) hereof exists) or (D) to a natural person.  Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Institutions or for any assignment of any Loan or Commitment or any other rights of a Lender hereunder or for the sale of any participation, in either case, to a Disqualified Institution.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, Borrower (at their expense) shall execute and deliver a substitute Note to (i) the assignee Lender and/or (ii) in the case of a partial assignment by a Lender of its rights or obligations under this Agreement, the assigning Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) (other than a purported assignment or transfer to a Disqualified Institution) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 10.06(b) and any written consent to such assignment required by this Section 10.06(b), Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to any provision of this Agreement, including without limitation Sections 2.02(b) or 2.11(d), Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section.

(c)                                  Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by any Loan Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower, any other Loan Party or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a Disqualified Institution, or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the other Loan Parties, Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) provided that the Participant shall be subject to the requirements and limitations therein as though it were a Lender (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under Section 10.06(b) and (B) shall not be entitled to receive any greater payment under Section 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(f)                                   Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein:

(i)                                     if at any time any L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer shall, upon thirty (30) calendar days’ notice to Borrower and the Lenders, resign as an L/C Issuer.  In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder with the consent of such successor L/C Issuer; provided, however, no failure by Borrower to appoint any such successor shall affect the resignation of such L/C Issuer as an L/C Issuer.

(ii)                                  any L/C Issuer may resign upon thirty (30) calendar day notice to Borrower and the other Lenders, provided, however if any resigning L/C Issuer remains as a Lender, then its resignation shall not be effective until a successor L/C Issuer is appointed by Borrower from among the Lenders and the agreement of such appointment by such successor L/C Issuer.

If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the resigning L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

10.07                 Treatment of Certain Information; Confidentiality.  Each of Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and such disclosure is in connection with such disclosing Person acting as Administrative Agent or Lender), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the disclosing party agrees, to the extent practicable and permitted by applicable law, to notify Borrower promptly prior to such disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or Swap Agreement or any action or proceeding relating to this Agreement or any other Loan Document or Swap Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (in each case, other than any Disqualified Institution unless such Disqualified Institution has or may become an assignee of or Participant in its rights and obligations under this Agreement at a time it was or is permitted to do so under the terms of this Agreement) or any Eligible Assignee invited to be a Lender pursuant to Section 10.06 or (ii) any actual or prospective party (or its Related Parties) (in each case, other than any Disqualified Institution unless such Disqualified Institution has or may become such a party at a time it was or is permitted to do so under the terms of this Agreement) to any Swap Agreement under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, except that no such agreement shall be required in connection with the disclosure to any such Person of the names of the Disqualified Institutions or the tax identification numbers of the Loan Parties posted on the Platform, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of Borrower or (i) to the extent such Information (y) becomes publicly available other than as a result of a breach of this Section 10.07 or (z) becomes available to Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower or another Loan Party.  In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Facility.  For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or their Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non- public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent and the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing by such Lender, any such L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such L/C Issuer or such Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (y) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (z) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER OR L/C ISSUER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT, ANY LOAN DOCUMENT, ANY SWAP AGREEMENT OR ANY CASH MANAGEMENT AGREEMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO ADMINISTRATIVE AGENT PURSUANT TO THE LOAN DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR L/C ISSUER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS AS REQUIRED ABOVE, SHALL BE NULL AND VOID.  THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

10.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic imaging means (e.g.  “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or the Applicable L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13                 Replacement of Lenders.  If Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any other circumstance exists hereunder that gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section

10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 Borrower shall have paid (or cause the fee to be paid) to Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.  Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 10.13, it shall promptly execute and deliver to Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to Administrative Agent any Note (if any Note has been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT

COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)                                  WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.14.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND

THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CONTROVERSY, DISPUTE OR CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) (EACH, A “CLAIM”) AND THE WAIVER SET FORTH IN THE PRECEDING PARAGRAPH IS NOT ENFORCEABLE IN SUCH ACTION OR PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

1.                                      WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN PARAGRAPH 2 BELOW, ANY CLAIM WILL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. EXCEPT AS OTHERWISE PROVIDED IN THE LOAN DOCUMENTS, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN THE STATE OR FEDERAL COURT IN THE COUNTY OR DISTRICT WHERE VENUE IS OTHERWISE APPROPRIATE UNDER APPLICABLE LAW.

2.                                      THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING, WITHOUT LIMITATION, SET-OFF), (C) APPOINTMENT OF A RECEIVER AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING, WITHOUT LIMITATION, WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT.

3.                                      UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN (10) DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY MAY REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).

4.                                      ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION

TO ARRANGE FOR AND PAY COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

5.                                      THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA. THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH APPLICABLE STATE AND FEDERAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING, WITHOUT LIMITATION, MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.

6.                                      THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.

10.16                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, amendment and restatement, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent and the Arranger are arm’s-length commercial transactions between Borrower, each of the other Loan Parties and their respective Affiliates, on the one hand, and Administrative Agent and the Arranger, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, each of the Lenders and the Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of Administrative Agent, any Lender or any Arranger has any obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, the Lenders and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and none of Administrative Agent, any Lender or any Arranger has any obligation to disclose any of such interests to Borrower, the other Loan Parties or any of their respective Affiliates.  To the fullest extent permitted by law, each of Borrower and each other Loan Party hereby waives and releases any claims that it may have against Administrative Agent, any Lender or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17                 Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, amendments and restatements or other modifications, Borrowing Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it.

10.18                 USA PATRIOT Act.  Each Lender that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.  Each Loan Party shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.19                 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20                 Swap Agreements.  All Swap Agreements, if any, between Borrower and any Lender or Affiliate of any Lender are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan Documents, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Administrative Agent relating to the Loans shall not apply to said Swap Agreements.

10.21                 Statements.  Administrative Agent may from time to time provide Borrower with account statements or invoices with respect to any of the Obligations (the “Statements”). Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Obligations. If Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by Administrative Agent of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of Administrative Agent’s right to receive payment in full at another time.

10.22                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

4750 WILSHIRE BLVD. (LA) OWNER, LLC,
a Delaware limited liability company

By:	/s/ David Thompson
Name:	David Thompson
Title:	Vice President and Chief Financial Officer

9460 WILSHIRE BLVD (BH) OWNER, L.P.,
a Delaware limited partnership

By:	9460 Wilshire Blvd GP, LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

CIM/11600 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:	CIM/11600 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

CIM/11620 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:	CIM/11620 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

1130 HOWARD (SF) OWNER, L.P.,
a Delaware limited partnership

By:	1130 Howard (SF) GP, LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

LINDBLADE MEDIA CENTER (LA) OWNER, LLC,
a Delaware limited liability company

By:	/s David Thompson
Name:	David Thompson
Title:	Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

CIM URBAN REIT PROPERTIES IX, L.P.,
a Delaware limited partnership

By:	CIM Urban REIT GP II, LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
a national banking association,
as Administrative Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
a national banking association,
as Lender and L/C Issuer

By:
Name:
Title:

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
a national banking association,
as Lender and L/C Issuer

By:
Name:
Title:

[Signature Page to Credit Agreement]

CITIBANK, N.A.,
a national banking association,
as Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

MUFG UNION BANK, N.A.,
a national banking association,
as Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

FIFTH THIRD BANK,
an Ohio banking corporation,
as Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
a national banking association,
as Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

Schedule 1.01
Closing Date Borrowing Base Properties

Project	City	State	Project Type	Owner	Security Instrument(1)	Assignment and Subordination of Management Agreement(2)	Environmental Report
4750 Wilshire	Los Angeles	CA	Office Building	4750 WILSHIRE BLVD. (LA) OWNER, LLC, a Delaware limited liability company	Deed of Trust and Fixture Filing (With Assignment of Rents and Security Agreement)	Assignment and Subordination of Management Agreement	Phase I Environmental Site Assessment, prepared by The Vertex Companies, Inc., dated as of August 13, 2018, as Project No. 51-18-00438-009
9460 Wilshire	Beverly Hills	CA	Office Building	9460 Wilshire Blvd (BH) Owner, L.P., a Delaware limited partnership	Deed of Trust and Fixture Filing (With Assignment of Rents and Security Agreement)	Assignment and Subordination of Management Agreement	Phase I Environmental Site Assessment, prepared by The Vertex Companies, Inc., dated as of August 13, 2018, as Project No. 51-18-00438-010
11600 Wilshire	Los Angeles	CA	Office Building	CIM/11600 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership	Deed of Trust and Fixture Filing (With Assignment of Rents and Security Agreement)	Assignment and Subordination of Management Agreement	Phase I Environmental Site Assessment, prepared by The Vertex Companies, Inc., dated as of August 13, 2018, as Project No. 51-18-00438-007
11620 Wilshire	Los Angeles	CA	Office Building	CIM/11620 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership	Deed of Trust and Fixture Filing (With Assignment of Rents and Security Agreement)	Assignment and Subordination of Management Agreement	Phase I Environmental Site Assessment, prepared by The Vertex Companies, Inc., dated as of August 13, 2018, as Project No. 51-18-00438-005
1130 Howard	San Francisco	CA	Office Building	1130 HOWARD (SF) OWNER, L.P., a Delaware limited partnership	Deed of Trust and Fixture Filing (With Assignment of Rents and Security Agreement)	Assignment and Subordination of Management Agreement	Phase I Environmental Site Assessment, prepared by The Vertex Companies, Inc., dated as of August 13, 2018, as Project No. 51-18-00438-002
Lindblade Media Center	Culver City	CA	Office Building	LINDBLADE MEDIA CENTER (LA) OWNER, LLC, a Delaware limited liability company	Deed of Trust and Fixture Filing (With Assignment of Rents and Security Agreement)	Assignment and Subordination of Management Agreement

Phase I Environmental Site Assessment, prepared by The Vertex Companies, Inc., dated as of August 13, 2018, as Project No. 51-18-00438-006, and Phase I Environmental Site Assessment, prepared by The Vertex Companies, Inc., dated as of August 13, 2018, as Project No. 51-18-00438-008

3601 S. Congress	Austin	TX	Office Building	CIM URBAN REIT PROPERTIES IX, L.P., a Delaware limited partnership	Deed of Trust and Fixture Filing (With Assignment of Rents and Security Agreement)	Assignment and Subordination of Management Agreement	Phase I Environmental Site Assessment, prepared by The Vertex Companies, Inc., dated as of August 29, 2018, as Project No. 51-18-00438-003

(1)  Each dated as of October 30, 2018

(2)  Each dated as of October 30, 2018

Schedule 1.01-1

Schedule 2.01
Commitments and Applicable Percentages

Commitments

Lender	Commitment	Applicable Percentage
JPMORGAN CHASE BANK, N.A.	$45,000,000.00	18.000000000%
BANK OF AMERICA, N.A.	$45,000,000.00	18.000000000%
CITIBANK, N.A.	$40,000,000.00	16.000000000%
MUFG UNION BANK, N.A.	$40,000,000.00	16.000000000%
FIFTH THIRD BANK	$40,000,000.00	16.000000000%
PNC BANK, NATIONAL ASSOCIATION	$40,000,000.00	16.000000000%

Total	$250,000,000.00	100.000000000%

Schedule 2.01-1

Schedule 5.13
List of Borrowers

4750 Wilshire Blvd. (LA) Owner, LLC,

9460 Wilshire Blvd (BH) Owner, L.P.,

CIM/11600 Wilshire (Los Angeles), LP,

CIM/11620 Wilshire (Los Angeles), LP,

1130 Howard (SF) Owner, L.P.,

Lindblade Media Center (LA) Owner, LLC, and

CIM Urban REIT Properties IX, L.P.

Schedule 5.13-1

Schedule 10.02
Administrative Agent’s Office; Certain Addresses for Notices

THE LOAN PARTIES:

c/o CIM Group, LLC
4700 Wilshire Blvd.
Los Angeles, California 90010
Attention:  Chief Financial Officer
Email: DThompson@cimgroup.com
Attention: General Counsel
Email: generalcounsel@cimgroup.com

And

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attention: Ari Blaut

Email: blauta@sullcrom.com

ADMINISTRATIVE AGENT

Administrative Agent’s Office

(for payment and Requests for Credit Extensions)

JPMorgan Chase Bank, N.A.

10 South Dearborn, Fl.  07

Mail Code: IL1-0010

Chicago, IL 60603

Attention: Commercial Loan Services

Telephone: 312-385-7030

Telecopier: 312-385-7101

Electronic Mail: cls.reb.chicago@jpmchase.com

Account Name: LS2 Incoming Account

Account No.: 9008113381C6409

ABA# 021000021

Ref: CIM URBAN PARTNERS

Schedule 10.02-1

Other Notices as Administrative Agent

JPMorgan Chase Bank, N.A.

10 South Dearborn, Fl.  07

Mail Code: IL1-0010

Chicago, IL 60603

Attention: Commercial Loan Services

Telephone: 312-385-7030

Telecopier: 312-385-7101

Electronic Mail: cls.reb.chicago@jpmchase.com

With a copy to

JPMorgan Chase Bank, N.A.

201 N.  Central Ave., Fl.  20

Mail Code: AZ1-1319

Phoenix, AZ 85004

Attention: Ryan Dempsey

Telephone: 602-221-2117

Telecopier: 602-221-1372

Electronic Mail: ryan.m.dempsey@jpmorgan.com

L/C ISSUER:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Fl.  07

Mail Code: IL1-0010

Chicago, IL 60603

Attention: Commercial Loan Services

Telephone: 312-385-7030

Telecopier: 312-385-7101

Electronic Mail: cls.reb.chicago@jpmchase.com

Bank of America, N.A.

101 S. Marengo

Pasadena, CA 91101

Attention: Bertha Molina

Telephone: 626-817-0323

Telecopier: 312-453-3563

Electronic Mail: cre_commercial_servicing@baml.com

Schedule 10.02-2

EXHIBIT A

FORM OF BORROWING NOTICE

Date:          ,

To:          JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 30, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among [4750 Wilshire Blvd. (LA) Owner, LLC, 9460 Wilshire Blvd (BH) Owner, L.P., CIM/11600 Wilshire (Los Angeles), LP, CIM/11620 Wilshire (Los Angeles), LP, 1130 Howard (SF) Owner, L.P., Lindblade Media Center (LA) Owner, LLC and CIM Urban REIT Properties IX, L.P.] ‡ (individually and collectively, “Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to Section 2.02(a) of the Agreement, the undersigned hereby requests (select one):

☐  A Borrowing of Loans

☐  A conversion or continuation of Loans

1.             On                     (a Business Day).

2.             In the amount of $                    .§

3.                                      Comprised of

[Type of Loan requested]

4.             For LIBOR Loans: with an Interest Period of     months.

[Signature page immediately follows]

‡  To be updated from time to time, as necessary.

§  Note: Each Borrowing of, conversion to or continuation of LIBOR Loans in a minimum principal amount of $500,000, and in multiples of $100,000 in excess thereof or Base Rate Loans in a minimum principal amount of $500,000, and in multiples of $100,000 in excess thereof; provided, however, subject to Section 2.01 of the Agreement, a Borrowing of Loans may be in the aggregate amount of the unused Commitments.

BORROWER:

4750 WILSHIRE BLVD. (LA) OWNER, LLC,
a Delaware limited liability company

By:
Name:	David Thompson
Title:	Vice President and Chief Financial Officer

9460 WILSHIRE BLVD (BH) OWNER, L.P.,
a Delaware limited partnership

By:	9460 Wilshire Blvd GP, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

CIM/11600 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:	CIM/11600 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

[Signatures Continue on the Following Page]

CIM/11620 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:	CIM/11620 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

1130 HOWARD (SF) OWNER, L.P.,
a Delaware limited partnership

By:	1130 Howard (SF) GP, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

LINDBLADE MEDIA CENTER (LA) OWNER, LLC,
a Delaware limited liability company

By:
Name:	David Thompson
Title:	Vice President and Chief Financial Officer

[Signatures Continue on the Following Page]

CIM URBAN REIT PROPERTIES IX, L.P.,
a Delaware limited partnership

By:	CIM Urban REIT GP II, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

EXHIBIT B

FORM OF DESIGNATION NOTICE

TO:	JPMorgan Chase Bank, N.A., as Administrative Agent

RE:

Credit Agreement, dated as of October 30, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among [4750 Wilshire Blvd. (LA) Owner, LLC, 9460 Wilshire Blvd (BH) Owner, L.P., CIM/11600 Wilshire (Los Angeles), LP, CIM/11620 Wilshire (Los Angeles), LP, 1130 Howard (SF) Owner, L.P., Lindblade Media Center (LA) Owner, LLC and CIM Urban REIT Properties IX, L.P.]** (individually and collectively, “Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

DATE:	[Date]

[Name of Cash Management Bank/Hedge Bank] hereby notifies you, pursuant to the terms of the Credit Agreement, that it meets the requirements of a [Cash Management Bank/Hedge Bank] under the terms of the Credit Agreement and is a [Cash Management Bank/Hedge Bank] under the Credit Agreement and the other Loan Documents.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g.  “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

A duly authorized officer of the undersigned has executed this notice as of the day and year set forth above.

[NAME OF CASH MANAGEMENT BANK/ HEDGE BANK],
as a [Cash Management Bank/Hedge Bank]

By:
Name:
Title:

**  To be updated from time to time, as necessary.

ACKNOWLEDGED:

BORROWER:

4750 WILSHIRE BLVD. (LA) OWNER, LLC,
a Delaware limited liability company

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

9460 WILSHIRE BLVD (BH) OWNER, L.P.,
a Delaware limited partnership

By:	9460 Wilshire Blvd GP, LLC,
a Delaware limited liability company,
its general partner

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

CIM/11600 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:	CIM/11600 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company,
its general partner

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

[Signatures Continue on the Following Page]

CIM/11620 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:	CIM/11620 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company,
its general partner

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

1130 HOWARD (SF) OWNER, L.P.,
a Delaware limited partnership

By:	1130 Howard (SF) GP, LLC,
a Delaware limited liability company,
its general partner

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

LINDBLADE MEDIA CENTER (LA) OWNER, LLC,
a Delaware limited liability company

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

[Signatures Continue on the Following Page]

CIM URBAN REIT PROPERTIES IX, L.P.,
a Delaware limited partnership

By:	CIM Urban REIT GP II, LLC,
a Delaware limited liability company,
its general partner

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (individually, collectively, jointly and severally, “Borrower”), hereby promise to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Loans made by the Lender to Borrower under that certain Credit Agreement, dated as of October 30, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A.

Borrower promise to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to Administrative Agent for the account of the Lender in U.S.  Dollars in immediately available funds at Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is secured and guaranteed pursuant to the Loan Documents, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

To the extent any provision of this Note conflicts with or is inconsistent with the Agreement, the Agreement shall control.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

The obligations of Borrower hereunder shall be joint and several.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BORROWER:

4750 WILSHIRE BLVD. (LA) OWNER, LLC,
a Delaware limited liability company

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

9460 WILSHIRE BLVD (BH) OWNER, L.P.,
a Delaware limited partnership

By:	9460 Wilshire Blvd GP, LLC,
a Delaware limited liability company,
its general partner

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

CIM/11600 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:	CIM/11600 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company,
its general partner

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

[Signatures Continue on the Following Page]

CIM/11620 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:	CIM/11620 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company,
its general partner

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

1130 HOWARD (SF) OWNER, L.P.,
a Delaware limited partnership

By:	1130 Howard (SF) GP, LLC,
a Delaware limited liability company,
its general partner

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

LINDBLADE MEDIA CENTER (LA) OWNER, LLC,
a Delaware limited liability company

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

[Signatures Continue on the Following Page]

CIM URBAN REIT PROPERTIES IX, L.P.,
a Delaware limited partnership

By:	CIM Urban REIT GP II, LLC,
a Delaware limited liability company,
its general partner

By:
Name: David Thompson
Title: Vice President and Chief Financial Officer

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF BORROWING BASE COMPLIANCE CERTIFICATE

To:                             JPMorgan Chase Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 30, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among [4750 Wilshire Blvd. (LA) Owner, LLC, 9460 Wilshire Blvd (BH) Owner, L.P., CIM/11600 Wilshire (Los Angeles), LP, CIM/11620 Wilshire (Los Angeles), LP, 1130 Howard (SF) Owner, L.P., Lindblade Media Center (LA) Owner, LLC and CIM Urban REIT Properties IX, L.P.](1) (individually and collectively, “Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

The undersigned hereby certifies as of the date hereof that he/she is the [chief executive officer, chief financial officer, treasurer, controller or executive responsible for the financial affairs] of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Borrower, and not in such person’s individual capacity, and that attached hereto as Schedule 1, is a true and correct calculation of the Borrowing Base as of                  .

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of           ,        .

BORROWER:

(1)  To be updated from time to time, as necessary.

D-1

SCHEDULE 1

[Detailed, itemized calculation of Borrowing Base]

D-2

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are multiple Assignors or multiple Assignees.

E-1-1

provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.                                      Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.                                      Borrower(s):                       [4750 Wilshire Blvd. (LA) Owner, LLC

9460 Wilshire Blvd (BH) Owner, L.P.

CIM/11600 Wilshire (Los Angeles), LP

CIM/11620 Wilshire (Los Angeles), LP

1130 Howard (SF) Owner, L.P.

Lindblade Media Center (LA) Owner, LLC

CIM Urban REIT Properties IX, L.P.](5)

4.                                      Administrative Agent:  JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement

5.                                      Credit Agreement:  Credit Agreement, dated as of October 30, 2018, among the Borrowers identified in item 3 above, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6.                                      Assigned Interest[s]:

Aggregate
		Amount of	Amount of	Percentage
		Commitment/	Commitment/	Assigned of
		Loans for all	Loans	Commitment/		CUSIP
Assignor[s](6)	Assignee[s](7)	Lenders(8)	Assigned	Loans(9)		Number
		$	$		%
		$	$		%
		$	$		%

(5)  To be updated from time to time, as necessary.

(6)  List each Assignor, as appropriate.

(7)  List each Assignee and, if available, its market entity identifier, as appropriate.

(8)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

E-1-2

[7.                                  Trade Date:                               ](10)

Effective Date:             , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Title

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Title

[Consented to and](11) Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Title:

[Consented to:](12)

By:
Title:

(10)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

(11)  To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.

(12)  To be added only if the consent of Borrower and/or other parties is required by the terms of the Credit Agreement.

E-1-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Institution and meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 5.05 thereof or delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

E-1-4

2.                                      Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-1-5

EXHIBIT E-2

EXHIBIT E-2
FORM OF ADMINISTRATIVE QUESTIONNAIRE

[See Attached]

E-2-1

Administrative Details Questionnaire

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary L/C Contact	Secondary L/C Contact

Name:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

E-2-2

	Electronic Distribution		Contact Information

Name:		Address cont’d:
Title:		Telephone:
Address:		E-Mail Address:

E-2-3

[BORROWER NAMES]

ADMINISTRATIVE DOCUMENTS

Lender’s Domestic Wire Instructions

Bank Name:
City and State:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Lender’s Foreign Wire Instructions (please include wiring instructions for EACH currency as applicable)

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:
SWIFT:
Country of Origin:

, hereby authorizes JPMorgan Chase Bank, N.A.  to rely on the payment instructions contained in this Administrative Details Form.

By:

Its:

E-2-4

Agent’s Wire Instructions

Bank Name:
City and State:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

E-2-5

TAX REPORTING INFORMATION (PLEASE REVIEW THE INFORMATION BELOW AND SUBMIT THE APPROPRIATE IRS TAX FORM ALONG WITH THIS COMPLETED ADMINISTRATIVE DETAILS QUESTIONNAIRE).

TAX DOCUMENTS

U.S.  DOMESTIC INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we request that you submit an original Form W-9.

☐            Attach Form W-9 for current Tax Year

☐            Confirm Tax ID Number:

FOREIGN INSTITUTIONS:

I.  Corporations:

If your institution is incorporated outside of the United States for U.S.  federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution:

a.) Form W-8BEN-E (Certificate of Foreign Status of Beneficial Owner),

b.) Form W-8ECI (Income Effectively Connected to a U.S.  Trade or Business),

c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S.  taxpayer identification number is required for any institution submitting Form W-8ECI.  It is also required on Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S.  An original tax form must be submitted.

☐            Attach applicable Form W-8 for current Tax Year

☐            Confirm Tax ID Number:

II.  Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S.  federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non U.S.  flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S.  Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.  Original tax form(s) must be submitted.

☐            Attach applicable Forms W-8 (and Forms W-9, if relevant to the underlying beneficial owners) for current Tax Year

☐            Confirm Tax ID Number:

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income.  Failure to provide the proper tax form when requested may subject your institution to U.S.  tax withholding.

E-2-6

EXHIBIT F

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of               , 20   (this “Joinder”), is made by              , a                      (the “New Borrower”), each of the other Borrowers party to the Credit Agreement referred to below, JPMorgan Chase Bank, N.A., a national banking association, as administrative agent for the Lenders party to the Credit Agreement referred to below (“Administrative Agent”), and JPMorgan Chase Bank, N.A., a national baking association, as L/C Issuer (as defined in the Credit Agreement defined and described below) (in such capacity, “L/C Issuer”).

RECITALS

A.            Reference is made to that certain Credit Agreement, dated as of October 30, 2018 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Credit Agreement”), among [4750 Wilshire Blvd. (LA) Owner, LLC, 9460 Wilshire Blvd (BH) Owner, L.P., CIM/11600 Wilshire (Los Angeles), LP, CIM/11620 Wilshire (Los Angeles), LP, 1130 Howard (SF) Owner, L.P., Lindblade Media Center (LA) Owner, LLC and CIM Urban REIT Properties IX, L.P.](1) (each, an “Existing Borrower” and, collectively, “Existing Borrowers”), each lender from time to time a party thereto (individually, a “Lender” and collectively, the “Lenders”), and Administrative Agent. Any capitalized term used and not defined in this Joinder shall have the meaning given to such term in the Credit Agreement.  This Joinder is one of the Loan Documents described in the  Credit Agreement.

B.            New Borrower is (x) at least fifty-one percent (51%) owned and (y) Controlled, in each case directly or indirectly, by Guarantor.

C.            Pursuant to Section 4.03 of the Credit Agreement, Existing Borrowers and New Borrower have requested that certain real property owned or ground leased by New Borrower (the “Additional Property”) more particularly described on Exhibit A attached hereto be included in the Borrowing Base as a Borrowing Base Property.

D.            As a condition to the admission of the Additional Property as a Borrowing Base Property, the parties hereto are executing this Joinder.

NOW, THEREFORE, in consideration of the foregoing Recitals and the terms,  covenants, and conditions of this Joinder, the receipt of which and sufficiency of which are hereby acknowledged, New Borrower, Existing Borrowers, Administrative Agent agree as follows:

1.             Joinder as Co-Borrower.  New Borrower assumes and agrees to be bound by all of the terms, covenants, representations, warranties and conditions of the Credit Agreement, the Notes, the Issuer Documents, the Fee Letter, the Environmental Indemnity and the Assignment

(1)  To be updated from time to time, as necessary.

of Contribution Agreement, jointly and severally with the other Persons comprising the Borrowers (or, in the case of the Environmental Indemnity, the Indemnitor (as defined therein)), and assumes and agrees to be bound thereby as a Borrower as if New Borrower had originally executed the Credit Agreement, the Notes, the Issuer Documents, the Fee Letter, the Environmental Indemnity and the Assignment of Contribution Agreement.

2.             Consent and Acceptance.  Existing Borrowers and Administrative Agent hereby consent to the assumption, on a joint and several basis with Existing Borrowers, of the Credit Agreement, the Notes and the Obligations by New Borrower and agree and acknowledge that after the date of this Joinder, New Borrower shall be a “Borrower” for all purposes of the Credit Agreement, the Notes and each of the other Loan Documents.  New Borrower agrees to execute and deliver such additional documents as Administrative Agent may reasonably require pursuant to Section 4.03 of the Credit Agreement, including a Security Instrument and an Assignment of Contribution Agreement.

3.             Ownership of New Borrower.  New Borrower represents and warrants to Lenders and Administrative Agent that New Borrower is at least fifty-one percent (51%) owned, directly or indirectly, by Guarantor.

4.             Organizational Documents; New Borrower.  New Borrower represents and warrants to Administrative Agent and each Lender that true, correct and accurate copies of all of the Organization Documents of New Borrower in effect as of the date hereof have been delivered to Administrative Agent.  Set forth on Exhibit B hereto is the jurisdiction of New Borrower and the type of entity of New Borrower.  Schedule 5.13 attached the Credit Agreement is hereby updated to include Exhibit B attached hereto.

5.             Environmental Report.  That certain [                  ] delivered by New Borrower to Administrative Agent with respect to the Additional Property shall be deemed to be an “Environmental Report” for all purposes under the Loan Documents.

6.             No Default; Compliance with Credit Agreement.  New Borrower represents and warrants to Administrative Agent and each Lender that:

(a)           New Borrower owns fee title to the Additional Property or leases the Additional Property pursuant to an Eligible Ground Lease.

(b)           Each of the representations and warranties made by Borrowers pursuant to Article 5 of the Credit Agreement are true and correct in all material respects with regard to New Borrower on and as of the date hereof, except any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of the date hereof.

7.             Counterparts. This Joinder may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one and the same instrument.

8.             Governing Law. The validity, enforcement, and interpretation of this Joinder, shall for all purposes be governed by and construed in accordance with the laws of the State of

New York and applicable United States federal law, and is intended to be performed in accordance with, and only to the extent permitted by, such laws.

[Signatures Begin on the Following Page]

IN WITNESS WHEREOF, this Joinder is executed as of the date first above written.

NEW BORROWER:

,
a [ ]

By:
Name:
Title:

EXISTING BORROWERS:

4750 WILSHIRE BLVD. (LA) OWNER, LLC,
a Delaware limited liability company

By:
Name:	David Thompson
Title:	Vice President and Chief Financial Officer

9460 WILSHIRE BLVD (BH) OWNER, L.P.,
a Delaware limited partnership

By:	9460 Wilshire Blvd GP, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

[Signatures Continue on the Following Page]

CIM/11600 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:	CIM/11600 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

CIM/11620 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:	CIM/11620 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

1130 HOWARD (SF) OWNER, L.P.,
a Delaware limited partnership

By:	1130 Howard (SF) GP, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

[Signatures Continue on the Following Page]

LINDBLADE MEDIA CENTER (LA) OWNER, LLC,
a Delaware limited liability company

By:
Name:	David Thompson
Title:	Vice President and Chief Financial Officer

CIM URBAN REIT PROPERTIES IX, L.P.,
a Delaware limited partnership

By:	CIM Urban REIT GP II, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

[Signatures Continue on the Following Page]

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.,
a national banking association,
as Administrative Agent

By:
Name:
Title:

L/C ISSUER:

JPMORGAN CHASE BANK, N.A.,
a national banking association,
as L/C Issuer

By:
Name:
Title:

BANK OF AMERICA, N.A.,
a national banking association,
as L/C Issuer

By:
Name:
Title:

CONSENT OF GUARANTOR:

CIM Urban Partners, L.P., a Delaware limited partnership (“Guarantor”), hereby (i) consents to the terms, conditions and provisions of the foregoing Joinder Agreement and the transactions contemplated by that agreement, including, without limitation, the admission of New Borrower as a Borrower under the Credit Agreement and the other Loan Documents, and the assumption, on a joint and several basis with Existing Borrowers, of the Obligations by the New Borrower, (ii) reaffirms the full force and effectiveness of that certain Limited Guaranty Agreement, dated as of October 30, 2018, executed by Guarantor in favor of Administrative Agent and the Lenders.

GUARANTOR:

CIM URBAN PARTNERS, L.P.,
a Delaware limited partnership

By:	Urban Partners GP, LLC,
a Delaware limited liability company,
its General Partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

EXHIBIT A

TO JOINDER AGREEMENT

[Insert Legal Description]

EXHIBIT B

TO JOINDER AGREEMENT

New Borrower	Entity Type	Jurisdiction

EXHIBIT G-1

FORM OF U.S.  TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S.  Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 30, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among [4750 Wilshire Blvd. (LA) Owner, LLC, 9460 Wilshire Blvd (BH) Owner, L.P., CIM/11600 Wilshire (Los Angeles), LP, CIM/11620 Wilshire (Los Angeles), LP, 1130 Howard (SF) Owner, L.P., Lindblade Media Center (LA) Owner, LLC and CIM Urban REIT Properties IX, L.P.](1) (collectively, the “Borrowers”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with a certificate of its non-U.S.  Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

(1)  To be updated from time to time, as necessary.

EXHIBIT G-2

FORM OF U.S.  TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S.  Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 30, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among [4750 Wilshire Blvd. (LA) Owner, LLC, 9460 Wilshire Blvd (BH) Owner, L.P., CIM/11600 Wilshire (Los Angeles), LP, CIM/11620 Wilshire (Los Angeles), LP, 1130 Howard (SF) Owner, L.P., Lindblade Media Center (LA) Owner, LLC and CIM Urban REIT Properties IX, L.P.](1) (collectively, the “Borrowers”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S.  Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

(1)  To be updated from time to time, as necessary.

EXHIBIT G-3

FORM OF U.S.  TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S.  Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 30, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among [4750 Wilshire Blvd. (LA) Owner, LLC, 9460 Wilshire Blvd (BH) Owner, L.P., CIM/11600 Wilshire (Los Angeles), LP, CIM/11620 Wilshire (Los Angeles), LP, 1130 Howard (SF) Owner, L.P., Lindblade Media Center (LA) Owner, LLC and CIM Urban REIT Properties IX, L.P.](1) (collectively, the “Borrowers”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

(1)  To be updated from time to time, as necessary.

EXHIBIT G-4

FORM OF U.S.  TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S.  Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 30, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among [4750 Wilshire Blvd. (LA) Owner, LLC, 9460 Wilshire Blvd (BH) Owner, L.P., CIM/11600 Wilshire (Los Angeles), LP, CIM/11620 Wilshire (Los Angeles), LP, 1130 Howard (SF) Owner, L.P., Lindblade Media Center (LA) Owner, LLC and CIM Urban REIT Properties IX, L.P.](1) (collectively, the “Borrowers”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W- 8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W- 8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

(1)  To be updated from time to time, as necessary.

EXHIBIT H

FORM OF CONTRIBUTION AGREEMENT

INDEMNITY AND CONTRIBUTION AGREEMENT

This Indemnity and Contribution Agreement (this “Agreement”) dated as of October 30, 2018 (the “Effective Date”) is entered into among 4750 WILSHIRE BLVD. (LA) OWNER, LLC, a Delaware limited liability company (“4750 Wilshire”), 9460 WILSHIRE BLVD (BH) OWNER, L.P., a Delaware limited partnership (“9460 Wilshire”), CIM/11600 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership (“11600 Wilshire”), CIM/11620 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership (“11620 Wilshire”), 1130 HOWARD (SF) OWNER, L.P., a Delaware limited partnership (“1130 Howard”), LINDBLADE MEDIA CENTER (LA) OWNER, LLC, a Delaware limited liability company (“Lindblade Media”) and CIM URBAN REIT PROPERTIES IX, L.P., a Delaware limited partnership (“CIM Urban REIT” and, together with 4750 Wilshire, 9460 Wilshire, 11600 Wilshire, 11620 Wilshire, 1130 Howard and Lindblade Media, and each additional borrower form time to time party to the Credit Agreement defined and described below, individually, “Borrower” and, collectively, and jointly and severally, “Borrowers”).

Reference is made to the Credit Agreement of even date herewith (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among Borrowers, each of the lenders (each, a “Lender” and collectively, “Lenders”) from time to time party thereto, and JPMorgan Chase Bank, N.A., a national banking association, as administrative agent for Lenders (in such capacity, “Administrative Agent”).  Terms used and not defined in this Agreement shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the terms and conditions of the Credit Agreement, Lenders have agreed to make one or more loans and other extensions of credit (collectively, the “Loan”) to Borrowers in an initial principal amount not to exceed Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00), as such amount may be increased from time to time, all as more particularly described in the Credit Agreement.  Pursuant to the Credit Agreement, Borrowers shall use the proceeds of the Loan for the purposes set forth therein.

Each Borrower acknowledges that it expects to receive financial and other support, directly or indirectly, from other Borrowers (including, without limitation, from the proceeds of the Loan).  Accordingly, each Borrower has determined that it is in its interest and to its financial benefit that each Borrower be jointly and severally liable for the Obligations.  In support of such joint and several Obligations, Borrowers have agreed to execute and deliver an agreement in the form hereof.

Accordingly, Borrowers agree as follows:

SECTION 1                            Indemnity and Contribution

A.                                    Definitions.  The following defined terms are used in this Section 1:

“Claiming Borrower”:  Any Borrower which has made an Excess Payment, until the amount thereof has been reduced to zero through reimbursements to such Borrower hereunder or otherwise.

“Excess Payment”:  The amount of any payment made by a Borrower to Administrative Agent or any Lender under the Credit Agreement, in excess of the amount of benefit directly or indirectly derived by such Borrower from Loan proceeds borrowed (which benefit may be derived by direct borrowing or otherwise).  Each reference to “payment made” or “proceeds borrowed” in the definition of both “Excess Payment” and “Payment Deficiency” shall refer to such payments made on or following, or borrowings outstanding as of, as applicable, the Maturity Date or earlier acceleration under the Loan.

“First Round Contributing Borrower”:  Each Borrower as to which a Payment Deficiency exists.

“Net Worth”:  At any point in time and subject to adjustment in accordance with the provisions of Sections 1C and/or 1D below, the difference between the following:  (1) the aggregate value of all assets (including contingent assets) of the applicable Borrower (at present fair saleable value), less (2) the aggregate amount of all liabilities (including contingent liabilities) of such Borrower.

“Payment Deficiency”:  The amount of benefit directly or indirectly derived by a Borrower from Loan proceeds borrowed (which benefit may be derived by direct borrowing or otherwise) in excess of payments made by such Borrower under the Credit Agreement.

“Second Round Claiming Borrower”:  Each Borrower that has made an Excess Payment that has not been completely reimbursed pursuant to Section 1B below and that has a negative Net Worth after giving effect to reimbursements made pursuant to Section 1B below.

“Second Round Contributing Borrower”:  Each Borrower having a positive Net Worth after giving effect to payments made or received by that Borrower pursuant to Section 1B below.

B.                                    First Round Contributions.  Each First Round Contributing Borrower shall be responsible, by way of contribution (and without duplication), for the reimbursement to each of the Claiming Borrowers of an amount equal to the Excess Payment of each Claiming Borrower; provided, that the aggregate amount owed by any First Round Contributing Borrower shall not exceed the Payment Deficiency of such First Round Contributing Borrower.  The aggregate amounts so reimbursed by all First Round Contributing Borrowers shall be allocated, among all Claiming Borrowers, in proportion to the Excess Payment made by each such Claiming Borrower as compared to the aggregate Excess Payments made by all such Claiming Borrowers.

C.                                    Second Round Contributions.  In the event that there exists one or more Second Round Claiming Borrowers, then there shall be a second contribution round for the benefit of each Second Round Claiming Borrower in accordance with this Section 1C.  The Second Round Contributing Borrowers shall reimburse, to each Second Round Claiming Borrower, an aggregate amount equal to the total remaining Excess Payments of such Second Round Claiming Borrower; provided, however, that in no event shall the amount so paid by any Second Round Contributing Borrower exceed the amount of its positive Net Worth (calculated before giving effect to the contribution made by such party under this Section 1C).  Subject to the foregoing proviso, the amount so contributed by each Second Round Contributing Borrower shall be equal to such total remaining Excess Payments multiplied by a fraction, the numerator of which is the positive Net Worth of such Second Round Contributing Borrower, and the denominator of which is the aggregate positive Net Worth of all Second Round Contributing Borrowers.  The aggregate amount of such contributions under this Section 1C shall, in turn, be allocated among such Second Round Claiming Borrowers in proportion to the remaining Excess Payment of each.

D.                                    Subsequent Round Contributions.  In the event that an Excess Payment made by a Second Round Claiming Borrower is not completely reimbursed pursuant to Section 1C above (or pursuant to any subsequent round of contribution payments made under this Section 1D), then there shall be a further contribution round in which each Borrower which made a contribution in the immediately preceding round and continues to have a positive Net Worth after giving effect thereto shall be responsible, by way of contribution, for its pro rata share of such remaining unreimbursed Excess Payments; provided, however, that no Borrower shall be required to make a contribution in excess of its positive Net Worth (calculated immediately prior to the making of such contribution).  The calculation of such further pro rata contribution obligations as between such contributing Borrowers, and the allocation of such contributions among such Claiming Borrowers, shall proceed in each such subsequent round in accordance with the respective proration and allocation provisions as set forth in Section 1C.  Nothing in this Section 1 shall affect any Borrower’s joint and several liability for all Obligations.

SECTION 2                            No Waiver of Other Rights.  All rights of each Borrower under Section 1 shall be in addition to and not in derogation of all other rights of indemnity, contribution, reimbursement or subrogation which each Borrower may have under applicable law in respect of the Credit Agreement, but in all events subject to the subordination provisions in Section 3.  However, each Borrower shall be entitled to only a single satisfaction of any claim giving rise to any rights under Section 1 and applicable law in respect of the Credit Agreement, and such other rights of indemnity, contribution, reimbursement or subrogation shall be expressly subordinate (in time and right of payment) to the contractual rights of each Borrower under Section 1.

SECTION 3                            Subordination.  All rights of each Borrower under Section 1 and all other rights of indemnity, contribution, reimbursement or subrogation under applicable law shall be fully subordinated to the indefeasible payment in full of all of the Obligations (other than contingent Obligations not yet due and payable).  No failure on the part of any Borrower to make the payments required by Section 1 or any other payments (including, without limitation, as a result of a stay upon the insolvency, bankruptcy or reorganization of such Borrower) arising by reason of any Borrower’s rights of indemnity, contribution, reimbursement or subrogation under applicable law in respect of the Credit Agreement shall limit the obligations of any in respect of the Credit Agreement, and each Borrower shall remain liable for the full amount of its respective Obligations to Administrative Agent and the Lenders under the Credit Agreement; provided, however, that such continuing liability shall not impair the rights of any Borrower under Section 2, subject to the foregoing subordination.

SECTION 4                            Waivers.

A.                                    Each of the Borrowers waives any right to require a Claiming Borrower to (i) proceed against any person, including another Borrower; (ii) proceed against or exhaust any collateral held from another Borrower or any other person; (iii) pursue any other remedy in the Claiming Borrower’s power; or (iv) make any presentments, demands for performance, or give any notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the payments required under this Agreement.

B.                                    Each Borrower waives any defense arising by reason of (i) any disability or other defense of, any other Borrower or any other person; (ii) the cessation from any cause whatsoever, other than payment in full, of any liability of any Borrower or any other Person; (iii) any act or omission by a Claiming Borrower which directly or indirectly results in or aids the discharge of a Borrower from the obligation to make payments required by this Agreement by operation of law or otherwise; and (iv) any modification of the Obligations, in any form whatsoever, including any modification made after revocation hereof to any Obligations incurred prior to such revocation, and including without limitation the renewal, extension, acceleration or other change in time for payment of the Obligations, or other change in the terms of the Obligations or any part thereof, including increase or decrease of the rate of interest thereon.

C.                                    Each Borrower waives all rights and defenses arising out of an election of remedies by a Claiming Borrower, even though that election of remedies might prejudice such Borrower’s rights of subrogation and reimbursement against another Borrower.

SECTION 5                            Termination.  This Agreement shall survive and remain in full force and effect so long as any amount remains owing under the Credit Agreement or any other Loan Document (other than contingent Obligations not yet due and payable), and shall continue to be effective or be reinstated, as the case may be, if at any time any part of a payment of principal of or interest on any Obligation is rescinded or must otherwise be restored by Administrative Agent, any Lender or any Borrower upon the bankruptcy or reorganization of any Borrower, or otherwise; provided, however, that any Borrower that is released from the Obligations pursuant to the terms and conditions of the Credit Agreement shall immediately cease to be a Borrower for purposes of this Agreement and shall be concurrently released from all liability hereunder.

SECTION 6                            No Waiver.  No failure on the part of any Borrower to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any Borrower preclude any other or further exercise or the exercise of any other right, power or remedy.  All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law.  No Borrower shall be deemed to have waived any rights under this Agreement unless the waiver is in writing and signed by the party or parties affected.

SECTION 7                            Binding Agreement.  Whenever in this Agreement any of the parties is referred to, the reference shall include the successors and assigns of the party; and all covenants, promises and agreements by or on behalf of the parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.  This Agreement shall not be amended or terminated, nor any provision herein waived, and no Borrower may assign or delegate any of its obligations under this Agreement (and any attempted assignment or delegation shall be void), without in each case the prior written consent of Administrative Agent.  Each Borrower acknowledges and agrees that Administrative Agent and each Lender are intended to the benefits created in favor of each Borrower by the indemnification and contribution provisions of this Agreement.

SECTION 8                            Severability.  To the extent that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, no party shall be required to comply with the provision for so long as the provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9                            Counterparts.  This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute but one instrument.  The counterpart signature pages may be detached and assembled to form a single original document.

SECTION 10                     Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signatures Begin on the Following Page]

The parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

BORROWER:

4750 WILSHIRE BLVD. (LA) OWNER, LLC,
a Delaware limited liability company

By:
Name:	David Thompson
Title:	Vice President and Chief Financial Officer

9460 WILSHIRE BLVD (BH) OWNER, L.P.,
a Delaware limited partnership

By:	9460 Wilshire Blvd GP, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

CIM/11600 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:	CIM/11600 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

[Signatures Continue on the Following Page]

CIM/11620 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By:	CIM/11620 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

1130 HOWARD (SF) OWNER, L.P.,
a Delaware limited partnership

By:	1130 Howard (SF) GP, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

LINDBLADE MEDIA CENTER (LA) OWNER, LLC,
a Delaware limited liability company

By:
Name:	David Thompson
Title:	Vice President and Chief Financial Officer

[Signatures Continue on the Following Page]

CIM URBAN REIT PROPERTIES IX, L.P.,
a Delaware limited partnership

By:	CIM Urban REIT GP II, LLC,
a Delaware limited liability company,
its general partner

By:
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer